Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

December 27, 2019

by and among

GTWY HOLDINGS LIMITED,

GTWY MERGER SUB CORP.

and

LEISURE ACQUISITION CORP.

i

EXHIBITS

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 27, 2019, is entered into by and among Leisure Acquisition Corp., a Delaware corporation (“LACQ”), GTWY Holdings Limited, a Canadian corporation (the “Company”), and GTWY Merger Sub Corp., a Delaware corporation (“Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.1 of this Agreement.

RECITALS

WHEREAS, LACQ is a blank check company incorporated as a Delaware corporation and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction, a business in the leisure industries, including gaming, recreation, travel and lodging (a “Business Combination”);

WHEREAS, the Company is a company incorporated under the CBCA that, through its Subsidiaries, carries on a gaming business in Canada;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of the Company, and was formed for the sole purpose of the Merger;

WHEREAS, at a special meeting of LACQ Stockholders held on November 26, 2019, the LACQ Stockholders approved proposals to, among other things, amend (i) the LACQ Governing Documents and (ii) the Trust Agreement, in each case, to extend the time period for LACQ to consummate a Business Combination to April 5, 2020 (clauses (i) and (ii) together, the “Extension Proposals”);

WHEREAS, the Parties wish to effect a Business Combination on the terms and conditions set out in this Agreement, which Business Combination will be effected by way of the Arrangement and Merger;

WHEREAS, in connection with the Business Combination, Vora has agreed to subscribe for three million (3,000,000) Company Units immediately following the effective time of the Recapitalization, pursuant to an agreement substantially in the form attached hereto as Exhibit A hereto (the “Vora Subscription Agreement”) and has agreed with LACQ to terminate the Contingent Forward Purchase Contract effective immediately as of and contingent upon the Closing;

WHEREAS, in connection with the Business Combination, LACQ, Vora, the Sponsors and the other parties thereto have entered into the Transaction Support Agreement, pursuant to which, among other things, Vora and the Sponsors have agreed to (i) irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of LACQ, Vora, Merger Sub, the Company, the Surviving Company or the Sponsors, 1,000,000 Sponsor Shares and (ii) amend the LACQ Warrant Agreement, in each case, in accordance with the terms of the Transaction Support Agreement;

WHEREAS, pursuant to the Arrangement, the Company will undertake the Recapitalization prior to the issuance of Company Shares and Exchange Warrants to holders of LACQ Common Stock under the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Merger Effective Time, Merger Sub shall merge with and into LACQ pursuant to the Merger, with LACQ surviving as the Surviving Company;

WHEREAS, in connection with the Transactions, the Company, certain LACQ Stockholders and certain Company Shareholders intend to enter into the Registration Rights Agreement at Closing;

WHEREAS, in connection with the Transactions, certain Company Shareholders and certain LACQ Stockholders intend to enter into the Shareholders Agreement with the Company, effective at the Closing;

WHEREAS, in connection with the Transactions, Vora and the Company intend to enter into the Vora Side Letter, effective at the Closing;

WHEREAS, the respective boards of directors or similar governing bodies of LACQ and Merger Sub have each approved and declared advisable the Transactions to which they are a party upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (with respect to LACQ, the “LACQ Board Recommendation”);

WHEREAS, the board of directors of the Company has approved and declared advisable the Transactions to which it is a party upon the terms and subject to the conditions of this Agreement and in accordance with the CBCA;

WHEREAS, in furtherance of the Transactions, LACQ shall provide an opportunity to the LACQ Stockholders to have their LACQ Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, LACQ’s certificate of incorporation and bylaws (the “LACQ Governing Documents”), the Trust Agreement and the Proxy Statement/Prospectus, in conjunction with, inter alia, obtaining approval of the Business Combination from the LACQ Stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to LACQ’s willingness to enter into this Agreement, certain Company Shareholders have executed the Gateway Voting Agreement; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, LACQ, the Company and Merger Sub each hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“$” or “Dollars” means dollars, the lawful currency of the United States.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, or any judicial, administrative or other proceeding or investigation, by or before any Governmental Authority.

“Additional Extension Meeting” has the meaning specified in Section 8.10(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control” shall have correlative meanings). Notwithstanding anything to the contrary herein, for purposes of this Agreement and any Ancillary Agreement, Inspired Entertainment, Inc. and any Subsidiary thereof shall not be deemed an “Affiliate” of LACQ.

“Affiliate Transaction” has the meaning specified in Section 5.27.

“AGCO” has the meaning specified in the definition of “Gaming Authority”.

“Aggregate Transaction Expenses” means an amount in Dollars equal to the sum of (i) Company Transaction Expenses, plus (ii) Net LACQ Transaction Expenses, plus (iii) Shared Transaction Expenses.

“AGLC” has the meaning specified in the definition of “Gaming Authority”.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternative Company Transaction” means, other than the transactions contemplated by this Agreement and the Ancillary Agreements (including the transactions with LACQ contemplated hereby, any Financing transaction and the Recapitalization), any (i) reorganization, liquidation, refinancing, dissolution or recapitalization of the Company, (ii) merger, capital stock exchange, consolidation, exchangeable share transaction or other business combination involving the Company or its Subsidiaries, (iii) purchase or sale of all or substantially all of the Company Shares or other Equity Securities of the Company or its Subsidiaries (including any rights to acquire, or securities convertible into or exchange for, any such Equity Securities) or the assets used primarily in the business of the Company or its Subsidiaries, or (iv) any similar transaction or business combination involving the Company, its Subsidiaries or their respective assets.

“Alternative Transaction Proposal” has the meaning specified in Section 7.7.

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholders Agreement, the Gateway Voting Agreement, the Transaction Support Agreement, the Company Loan Consent Letter, Vora Subscription Agreement, the articles of incorporation and bylaws of the Company described in Section 10.3(h) and such other agreements entered into in accordance with or pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority to which it is subject, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or supplement is acceptable to both the Company and LACQ acting reasonably).

“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Arrangement Effective Time” has the meaning specified in the Plan of Arrangement.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Arrangement, the Plan of Arrangement and this Agreement to be in a mutually agreed upon form.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

“Available Cash” means the sum of (i) the Trust Account Proceeds, plus (ii) the Vora Subscription Amount, plus (iii) the Net Financing Proceeds, if any.

“Available Pre-Closing Distribution Amount” means an amount equal to (i) Available Cash, less (ii) Aggregate Transaction Expenses, less (iii) the Company Loan Closing Payment. For the avoidance of doubt, if the foregoing calculation would result in a negative number, the “Available Pre-Closing Distribution Amount” shall be deemed to be zero.

“Available Pre-Closing Distribution Surplus” means the amount, if any, by which the Available Pre-Closing Distribution Amount exceeds $10,000,000.

“BCLC” has the meaning specified in the definition of “Gaming Authority”.

“Burdensome Condition” means a condition or requirement imposed by a Governmental Authority in connection with granting a Permit, Regulatory Approval or other consent or approval that would or would reasonably be expected to result in a Company Material Adverse Effect pursuant to subclause (a) of the definition of “Company Material Adverse Effect”.

“Business Combination” has the meaning specified in the Recitals.

“Business Combination Deadline” means the date by which LACQ must consummate a business combination or wind-up its affairs and dissolve pursuant to the LACQ Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions) made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of LACQ’s Securities.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia or New York, New York or Governmental Authorities in Canada, the United States or the State of Delaware are authorized or required by Law to close.

“CAD$” or “Canadian Dollars” means dollars in the lawful currency of Canada.

“Casino Cash” means all of the cash (and coin) in the gaming devices, cages and change banks (after giving effect to the contra accounts for gaming chip and tokens purchased), coin vaults, automated teller machines, ticket-in and ticket-out machines, safes, cash drawers and cash registers and any other money centers at the Owned Real Property or Leased Real Property, excluding the cash (and coin) provided by and owing to third party providers and any Gaming Authorities, including the British Columbia Lottery Corporation.

“Casino Operating Agreement” means any agreement in effect from time to time between a Gaming Authority and the Company or any of its Subsidiaries in respect of the casino and related operations of the Company and its Subsidiaries, and any other Material Contract with a Gaming Authority.

“CBCA” means the Canada Business Corporations Act.

“Certificate” has the meaning specified in Section 4.2(a).

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to section 192(7) of the CBCA in respect of the Articles of Arrangement.

“Certificate of Merger” has the meaning specified in Section 3.4.

“Change of Board Recommendation” has the meaning specified in Section 8.1(a).

“Circular” means the notice of the Company Special Meeting to be sent to Company Shareholders in connection with the Company Special Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference therein, as amended, supplemented or otherwise modified from time to time.

“Class A Warrants” means Company Warrants, (a) 1,897,533 of which will vest upon the Company’s share price trading at a price of at least $12.50 per share as of the close of the trading day for any twenty (20) trading days within a thirty (30) trading-day period commencing at least 150 days after the Closing through and including the second anniversary of the Closing at an exercise price of $0.001 and (b) 2,846,300 of which will vest upon the Company’s share price trading at a price of at least $15.00 per share as of the close of the trading day for any twenty (20) trading days within a thirty (30) trading-day period commencing at least 150 days after the Closing through and including the third anniversary of the Closing at an exercise price of $0.001.

“Class B Warrants, Series I” means Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise price of $11.50 and which shall be exercisable for a period of five (5) years commencing at the Arrangement Effective Date.

“Class B Warrants, Series II” means Company Warrants, each of which shall entitle the holder to purchase one (1) a Company Share at an exercise price of $12.50 and which shall be exercisable for a period of five (5) years commencing at the Arrangement Effective Date.

“Class B Warrants, Series III” means Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise price of $15.00 and which shall be exercisable for a period of seven (7) years commencing at the Arrangement Effective Date.

“Closing” has the meaning specified in Section 3.6.

“Closing Casino Cash” has the meaning specified in Section 3.11.

“Closing Date” has the meaning specified in Section 3.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each material labor agreement or collective bargaining agreement (including expired collective agreements which have not been renewed) with any labor union, labor organization or works council that govern the employment of any Company Employees.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes any individual designated by the Commissioner to act on his behalf.

“Company” has the meaning specified in the Preamble hereto.

“Company Affiliate” means an Affiliate of the Company.

“Company Disclosure Schedules” has the meaning specified in Article V.

“Company Employees” means all of the employees (including officers) of the Company or any of its Subsidiaries.

“Company Loan Agreement” means that certain Term Loan Agreement, dated as of October 22, 2019, among the Company, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

“Company Loan Closing Payment” has the meaning specified in Section 3.9(e).

“Company Loan Consent Letter” means the letter agreement, entered into as of the date hereof, between the Company, the Requisite Lenders (as defined in the Company Loan Agreement) and the Administrative Agreement (as defined in the Company Loan Agreement) pursuant to which the Requisite Lenders shall have, among other things, consented to this Agreement and the Transactions for purposes of the Company Loan Agreement.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change in applicable Laws or IFRS or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which the Company and its Subsidiaries, taken as a whole, operate or the economy as a whole, (iv) the announcement of this Agreement or the consummation of the Transactions, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (viii) any failure of Company to meet any projections or forecasts, provided that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (ix) any action taken (or omitted to be taken) at the written request of, or with written consent of, LACQ; provided, further, that any event, state of facts, condition, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase one (1) Company Share at the exercise price applicable to such option.

“Company Per Share Value” means the amount, calculated to six (6) decimal places, equal to the quotient obtained when (a) the sum of (i) $222,917,162, plus (ii) the Reimbursable Net LACQ Transaction Expenses, minus (iii) the Company Transaction Expenses payable by the Company in accordance with Section 3.9, minus (iv) the Company Pre-Closing Distribution Amount (the amounts in (i), (ii), (iii) and (iv) each determined in Dollars), is divided by (b) the number of Company Shares issued and outstanding immediately prior to the effective time of the Recapitalization.

“Company Plans” means all material employee benefit plans, programs, policies, practices, or other arrangements sponsored or maintained by the Company or any of its Subsidiaries, or to which any of the Company or its Subsidiaries is a party or bound or contributes or is obligated to contribute, or have any obligations or liability (contingent or otherwise), in which Company Employees, former employees of the Company or its Subsidiaries, current or former directors of the Company or its Subsidiaries or any beneficiaries or dependents thereof participate or pursuant to which payments are made, or benefits are provided, to Company Employees, former employees of the Company or its Subsidiaries, or current or former directors of the Company or its Subsidiaries (or their spouses, dependents or beneficiaries), including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, phantom stock or stock unit, severance, employment, change of control, fringe benefit, welfare, supplemental unemployment benefit, pension, profit sharing, termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health, medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, policy, agreement or arrangement, other than any Multiemployer Plan or plans established pursuant to and mandated by statute.

“Company Pre-Closing Distribution” has the meaning specified in Section 3.1(a)(iii).

“Company Pre-Closing Distribution Amount” means:

(i) if the Available Pre-Closing Distribution Amount is less than or equal to $10,000,000, an amount equal to the Available Pre-Closing Distribution Amount; and

(ii) if the Available Pre-Closing Distribution Amount is greater than $10,000,000, an amount equal to (A) $10,000,000, plus (B) 50% of the Available Pre-Closing Distribution Surplus.

“Company Shareholder” means a holder of Company Shares.

“Company Shareholder Approval” has the meaning specified in Section 3.2(a)(iii).

“Company Shares” means the common shares in the capital stock of the Company.

“Company Special Meeting” means a special meeting of the Company Shareholders to be held for the purpose of approving the Arrangement Resolution.

“Company Transaction Expenses” means (without duplication) the aggregate amount of any and all fees and expenses, other than Shared Expenses or share grants pursuant to the Management Equity Incentive Plan to the extent set forth on Section 5.7 of the Company Disclosure Schedules, incurred on or prior to Closing by or on behalf of, or paid or payable by, the Company (or, in any case, any Persons that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse) in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or the performance or consummation of the Transactions, including (i) all fees and expenses of outside legal counsel, financial advisors, investment bankers, accountants, auditors, advisors, brokers and other third parties, in connection with the Transactions, including all brokers’, finders’ or similar fees in connection with such Transactions; and (ii) any costs, fees or expenses incurred prior to Closing associated with obtaining the release and termination of any Liens in connection with such Transactions.

“Company Unit” means a unit of the Company’s Equity Securities, comprised of one (1) Company Share and one-half of one (1) Class B Warrant, Series I.

“Company Warrant” means a warrant to purchase one (1) Company Share at the exercise price applicable to such warrant.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34.

“Competition Act Approval” means one of the following has occurred if notice under section 114 of the Competition Act is required: (a) the Commissioner has issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Transactions or (b)(i) the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated under subsection 123(2) of the Competition Act, or the obligation to submit a notification under part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act, and (ii) the Commissioner shall have advised LACQ in writing that the Commissioner does not at that time intend to make an application under section 92 of the Competition Act in respect of the Transactions.

“Competition Bureau” means the Competition Bureau (Canada), an independent law enforcement agency of the Canadian government with authority promulgated under the Competition Act.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the Competition Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust Laws of any jurisdiction other than Canada and the United States.

“Confidential Filings” has the meaning specified in Section 9.1(j).

“Confidentiality Agreement” has the meaning specified in Section 12.9.

“Consolidation Ratio” means the quotient, calculated to six decimal places, obtained when (a) the Company Per Share Value, is divided by (b) ten Dollars ($10).

“Contingent Forward Purchase Contract” means that certain Contingent Forward Purchase Contract, dated December 1, 2017, by and between Vora and LACQ, as such agreement may be amended from time to time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, commitments or arrangements.

“Controlled Group Liability” means any and all liabilities of an ERISA Affiliate (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) under similar provisions of foreign laws or regulations.

“Court” means the Supreme Court of British Columbia.

“Customer Database” means all customer databases, loyalty databases, customers lists, historical records of customers and any other information collected, and, in each case, owned by the Company and/or its Subsidiaries with respect to its customers, including any information used in connection with marketing and promoting the business or Rewards Programs in connection therewith, but specifically excluding any customer databases, loyalty databases, customer lists, historical records of customers and any other information which is or are licensed or made available to the Company by or on behalf of a Gaming Authority.

“D&O Indemnitees” has the meaning specified in Section 7.9(a).

“Depositary” means such Person as the Company may, with the approval of LACQ acting reasonably, appoint to act as depositary in relation to the Arrangement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the LACQ Disclosure Schedules.

“Dissenting Company Shareholders” means Company Shareholders who validly exercise Dissent Rights.

“Dissent Rights” means the rights of dissent in respect of the Arrangement Resolution described in the Plan of Arrangement.

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means all Laws relating in full or in part to the protection of the Environment and includes, those Laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Material.

“Equity Securities” means, with respect to any Person, all shares of capital stock (including, in the case of the Company, the Company Shares), equity interests, profits interests and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants, stock appreciation rights, shares of restricted stock, restricted stock units or options exercisable or exchangeable for or convertible into any of the foregoing.

“ERISA” means Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Placement Warrant” has the meaning specified in Section 4.4(b).

“Exchange Public Warrant” has the meaning specified in Section 4.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, at any particular time, one (1) Company Share for each share of LACQ Common Stock, as such Exchange Ratio may be adjusted prior to such time in accordance with Section 3.10 (in which case the Exchange Ratio shall be calculated to six decimal places).

“Exchange Warrant” means the Exchange Public Warrants and the Exchange Placement Warrants.

“Excluded Shares” means shares of LACQ Common Stock, if any (i) held in the treasury of LACQ, (ii) redeemed in connection with a LACQ Share Redemption or (iii) that are Sponsor Shares required to be cancelled in accordance with Section 2.1(b).

“Existing Company Holders” means the holders of the Company Shares immediately prior to the Arrangement Effective Time, but excluding any Dissenting Company Shareholders.

“Existing Debt Facilities” means the Contracts set forth on Section 1.1(c) of the Company Disclosure Schedules.

“Expense Advancement Agreement” means the Expense Advancement Agreement, dated December 1, 2017, by and among LACQ, Hydra Management, LLC, MLCP GLL Funding LLC, and Vora.

“Extension Proposals” has the meaning specified in the Recitals.

“Final Order” means the order of the Court pursuant to the CBCA, in form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended with the consent of the Company and LACQ, each acting reasonably, at any time prior to the Arrangement Effective Time.

“Financial Advisor Engagement Letter” has the meaning specified in Section 5.25.

“Financial Statements” has the meaning specified in Section 5.11.

“Financing” has the meaning specified in Section 8.9.

“First Nations Contract” means any Contract (including a letter of intent) to which the Company or one or more Company Affiliates are a party or by which any of their respective assets are bound, excluding Real Property Leases, that relates to a First Nations Interest or to which a First Nations Person is a counterparty.

“First Nations Correspondence” has the meaning specified in Section 5.32(c).

“First Nations Interest” means any right, title or interest claimed or asserted by any First Nations Person.

“First Nations Person” means (i) an individual or group of individuals who are members of the Indian, Inuit and Métis peoples of Canada as recognized under Section 35 (2) of the Constitution Act, 1982 and that are located in Canada or (ii) any entity that is controlled by any of the foregoing, located in Canada.

“Form F-4” means the registration statement on Form F-4 of the Company with respect to registration of Company Shares and Company Warrants.

“Fundamental Representations” has the meaning specified in Section 10.3(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Authority” means any Governmental Authority (including crown corporations), with regulatory, licensing or permitting authority or jurisdiction over any gaming or horse racing operation, business or enterprise or any Gaming Facility owned or operated by the Company or its Subsidiaries, including the Alcohol and Gaming Commission of Ontario (the “AGCO”), the Alberta Gaming, Liquor and Cannabis Commission (the “AGLC”), the British Columbia Lottery Corporation (the “BCLC”), the Gaming Policy and Enforcement Branch, a division of British Columbia Ministry of Finance (“GPEB”) and the Ontario Lottery and Gaming Corporation (“OLG”) or any successors or replacements thereof.

“Gaming Authority Approvals” means the consents and approvals from each of the AGCO, AGLC, BCLC, GPEB and OLG, or any successors or replacements thereof relating to the Transactions.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino” and other property or assets related, ancillary or complementary thereto, or used in connection therewith, including any hotels, resorts, horserace tracks, off track wagering sites, bingo facilities, card clubs, theatres, parking facilities, recreational vehicle parks, retail shops, restaurants, pubs, golf courses, marinas, vessels, barges and ships and other similarly licensed facilities, related or ancillary businesses or recreation and entertainment facilities.

“Gaming Law” means a Law (including applicable regulations and related government guidance documents) in Canada that governs the provision of gaming (including gambling) products and services in Canada (including the Criminal Code, the Gaming Control Act (Ontario), the Gaming Control Act (British Columbia), and the Gaming and Liquor Act (Alberta)).

“Gaming Permit” means a Permit required by or issued pursuant to applicable Gaming Laws.

“Gateway Voting Agreement” means the voting agreement, attached hereto as Exhibit B, entered into among the Company Shareholders party thereto, the Company and LACQ.

“Governing Documents” has the meaning specified in Section 5.3.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, arbitrator or arbitral body, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GPEB” has the meaning specified in the definition of “Gaming Authority”.

“GST/HST” has the meaning specified in Section 5.15(i).

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may reasonably be expected to be imposed pursuant to Environmental Law.

“ICA Approval” means, and only if the Transactions are reviewable under Part IV of the Investment Canada Act: (a) the Minister of Innovation, Science and Economic Development (“Minister of ISED”) has sent a notice to LACQ pursuant to the Investment Canada Act stating that the Minister of ISED is satisfied that the Transactions are likely to be of net benefit to Canada, or that the Minister of ISED has been deemed to be satisfied that the Transactions are likely to be of net benefit to Canada; and, if required (b) the Minister of Canadian Heritage (“Minister of Heritage”) has sent a notice to LACQ pursuant to the Investment Canada Act stating that the Minister of Heritage is satisfied that the Transactions are likely to be of net benefit to Canada, or that the Minister of Heritage has been deemed to be satisfied that the Transactions are likely to be of net benefit to Canada.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board at the relevant time.

“Indebtedness” means with respect to any Person and its Subsidiaries, without duplication, any liabilities and obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment, premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such indebtedness) solely to the extent such indebtedness is prepaid, (b) capitalized lease obligations, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements, mortgages and similar instruments, (e) obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including any earn out liabilities associated with past acquisitions, (f) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person or any of its Subsidiaries and (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, in any manner.

“Intellectual Property” means all intellectual property, including any trademarks, trade names, business names, brand names, service marks, logos, indicia of source, internet domain names, computer software and computer programs (other than standard off-the-shelf software), works of authorship, copyrights, industrial designs, games, data, recipes, moral rights, designs, inventions and patents, formulae, processes, know-how and technology and trade secrets, whether domestic or foreign, registered or unregistered, as well as any applications, continuations, continuations in part, divisional applications, and goodwill associated with any of the foregoing.

“Intellectual Property Rights” includes any and all proprietary rights or protection existing from time to time in any jurisdiction: (i) under any patent Laws or other invention or discovery Laws, copyright Laws, moral rights Laws, trademark or unfair competition Laws, industrial design or design Laws, confidential information Laws, trade secret Laws or other similar Laws or arising from any Intellectual Property, whether registered or not, including applications and registrations for any of the foregoing; and (ii) as non-statutory or other unregistered or common law rights or protections for Intellectual Property.

“Intended Tax Treatment” has the meaning specified in Section 9.4(a).

“Interim Order” means the interim order of the Court pursuant to the CBCA made in connection with the Arrangement, in a form acceptable to the Company and LACQ, each acting reasonably, as such order may be amended, supplemented or varied by the Court with the consent of the Parties, each acting reasonably.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means any computer or other information technology systems used by the Company or any of its Subsidiaries in the conduct of the business.

“knowledge” means, with respect to the Company, the actual knowledge of Gabriel de Alba, Anthony Santo and Bradley Bardua, after reasonable inquiry.

“LACQ” has the meaning specified in the Preamble hereto.

“LACQ Board Recommendation” has the meaning specified in the Recitals.

“LACQ Common Stock” means common stock, par value $.0001 per share, of LACQ.

“LACQ Cure Period” has the meaning specified in Section 11.1(d).

“LACQ Disclosure Schedules” has the meaning specified in Article VI.

“LACQ Expense Statement” has the meaning specified in Section 3.9(a).

“LACQ Financial Statements” has the meaning specified in Section 6.9(d).

“LACQ Fundamental Representations” has the meaning specified in Section 10.2(a).

“LACQ Governing Documents” has the meaning specified in the Recitals.

“LACQ Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of LACQ or (b) the ability of LACQ to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “LACQ Material Adverse Effect” on or in respect of LACQ: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which LACQ operates or the economy as a whole, (iv) the announcement of this Agreement, any Ancillary Agreement or the consummation of the Transactions or any LACQ Share Redemptions, either individually or in the aggregate, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (viii) any action taken (or omitted to be taken) at the written request of, or with written consent of, the Company; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if an LACQ Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of LACQ relative to similarly situated companies in the industry in which LACQ conducts its operations.

“LACQ Material Contract” means a material Contract, as such term is defined under Regulation S-K of the Securities Act, to which LACQ is a party.

“LACQ Placement Warrant” means a warrant issued by LACQ pursuant to that certain Warrant Purchase Agreement, dated as of December 1, 2017, by and between LACQ and the purchasers named therein.

“LACQ Public Warrant” means a warrant issued by LACQ in its initial public offering to purchase one share of LACQ Common Stock at an exercise price of $11.50.

“LACQ Preferred Shares” has the meaning specified in Section 6.4.

“LACQ SEC Reports” has the meaning specified in Section 6.19.

“LACQ Securities” has the meaning specified in Section 6.4.

“LACQ Share Redemption” means the election of an eligible (as determined in accordance with the LACQ Governing Documents) holder of LACQ Common Stock to redeem all or a portion of the shares of LACQ Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the LACQ Governing Documents) in connection with Extension Proposals, an Additional Extension Meeting or the Transaction Proposals.

“LACQ Special Meeting” means a meeting of the holders of LACQ Common Stock to be held for the purpose of approving the Transaction Proposals.

“LACQ Stockholder” means a holder of LACQ Common Stock.

“LACQ Stockholder Approval” means the approval and adoption of this Agreement and consummation of the Transactions, by an affirmative vote of the holders of a majority of the outstanding shares of LACQ Common Stock at a stockholders’ meeting duly called and held for such purpose.

“LACQ Termination Fee” has the meaning set forth in Section 11.2(a).

“LACQ Transaction Expenses” means (without duplication) the aggregate amount of any and all fees and expenses, other than Shared Expenses, incurred on or prior to Closing by or on behalf of, or paid or payable by, LACQ (or, in any case, any Persons that LACQ pays or reimburses or is otherwise legally obligated to pay or reimburse) (a) in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or the performance or consummation of the Transactions, including all fees and expenses of outside legal counsel, financial advisors, investment bankers, accountants, auditors, advisors, brokers and other third parties, in connection with the Transactions, including brokers’, finders’ or similar fees in connection with such Transactions incurred by or on behalf of LACQ (and in any case, excluding the value of any LACQ Warrants issued in connection with the repayments of promissory notes pursuant to the Expense Advancement Agreement) or (b) as otherwise described on Section 1.2 of the LACQ Disclosure Schedules (without duplication).

“LACQ Warrant” means the LACQ Public Warrants and the LACQ Placement Warrants.

“LACQ Warrant Agreement” means that certain Warrant Agreement, dated as of December 1, 2017, by and between LACQ and Continental Stock Transfer & Trust Company.

“Law” means any statute, law (including common law), ordinance, rule, code, regulation or Governmental Order, in each case, of any Governmental Authority and having the force of law.

“Leased Personal Property” means all personal or movable property leased or subleased by the Company or any of its Subsidiaries.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or any of its Subsidiaries as lessee, sublessee or licensee pursuant to a Real Property Lease.

“Legacy Shareholders Agreement” means the shareholders agreement of the Company dated September 16, 2010, by and among the Company and certain of the Company Shareholders.

“Legal Proceedings” has the meaning specified in Section 5.14.

“Letter of Transmittal” has the meaning specified in Section 4.2(a).

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lease, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or offer, license or other lien of any kind.

“Management Equity Incentive Plan” means the management equity incentive plan of the Company, to be entered into by and between the Company and senior management of the Company on or before the Closing Date, which plan is attached as Exhibit C hereto.

“Material Approval” has the meaning specified in Section 9.1(c).

“Material Contracts” means any Contract (including a letter of intent) to which the Company or one or more of its Subsidiaries are a party or by which any of their respective assets are bound that: (a) if terminated would materially impair the ability of the Company or any of its Subsidiaries to carry on its respective business in the ordinary course of business or would constitute a Company Material Adverse Effect; (b) is a casino operational services agreement or operational services agreements in respect of any Gaming Facility owned or operated by the Company or its Subsidiaries (collectively, the “Operational Services Agreements”); (c) contains any non-competition obligations that would materially restrict or limit the ability to conduct the gaming operations or otherwise restricts or purports to restrict in any material way the gaming operations of the Company or its Subsidiaries (except as contained in the Operational Services Agreements); (d) relates to Indebtedness or the granting or evidencing a Lien on any material property or asset of the Company or any Subsidiary thereof (other than a Permitted Lien), including the Existing Debt Facilities (a “Material Debt Contract”); (e) is a Contract with an Affiliate, director, officer, equityholder or shareholder of the Company or a Subsidiary thereof or with an Affiliate of any such Person or that is otherwise set forth on Section 5.27 of the Company Disclosure Schedules; (f) is a joint venture, alliance or partnership agreement (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); (g) relates to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders or Contracts for material, supplies, equipment or other assets or properties or services in the ordinary course of business) since December 31, 2018 in excess of $1,000,000 individually, or $5,000,000 in the aggregate or is with a Material Supplier, excluding any expenditures or purchases related to any construction or development projects of the Company or its Subsidiaries; (h) involves the future disposition or acquisition of assets or properties in connection with any merger, consolidation or similar business combination transaction, whether or not enforceable, involving consideration of more than $1,000,000 individually, or $5,000,000 in the aggregate; (i) relates to a completed acquisition by the Company or its Subsidiaries since December 31, 2018 of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company or its Subsidiaries has continuing obligations as of the date hereof; (j) involves any resolution or settlement since December 31, 2018 of any actual or threatened litigation, arbitration, claim or other dispute, excluding any claims covered by insurance, involving (A) payment obligations in excess of $5,000,000 individually or $10,000,000 in the aggregate or (B) material non-monetary restrictions or obligations on the part of the Company or its Subsidiaries which remain in effect as of the date hereof (“Material Settlement Agreement”); (k) provides for indemnification by the Company or its Subsidiaries (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); or (l) the Material Real Property Leases.

“Material Debt Contract” has the meaning specified in the definition of “Material Contracts”.

“Material Permit” means any Permit of the Company and/or its Subsidiaries that is material to the operation of their respective businesses.

“Material Real Property Leases” means the Real Property Leases set forth on Section 5.17 of the Company Disclosure Schedules.

“Material Settlement Agreement” has the meaning specified in the definition of “Material Contracts”.

“Material Suppliers” has the meaning specified in Section 5.8(b).

“Merger” has the meaning specified in Section 3.4.

“Merger Effective Time” has the meaning specified in Section 3.4.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Stockholder Approval” has the meaning specified in Section 5.1(c).

“Minimum Casino Cash” means the amount of Casino Cash that the Company’s businesses are required to have pursuant to applicable Law.

“Minister of Heritage” has the meaning specified in the definition of “ICA Approval”.

“Minister of ISED” has the meaning specified in the definition of “ICA Approval”.

“Misrepresentation” has the meaning specified in Section 3.2(f).

“Multiemployer Plan” means a Company Plan that applies to or permits participation by employers that are not Affiliates of the Company, including any “multi-employer pension plan” as that term is defined under subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction and any “multi-employer plan” as that term is defined in subsection 8500(1) of the Tax Act, and any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NASDAQ” means the NASDAQ Stock Market.

“Net Financing Proceeds” means the amount of any proceeds actually received by the Company in connection with any Financing, net of any transaction expenses or other fees attributable thereto.

“Net LACQ Transaction Expenses” means (x) LACQ Transaction Expenses minus (y) the sum of (1) any cash held by LACQ outside of the Trust Account as of immediately prior to the Closing plus (2) the difference between (a) the amount of cash remaining in the Trust Account immediately following any LACQ Share Redemptions and (b) the product of (i) the number of shares of LACQ Common Stock that are eligible for redemption that were not redeemed as of immediately prior to the Closing and (ii) US$10.00.

“Notice Period” has the meaning specified in Section 8.1(d)(ii).

“NYSE” means the New York Stock Exchange.

“OLG” has the meaning specified in the definition of “Gaming Authority”.

“Operational Services Agreements” has the meaning specified in the definition of “Material Contracts”.

“Outside Date” has the meaning specified in Section 11.1(c)(iii).

“Owned Personal Property” means all personal or movable property owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Party” or “Parties” has the meaning specified in the Preamble hereto.

“PCI DSS” has the meaning specified in Section 5.29(b).

“Permits” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, registration or other authorization of and from any person, including any Governmental Authority and Gaming Authority.

“Permitted Distributions” has the meaning specified by Section 7.2.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (if deemed appropriate), (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS on the Financial Statements, (c) Liens securing rental payments under capital lease agreements, (d) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are title exceptions disclosed on the title insurance policy for the Leased Real Property, or (ii) do not materially interfere with the present uses, value or marketability of such real property, (e) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, other than Indebtedness under the Existing Debt Facilities, and (f) Liens described on Section 1.1(b) of the Company Disclosure Schedules.

“Per Share Merger Consideration” means, for each one (1) share of LACQ Common Stock, that number of Company Shares equal to the Exchange Ratio in effect immediately prior to the Merger Effective Time.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that can be used to personally identify, locate or contact an individual, including an employee, contractor, customer, or potential customer of Company or its Subsidiaries including, without limitation: name, address, telephone number and electronic mail address sensitive personally identifiable information (e.g., social security number, social insurance number, bank account number or credit card number) and any special categories of personal information regulated or covered by Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy.

“Plan of Arrangement” means the plan of arrangement under section 192 of the CBCA substantially in the form and content of Exhibit D hereto, as the same may be amended from time to time in accordance with this Agreement or the Plan of Arrangement.

“Pre-Closing Transactions” has the meaning specified in Section 2.1.

“Privacy Contracts” has the meaning specified in Section 5.29(a).

“Privacy Laws” means all Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy laws, rules and regulations that apply to the Company or its Subsidiaries.

“Prohibited Payment” has the meaning specified in Section 5.26(b).

“Proposed Changed Terms” has the meaning specified in Section 8.1(d)(iv).

“Proxy Statement” means the proxy statement filed by LACQ on Schedule 14A with respect to the LACQ Special Meeting to approve the Transaction Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, including the Proxy Statement, relating to the Transactions which shall constitute a proxy statement of LACQ to be used for the LACQ Special Meeting to approve the Transaction Proposals (which shall also provide the LACQ Stockholders with the opportunity to redeem their shares of LACQ Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Company Shares to be offered and issued to the LACQ Stockholders and the effect of the Transactions on the LACQ Warrants pursuant to Section 4.4, in all cases in accordance with and as required by the LACQ Governing Documents, applicable Law, and the rules and regulations of NASDAQ or the NYSE, as applicable.

“PST” has the meaning specified in Section 5.15(i).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning specified in Section 5.17(a)(ii).

“Recapitalization” has the meaning specified in Section 3.1(a)(i).

“Registration Rights Agreement” means the registration rights agreement substantially in the form and content of Exhibit E hereto, to be entered into between the Company, certain LACQ Stockholders and certain Company Shareholders at Closing.

“Regulatory Approvals” means, collectively, approvals required under the Competition Act Approval, Gaming Authority Approvals, ICA Approval and all other sanctions, rulings, consents, filings, orders, registrations, exemptions, permits and no action letters, approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority required in order to effect the Closing in accordance with applicable Laws.

“Reimbursable Net LACQ Transaction Expenses” means the product obtained when (i) the Net LACQ Transaction Expenses are multiplied by (ii) 1.279434.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the Environment that would constitute a violation of Environmental Law.

“Retained Cash” means an amount to be determined by the Company not to exceed one percent (1%) of the Trust Account Proceeds.

“Rewards Programs” has the meaning specified in Section 5.28(b).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Trade Control Laws (including Russia, Cuba, Iran, North Korea, Sudan, Syria and Crimea region of Ukraine).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” has the meaning specified in Section 5.27.

“Shared Expenses” means (without duplication) the aggregate amount of any and all fees and expenses incurred by or on behalf of, paid or payable by, the Company or LACQ (or, in any case, any Persons that the Company or LACQ pays or reimburses or is otherwise legally obligated to pay or reimburse) (a) after the date hereof and prior to the Closing (i) in connection with the preparation and filing of the Proxy Statement/Prospectus and the Form F-4, including all documented, third-party out-of-pocket fees and expenses of outside legal counsel, financial advisors, investment bankers, accountants, auditors, advisors, brokers, printers, transfer agents, proxy solicitors and other third parties, in each case, solely to the extent actually incurred in connection with work performed and actions taken after the date of this Agreement, (ii) associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority in connection with the Transactions and (iii) in connection with LACQ’s compliance with its obligations under Section 8.9; and (b) in connection with all transaction bonuses, retention bonuses and change of control payments and any other similar obligations that are owed to any Person arising from or that will be triggered, either automatically or with the passage of time, as a result of or in connection with such Transactions and the consummation thereof, in each case, to the extent set forth on Section 1.3 of the LACQ Disclosure Schedules or Section 5.7 of the Company Disclosure Schedules, and the employer portion of any Taxes payable in connection therewith.

“Shareholders Agreement” means the shareholders agreement, attached as Exhibit F hereto, entered into between the Company, certain LACQ Stockholders and certain Company Shareholders, which shall become effective at Closing.

“Sponsor Share” means a share of LACQ Common Stock held by a Sponsor or Vora.

“Sponsor Warrant” means a LACQ Warrant held by a Sponsor or Vora.

“Sponsors” means Daniel B. Silvers, A. Lorne Weil, George Peng, Eric Carrera, MLCP GLL Funding LLC, Matthews Lane Capital Partners LLC and Hydra LAC, LLC.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is or controls, directly or indirectly, a general partner or managing member.

“Superior Business Combination Proposal” shall mean an unsolicited bona fide written offer made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of LACQ’s Securities, that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (ii) is on terms and conditions that the LACQ board of directors determines in good faith, following consultation with its outside legal counsel and financial advisor, is reasonably likely to be more favorable, from a financial point of view, to LACQ stockholders than the terms contemplated by this Agreement; and (iii) is more likely than not to be consummated by the Outside Date; provided, however, that any such offer shall not be deemed to be a “Superior Business Combination Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Company” has the meaning specified in Section 3.4.

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), and the regulations thereunder, as amended.

“Tax Return” means any return, declaration, election, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales (including GST/HST and provincial sales), use, transfer, registration, alternative or add-on minimum, government-sponsored pension plan premiums or contributions (including Canada Pension Plan and any provincially mandated pension plans), employment/unemployment insurance, employer health or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating LACQ Breach” has the meaning specified in Section 11.1(d).

“Terminating Company Breach” has the meaning specified in Section 11.1(c).

“Trade Control Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the Office of Foreign Assets Control or the U.S. Department of State) and the United Nations Security Council, and all anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of Treasury’s Internal Revenue Service.

“Transaction Proposals” has the meaning specified in Section 8.7(a).

“Transaction Support Agreement” means the Transaction Support Agreement, attached as Exhibit G hereto, entered into between each of the Sponsors, LACQ, Vora and the other parties thereto, which shall become effective at Closing and to which the Company shall be an express third-party beneficiary.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, the Arrangement and the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, property or other similar Taxes.

“Trust Account Proceeds” means (i) the number of shares of LACQ Common Stock remaining in the Trust Account after the LACQ Share Redemptions, multiplied by (ii) $10.00.

“Trust Account” has the meaning specified in Section 6.20.

“Trust Account Amount” has the meaning specified in Section 8.3.

“Trust Agreement” has the meaning specified in Section 6.20.

“Trustee” has the meaning specified in Section 6.20.

“Unaudited Financial Statements” has the meaning specified in Section 5.11.

“Vora” means HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company.

“Vora Side Letter” means that certain letter agreement, dated as of the date hereof, by and between the Company and Vora.

“Vora Subscription Amount” means an amount equal $62,500,000.

“Vora Subscription Agreement” has the meaning set forth in the Recitals

Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) all references to “ordinary course,” “ordinary course of business” and “ordinary course of business consistent with past practice” shall mean, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past custom and practice (including with respect to frequency, quantity and magnitude). Unless the context otherwise requires, references herein: (v) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (w) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof (and, if applicable, as permitted by this Agreement) (x) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (y) to a Person are also to its successors and permitted assigns; and (z) the use of “or” is not intended to be exclusive unless expressly indicated otherwise. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 1.3 Currency; Exchange Rate. All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars or Canadian Dollars, as appropriate, on the terms and conditions set forth herein. For purposes of any currency conversion required under or in connection with this Agreement, the rate of exchange to be used in computing the amount of currency equivalent of (a) Dollars in Canadian Dollars shall be made at a thirty (30)-day trailing average of the closing daily exchange rates published by the Wall Street Journal (U.S. online edition) (http://quotes.wsj.com/fx/USDCAD) and (b) Canadian Dollars in Dollars shall be made at a thirty (30)-day trailing average of the closing daily exchange rates published by the Wall Street Journal (U.S. online edition) (http://quotes.wsj.com/fx/CADUSD), or, in each case at such other rate as agreed in writing by LACQ and the Company.

Article II.
PRE-CLOSING TRANSACTIONS

Section 2.1 Pre-Closing Transactions. The Parties agree that the following transactions (the “Pre-Closing Transactions”) shall be implemented prior to the Arrangement Effective Time, in each case in accordance with, and subject to the terms and conditions contained in, this Agreement:

(a) the Company shall have approved the Management Equity Incentive Plan;

(b) the Company and Vora shall have entered into the Vora Subscription Agreement; and

(c) pursuant to the terms of and as further specified in the Transaction Support Agreement, LACQ, Vora and the Sponsors shall have (i) irrevocably caused to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of LACQ, Vora, Merger Sub, the Company, the Surviving Company or the Sponsors, 1,000,000 Sponsor Shares, and (ii) amended the LACQ Warrant Agreement in accordance with the terms of the Transaction Support Agreement.

Article III.
THE ARRANGEMENT; COMPANY SPECIAL MEETING; MERGER; CLOSING

Section 3.1 Arrangement. The Parties agree that the Transactions will be implemented in accordance with, and subject to the terms and conditions contained in, this Agreement and the Plan of Arrangement. Without limiting the generality of the foregoing, pursuant to the Arrangement:

(a) commencing at the Arrangement Effective Time, and prior to the Merger Effective Time:

(i) the articles of the Company shall be amended such that each Company Share issued and outstanding immediately prior to the Arrangement Effective Time (but excluding any Company Shares held by Dissenting Company Shareholders that are cancelled in accordance with the Plan of Arrangement) shall be converted into that number of Company Shares equal to the Consolidation Ratio (the “Recapitalization”);

(ii) the Company shall issue to the Existing Company Holders, on a pro rata basis in accordance with their proportionate ownership of Company Shares, the following Company Warrants, so that immediately prior to the Merger Effective Time (and subject to the issuance of any equity securities pursuant to and in accordance with a Financing) the Company’s issued and outstanding Company Warrants shall consist of:

(A) in the aggregate, four million seven hundred and forty-three thousand, eight hundred and thirty three (4,743,833) Class A Warrants;

(B) in the aggregate, six million three hundred and twenty-five thousand, one hundred and ten (6,325,110) Class B Warrants, Series I;

(C) in the aggregate, six million three hundred and twenty-five thousand, one hundred and eleven (6,325,111) Class B Warrants, Series II; and

(D) in the aggregate, six million three hundred and twenty-five thousand, one hundred and eleven (6,325,111) Class B Warrants, Series III;

(iii) the Company shall declare a cash distribution on the Company Shares payable to the Existing Company Holders (the “Company Pre-Closing Distribution”) in an aggregate amount equal to the Company Pre-Closing Distribution Amount, which Company Pre-Closing Distribution shall be paid to the Existing Company Holders following the Merger Effective Time;

(iv) the Company shall issue an aggregate of 1,280,835 Company Options, to the Participants (as defined in the Plan of Arrangement) in accordance with Schedule 5.7 of the Company Disclosure Schedules, which Company Options shall have the terms and conditions set forth in Schedule 5.7 of the Company Disclosure Schedules; and

(v) Following the actions described in the foregoing clauses (i), (ii), (iii) and (iv), Vora shall subscribe for three million (3,000,000) Company Units, at a subscription price of $10.00 per Company Unit, pursuant to and in accordance with the Vora Subscription Agreement.

(b) at the Merger Effective Time, the holders of LACQ Common Stock immediately prior to such time shall be entitled to receive the Per Share Merger Consideration in exchange for their LACQ Common Stock, in accordance with Section 4.1(a)(i); and

(c) at the Merger Effective Time, holders of LACQ Warrants immediately prior to such time shall be entitled to receive the Company Warrants in exchange for their LACQ Warrants, in accordance with Section 4.4.

Section 3.2 Interim Order, Company Special Meeting, Circular and Final Order.

(a) As promptly as practicable following the execution of the Agreement, the Company agrees to apply pursuant to section 192(4) of the CBCA for, and in cooperation with LACQ prepare, file and diligently pursue an application for, the Interim Order, the terms of which shall be acceptable to LACQ acting reasonably, which will provide, among other things:

(i) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Special Meeting and for the manner in which notice is to be provided;

(ii) for confirmation of the record date in respect of the Company Special Meeting;

(iii) that the requisite approval for the Arrangement Resolution (the “Company Shareholder Approval”) will be (i) two-thirds of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Special Meeting, and (ii) such other approval, if any, as is required by the Court;

(iv) that, in all other respects, the terms, restrictions and conditions of the Company’s articles and by-laws, including quorum requirements and all other matters, will apply in respect of the Company Special Meeting;

(v) for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Special Meeting in accordance with the Interim Order and that the Company Special Meeting may be adjourned or postponed in accordance with the terms of this Agreement from time to time by the Company without the need for additional approval of the Court;

(viii) that the record date for Company Shareholders entitled to notice of and vote at the Company Special Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Special Meeting, unless required by Law; and

(ix) for such other matters as the Company may reasonably request, subject to obtaining the prior consent of LACQ, such consent not to be unreasonably withheld or delayed.

(b) Subject to the terms of this Agreement, the Company agrees to convene and conduct the Company Special Meeting in accordance with the Interim Order, the articles and by-laws of the Company and applicable Laws as soon as reasonably practicable after the execution and delivery of this Agreement. The Company shall provide prior written notice to LACQ of any cancellation, adjournment or postponement of the Company Special Meeting.

(c) The Company will promptly advise LACQ of any written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Law, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution. The Company will not make any payment or settlement offer, or agree to any such settlement, before the Merger Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless LACQ has given its prior written consent to such payment, settlement offer or settlement as applicable.

(d) Subject to LACQ’s compliance with Section 3.2(e), promptly after the execution of this Agreement, the Company will prepare and complete the Circular together with any other documents required by Law in connection with the Company Special Meeting and the Arrangement, and the Company will, as promptly as reasonably practicable after obtaining the Interim Order, cause the Circular and other documentation required in connection with the Company Special Meeting to be filed and to be sent to each Company Shareholder and any other Person as required by the Interim Order or Law. The Company shall provide LACQ with a reasonable opportunity to review and comment on the Circular and shall give reasonable consideration all such comments.

(e) LACQ will on a timely basis furnish to the Company all such information regarding LACQ, its Affiliates and any financing sources, as applicable, as may be reasonably requested by the Company or required by Law to be included in the Circular and other documents related thereto and the Company shall include such information in the Circular in a manner and to the extent as is mutually agreed by itself and LACQ. LACQ will ensure that no such information will include any Misrepresentation. LACQ hereby indemnifies and saves harmless the Company from and against any and all liabilities, claims, demands, losses, costs, damages and reasonable expenses to which the Company may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Circular that was provided by LACQ specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Governmental Authority based on such a Misrepresentation or alleged Misrepresentation.

(f) The Company will ensure that the Circular complies in all material respects with the Interim Order and applicable Laws, and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (a “Misrepresentation”) (other than with respect to any information furnished by LACQ) and will provide the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Special Meeting.

(g) Company and LACQ will promptly notify each other if, at any time before the Arrangement Effective Date, it becomes aware that the Circular contains a Misrepresentation, or that any information contained in, or omitted from, the Circular otherwise requires an amendment or supplement to the Circular, and the Parties will cooperate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and the Company will promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to the Company Shareholders. LACQ will reimburse the Company for any reasonable expenses incurred if, due to a Misrepresentation or due to material information contained in, or omitted from, the Circular, a change is required to the information in respect of LACQ included in the Circular.

(h) If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Special Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company will as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192(4) of the CBCA.

(i) The Company shall give notice to LACQ of the Company Special Meeting and allow LACQ’s representatives and legal counsel to attend the Company Special Meeting.

(j) The Company shall not change the record date for the Company Shareholders entitled to vote at the Company Special Meeting in connection with any adjournment or postponement of the Company Special Meeting, unless required by Law.

Section 3.3 Court Proceedings. LACQ shall cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information required by applicable Law to be supplied by LACQ in connection therewith as requested by the Company in writing. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a) diligently pursue, and cooperate with LACQ in diligently pursuing, the Interim Order and the Final Order;

(b) provide legal counsel to LACQ with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c) provide LACQ on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(e) not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or as required by Law; and

(f) oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to LACQ, and affording LACQ an opportunity to consult regarding same which is reasonable in the circumstances.

Section 3.4 Merger. Subject to the terms and subject to the conditions set forth in this Agreement, on the Arrangement Effective Date the Company and Merger Sub shall cause Merger Sub to be merged with and into LACQ (the “Merger”), with LACQ being the surviving corporation (the “Surviving Company”) following the Merger, and upon the Merger the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and LACQ in customary form (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by LACQ and the Company in writing and specified in the Certificate of Merger (the “Merger Effective Time”); provided, that, under no circumstances shall the Merger Effective Time occur until after the completion of the transactions described in Section 3.2 of the Plan of Arrangement that are deemed to occur prior to the Merger Effective Time.

Section 3.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 3.6 Closing. Subject to the terms and conditions of this Agreement, the closing of the Arrangement and Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as LACQ and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, LACQ, the Company and Merger Sub shall (i) file or cause to be filed with the Director the Articles of Arrangement and such other documents as may be required in order to effect the Arrangement, and (ii) cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in sections 251 and 103 of the DGCL.

Section 3.7 Certificate of Incorporation and Bylaws of the Surviving Company. At the Merger Effective Time, (i) the certificate of incorporation of LACQ as in effect immediately prior to the Merger Effective Time shall be amended and restated as set forth in the Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of LACQ as in effect immediately prior to the Merger Effective Time shall become the bylaws of the Surviving Company, until thereafter amended as provided therein or by the DGCL.

Section 3.8 Directors and Officers of the Surviving Company. The directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers, respectively, of the Surviving Company, and such individuals shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 3.9 Payment of Expenses, Trust Account, Company Pre-Closing Distribution Amount and Cash Available to Repay the Company Loan.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, LACQ shall provide to the Company a written report (the “LACQ Expense Statement”) setting forth a list of all LACQ Transaction Expenses and all Shared Expenses incurred by LACQ (together with written invoices and wire transfer instructions for the payment thereof). On the Closing Date, LACQ shall pay or cause to be paid by wire transfer of immediately available funds all LACQ Transaction Expenses and all such Shared Expenses incurred by LACQ. For the avoidance of doubt, such LACQ Transaction Expenses shall be payable by LACQ from amounts released from the Trust Account following the Closing.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall in good faith provide to LACQ a written report (the “Company Expense Statement”) setting forth a list of all Company Transaction Expenses and all Shared Expenses incurred by the Company (together with written invoices and wire transfer instructions for the payment thereof). On or prior to the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Expenses and all such Shared Expenses incurred by the Company.

(c) No sooner than three (3) or later than two (2) Business Days prior to the Closing Date, LACQ shall provide to the Company a written report setting forth the amount of the Trust Account as of the Closing Date.

(d) No later than one (1) Business Day prior to the Closing Date, the Company shall provide to LACQ a written report (the “Calculation Report”) with appropriate detailed backup setting forth the Company’s calculation of the Cash Available to Repay the Company Loan and the Company Pre-Closing Distribution Amount. The Company and its representatives who prepared the Calculation Report shall be fully available to explain the Calculation Report to LACQ and its advisors and will take into account LACQ’s comments and revise such report as appropriate based on LACQ’s comments.

(e) At or prior to Closing, the Company shall have repaid outstanding Indebtedness under the Company Loan Agreement in an amount equal to (a) Available Cash, minus (b) Aggregate Transaction Expenses (minus the Retained Cash) (such amount, the “Company Loan Closing Payment”); provided, that in no event shall the Company Loan Closing Payment exceed the aggregate amount then-outstanding under the Company Loan Agreement.

Section 3.10 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of LACQ Common Stock, or outstanding Company Shares following the effective time of the Recapitalization and prior to the Merger Effective Time (without, in the case of the Company Shares, giving effect to the issuance of equity securities in connection with a Financing or pursuant to and in accordance with this Agreement), shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (but excluding, for greater certainty, the Recapitalization), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein (including, for the avoidance of doubt, the Exchange Ratio) which is based upon the number of shares of LACQ Common Stock (or on the number of Common Shares following the effective time of the Recapitalization and prior to the Merger Effective Time) will be appropriately adjusted to provide to the Existing Company Holders and the holders of LACQ Common Stock, Company Shares following the Recapitalization, LACQ Warrants or Company Warrants following the Recapitalization, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.10 shall not be construed to permit LACQ to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

Section 3.11 Calculation of Casino Cash. The Company will confirm the amount of Casino Cash as of 11:59 p.m. (Vancouver time) on the day that is two (2) Business Days immediately prior to the Closing Date (the “Closing Casino Cash”), by conducting a physical count of the Casino Cash as of such time. LACQ shall have the right to designate representatives to monitor and observe such physical count. Based upon the results of such physical count, the Company shall provide LACQ at the Closing with a written certification executed by the Company setting forth the amount of such Closing Casino Cash.

Section 3.12 Fractional Shares. If the Arrangement would otherwise result in the aggregate number of Company Shares receivable by a Person pursuant to the Arrangement (including, for the avoidance of doubt, in consideration for such Person’s shares of LACQ Common Stock upon the Merger) including a fraction of a Company Share, then the aggregate number of Company Shares receivable by any such Person pursuant to the Arrangement shall be rounded down to the nearest whole number and no compensation shall be payable to such Person in lieu of any such fractional Company Share.

Article IV.
EFFECTS OF THE MERGER

Section 4.1 Exchange of Stock.

(a) At the Merger Effective Time, by virtue of the Merger and in accordance with the Plan of Arrangement, without any action on the part of any LACQ Stockholder:

(i) each share of LACQ Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Excluded Shares) shall thereupon be converted into the right to receive, and the holder of such LACQ Common Stock shall be entitled to receive, for each such share of LACQ Common Stock, the Per Share Merger Consideration; and

(ii) each such share of LACQ Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article IV shall, as of and from the Merger Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of LACQ Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of LACQ Common Stock shall have been converted in accordance with the Plan of Arrangement.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Company.

(c) At the Merger Effective Time, in consideration for the agreement by the Company to issue the Per Share Merger Consideration to former holders of LACQ Common Stock pursuant to the Merger, the Surviving Company shall issue to the Company, in addition to any securities of the Surviving Company issued to the Company in accordance with Section 4.1(b), that number of shares of common stock, par value $0.0001 per share, of the Surviving Company equal to the number of shares of LACQ Common Stock that are exchanged for Company Shares in accordance with Section 4.1(a)(i).

(d) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Excluded Shares, each Excluded Share shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

Section 4.2 Delivery of Per Share Merger Consideration.

(a) As promptly as reasonably practicable after the date hereof, LACQ shall cause to be mailed or otherwise delivered to each holder of record of LACQ Common Stock a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned, or delayed) (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the LACQ Common Stock shall pass, only upon delivery of the LACQ Common Stock to the Depositary (including all certificates representing LACQ Common Stock (each, a “Certificate” and, collectively, the “Certificates”), to the extent such shares of LACQ Common Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Certificates representing LACQ Common Shares of the holder of such LACQ Common Shares, to the extent such LACQ Common Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be requested by the Company or Depositary, the holder of such LACQ Common Stock shall be entitled to receive in exchange therefor the Per Share Merger Consideration in accordance with Section 4.1(a) and the Plan of Arrangement. Until surrendered as contemplated by this Section 4.2(b), each share of LACQ Common Stock shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holder of LACQ Common Stock is entitled to receive in respect of such shares pursuant to this Article IV and the Plan of Arrangement.

Section 4.3 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the provision by such Person of a customary indemnity against any claim that may be made against the Company with respect to such Certificate, the Company shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article IV and the Plan of Arrangement.

Section 4.4 Exchange Warrants.

(a) At the Merger Effective Time, by virtue of the Merger and in accordance with the Plan of Arrangement and Section 4.4 of the LACQ Warrant Agreement, each LACQ Public Warrant that is outstanding immediately prior to the Merger Effective Time shall, without any action on the part of any holder of such LACQ Public Warrant, be exchanged for a warrant issued by the Company (each, an “Exchange Public Warrant”) which shall entitle the holder to purchase that number of Company Shares equal to the product obtained when (i) the number of shares of LACQ Common Stock which may be acquired upon exercise of such LACQ Public Warrant, is multiplied by (ii) the Exchange Ratio in effect immediately prior to the Merger Effective Time, at a price per Company Share (in Dollars) equal to the amount by which (x) the exercise price (in Dollars) per share of LACQ Common Stock under such LACQ Public Warrant, is divided by (y) the Exchange Ratio in effect immediately prior to the Merger Effective Time, and upon such exchange such LACQ Public Warrant shall be cancelled.

(b) At the Merger Effective Time, by virtue of the Merger and in accordance with the Plan of Arrangement and Section 4.4 of the LACQ Warrant Agreement, each LACQ Placement Warrant that is outstanding immediately prior to the Merger Effective Time shall, without any action on the part of any holder of such LACQ Placement Warrant, be exchanged for a warrant issued by the Company (each, an “Exchange Placement Warrant”) which shall entitle the holder to purchase that number of Company Shares equal to the product obtained when (i) the number of shares of LACQ Common Stock which may be acquired upon exercise of such LACQ Placement Warrant, is multiplied by (ii) the Exchange Ratio in effect immediately prior to the Merger Effective Time, at a price per Company Share (in Dollars) equal to the amount by which (x) the exercise price (in Dollars) per share of LACQ Common Stock under such LACQ Placement Warrant, is divided by (y) the Exchange Ratio in effect immediately prior to the Merger Effective Time, and upon such exchange such LACQ Placement Warrant shall be cancelled. The total number of Exchange Placement Warrants received by any such holder shall consist of equal amounts of Class B Warrants, Series I, Class B Warrants, Series II and Class B Warrants, Series III.

Section 4.5 Withholding. The Depositary and each of LACQ, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts payable to any Person under or in accordance with this Agreement or the Plan of Arrangement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that they are required to deduct or withhold, or that they reasonably believe they are required to deduct or withhold, under the Code, the Tax Act or any applicable Law. To the extent that the Depositary, LACQ, the Company, the Surviving Company or their respective Affiliates withholds any such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

Section 4.6 Directors of the Company. Pursuant to and in accordance with the Plan of Arrangement, the board of directors of the Company shall be comprised of nine (9) individuals who shall be appointed as of the Closing as described on Schedule 4.6 of the Company Disclosure Schedules, and such individuals shall be the directors of the Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules delivered by the Company and its Subsidiaries on the date of this Agreement (the “Company Disclosure Schedules”) (each section of which, subject to Section 12.8, qualifies (i) the correspondingly numbered and lettered representations in this Article V, and (ii) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such Company Disclosure Schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section), the Company represents and warrants to LACQ as of the date of this Agreement as follows:

Section 5.1 Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been or will be duly and validly authorized and approved by the Company’s board of directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than in accordance with applicable Law, the Company’s articles of incorporation and bylaws and termination of the Legacy Shareholders Agreement). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Apart from the approval of the Arrangement Resolution by the Company Shareholders at the Company Special Meeting in accordance with the Interim Order, no vote or consent of the holders of any class or series of Equity Securities of the Company is required to approve this Agreement, the Ancillary Agreements or the Transactions.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) approving this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and the Transactions and (ii) authorizing and approving the execution, delivery and performance of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the Transactions.

(c) Merger Sub has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements by Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite action, and no other company proceedings on the part of Merger Sub (other than the adoption of this Agreement by the Company in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement (such adoption, the “Merger Sub Stockholder Approval”)) is necessary to authorize the execution, delivery or performance of this Agreement or such Ancillary Agreements. Assuming that this Agreement is, and each such Ancillary Agreement will be, a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.2 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, notification to, or Permit of any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement, any Ancillary Agreement to which it is, or will be, a party, or the consummation of the Transactions, except for (a) the Company Shareholder Approval; (b) the Merger Sub Stockholder Approval; (c) those required in order to comply with the applicable requirements of the Competition Act or any other applicable Competition Laws; (d) the Gaming Authority Approvals; (e) any consents, approvals, authorizations, designations, declarations or filings, the failure of which to be obtained would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (f) as otherwise disclosed on Section 5.2 of the Company Disclosure Schedules.

Section 5.3 Corporate Organization and Qualification.

(a) The Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own, lease and operate its assets as now owned, leased and operated and to carry on its business as it is now being conducted. The Company has made available true and complete copies of the articles of incorporation and bylaws (“Governing Documents”) of the Company as amended through the date hereof, and each such Governing Document is in full force and effect. The Company is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Merger Sub is a corporation duly organized and validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.4 Capitalization of the Company. The Company Shares (a true and complete listing of which is set forth on Section 5.4 of the Company Disclosure Schedules specifying (i) the names of all record holders and (ii) the number of issued and outstanding Company Shares held thereby) represent all the issued and outstanding Equity Securities of the Company, are fully paid, non-assessable and have been duly authorized and validly issued in compliance with all applicable Laws including, without limitation, applicable securities Laws and in compliance with the Governing Documents of the Company or any Contract to which the Company is a party, or by which it is bound.

Section 5.5 Subsidiaries. A complete list of each Subsidiary of the Company and such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.5 of the Company Disclosure Schedules. The Company, directly or indirectly, owns all of the outstanding securities of each of its Subsidiaries, except as disclosed in Section 5.5 of the Company Disclosure Schedules. All of the issued and outstanding securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other similar rights. The Company has made available true and complete copies of the Governing Documents of each Subsidiary, in each case, as amended through the date hereof, and each such Governing Document is in full force and effect. Each Subsidiary is an entity duly organized and validly existing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for the direct or indirect Equity Securities in the Subsidiaries of the Company, neither the Company nor any Subsidiary thereof owns, directly or indirectly, any Equity Securities of any Person.

Section 5.6 Merger Sub Business Activities. Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in its Governing Documents, there is no agreement or commitment binding upon Merger Sub or to which Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.7 Capitalization of Subsidiaries. Except as set forth in the Legacy Shareholders Agreement, as in effect on the date hereof, or as set forth on Section 5.7 of the Company Disclosure Schedules: (a) there are no options, warrants, purchase rights, subscription rights, conversion privileges, exchange rights or pre-emptive rights or other rights, agreements, arrangements or commitments of a similar nature to which the Company or any of its Subsidiaries is bound relating to the outstanding or unissued share capital or other Equity Securities of such Company or Subsidiary or obligation to issue any Equity Securities of, or other equity interest in, the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares or other Equity Securities of the Company or any of its Subsidiaries; or (b) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding or authorized share appreciation, phantom stock, stock unit, phantom unit, profit participation or similar rights with respect to the share capital of, or other equity or voting interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

Section 5.8 Contracts; No Defaults.

(a) True and complete copies of all Material Contracts, including all amendments and modification thereof, have been made available to LACQ prior to the date hereof and are set forth on Section 5.8 of the Company Disclosure Schedules (in a manner corresponding with the enumerated categories of the definition of Material Contracts). With respect to all Material Contracts, (i) such Material Contracts are valid and binding obligations, on the one hand, of the Company or its Subsidiaries (as applicable), and on the other hand, to the knowledge of the Company, of the other party to such Material Contract, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity; (ii) the Company and its Subsidiaries have materially performed all respective obligations required to be performed by it to date under the Material Contracts and neither the Company nor any Subsidiary is in material breach or material default under any Material Contract, nor, to the knowledge of the Company or its Subsidiaries, is there any event or condition that with the passage of time or the giving of notice or both would result in such a material breach or material default except, in each case, where the occurrence of such breach or default would not have, or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) the Company and its Subsidiaries have performed in all material respects its respective obligations required to be performed by it to date under the Material Debt Contracts and neither the Company nor any Subsidiary is in breach or default under any Material Debt Contract, nor, to the knowledge of the Company or its Subsidiaries, is there any event or condition that with the passage of time or the giving of notice or both would result in or constitute a breach or default of or give rise to an event of default under such Material Debt Contract; and (iv) neither the Company nor any Subsidiary has received any notice (whether written or oral) of any material breach or material default under any Material Contract or with respect to any Material Debt Contract, any breach, default or event of default under such Material Debt Contract, nor, to the knowledge of the Company or its Subsidiaries, (A) has any such breach or default been alleged by the counterparty to such Material Contract or (B) does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under any such Material Contract by any other party to a Material Contract.

(b) Section 5.8(b) of the Company Disclosure Schedules sets forth a true and complete list of the Company’s (i) top five (5) suppliers (“Material Suppliers”) (in terms of amounts paid by the Company and its Subsidiaries), on a consolidated basis, for the twelve (12) month period ended September 30, 2019 and (ii) the aggregate invoiced by such supplier during such period. The Company and its Subsidiaries have not received any notice of a material adverse change in the price of supplies or services provided by a Material Supplier or that any Material Supplier is materially reducing or will no longer sell such supplies or provide such services to the Company and/or its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and/or its Subsidiaries, subject to general and customary price increases.

Section 5.9 No Conflict. Except as set forth on Section 5.9 of the Company Disclosure Schedules, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.2 of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company and Merger Sub do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of its Subsidiaries (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) except with respect to the Existing Debt Facilities, violate or conflict with any provision of, or result in the breach of, or default under, terminate, result in the termination of, accelerate the performance required by, or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under any Contract, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets may be bound, (d) violate or conflict with any provision of, or result in the breach of, default under or accelerate the performance required by or the obligations under the Existing Debt Facilities, (e) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien, or (f) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person applicable to the Company or any of its Subsidiaries, except, in the case of clauses (c) and (e), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.10 Legal Compliance. Except with respect to (i) matters set forth on Section 5.10 of the Company Disclosure Schedules, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), and (iii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 5.15), the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are in good standing and in compliance with all Gaming Laws with respect to each Gaming Facility owned or operated thereby in each jurisdiction in which the Company or its Subsidiaries owns or operates such Gaming Facilities, except where the failure to be in compliance with such Gaming Laws would not, individually or in the aggregate, be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 5.11 Financial Statements. Section 5.11 of the Company Disclosure Schedules contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2017, and December 31, 2018, which comprise the audited consolidated balance sheet as of December 31, 2017 and December 31, 2018, the audited consolidated statement of operations and comprehensive income (loss), the audited consolidated statements of changes in equity (deficiency) and the audited consolidated statement of cash flows for the years ended December 31, 2017 and December 31, 2018, in each case, together with the notes thereto and the auditor’s report thereon, and (b) the condensed consolidated interim balance sheet of the Company and its Subsidiaries at September 30, 2019 and the related condensed consolidated interim statements of operations and comprehensive (loss) income, and the condensed consolidated interim statements of changes in equity (deficiency) for the three (3) and nine (9) month periods ended September 30, 2019 and 2018, and the condensed consolidated interim statements of cash flows for the nine month periods ended September 30, 2019 and 2018, in each case, together with the notes thereto (the “Unaudited Financial Statements”). The Financial Statements are (x) based upon the information contained in the books and records of the Company, (y) were prepared in accordance with IFRS, consistently applied throughout the periods indicated (with only such deviations therefrom as indicated in the notes to the Financial Statements, and, in the case of the Unaudited Financial Statements, subject to the absence of notes and normal and recurring year-end audit adjustments (which are not material)), and (z) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended.

Section 5.12 Undisclosed Liabilities. Except as set forth on Section 5.12 of the Company Disclosure Schedules, as of the date of this Agreement, there is no liability of any nature against the Company or any of its Subsidiaries, taken as a whole, (whether contingent, accrued, absolute, known or unknown, required to be reflected or reserved against on the face of a balance sheet prepared in accordance with IFRS or otherwise), except for liabilities (i) reflected or reserved for on the balance sheet (including the notes thereto) included in the Unaudited Financial Statements, (ii) that have arisen since the date of the balance sheet included in the Unaudited Financial Statements in the ordinary course of business of the Company and its Subsidiaries, or (iii) which would not, or would not reasonably be expected to have, individually or in the aggregate, material impact on the financial position of the Company and its Subsidiaries, taken as a whole.

Section 5.13 Absence of Certain Changes. Except as set forth on Section 5.13 of the Company Disclosure Schedules, since December 31, 2018 (a) each of the Company and its Subsidiaries has carried on its business in the ordinary course of business in all material respects and there has not been a Company Material Adverse Effect, (b) none of the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (c) neither the Company nor any Subsidiary has taken action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any covenant set forth in clauses (d), (f), (h), (i), (j)(ii), (q), and (r) of Section 7.1.

Section 5.14 Litigation and Proceedings. Except (i) as set forth on Section 5.14(a) of the Company Disclosure Schedules, (ii) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.21), and (iii) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no pending or, to the knowledge of the Company or its Subsidiaries, threatened, material lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers or employees (in their capacity as such). Except as set forth on Section 5.14(b) of the Company Disclosure Schedules, no investigations or other inquiries are pending or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority, against the Company or any of its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective officers, directors or employees (in their capacity as such), that individually or in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole. Except as set forth on Section 5.14(c) of the Company Disclosure Schedules, there is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries; nor are any assets of the Company’s or its Subsidiaries’ respective business, bound or subject to any Governmental Order, that individually or in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole. None of the non-monetary restrictions or obligations imposed on the Company and/or its Subsidiaries pursuant to any Material Settlement Agreement has had or would reasonably be expected to have a material and adverse impact on the operation of the business of the Company or Subsidiaries party to such Material Settlement Agreement.

Section 5.15 Taxes. Except as set forth on Section 5.15 of the Company Disclosure Schedules:

(a) The Company and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing), other than those which have been administratively waived, and all such Tax Returns are true, complete and correct in all material respects; (B) paid on a timely basis, all material Taxes and all assessments and reassessments of material Taxes due and payable, other than Taxes which are being or have been contested in good faith and for which adequate accruals have been established in accordance with IFRS; (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws; and (D) duly and timely collected, or caused to be collected, any material sales or transfer Taxes, including GST/HST and PST, required by applicable Laws to be collected by it and duly and timely remitted, in all material respects, to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of the Company or any of its Subsidiaries, pending or threatened by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to the Company or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, the Company or any of its Subsidiaries.

(d) No written claim has been made in the preceding three (3) years by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) agreements among the Company and its Subsidiaries set forth on Section 5.15(e) of the Company Disclosure Schedules or (ii) customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

(f) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which the Company or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) No material amount in respect of any outlay or expense that is deductible for the purposes of computing the income of the Company or any of its Subsidiaries for Tax purposes has been owing by the Company or any of its Subsidiaries, as the case may be, for longer than two (2) years to a Person not dealing at arm’s length (for the purposes of the Tax Act) with the Company or any of its Subsidiaries at the time the outlay or expense was incurred.

(h) For purposes of the Tax Act, neither the Company nor any of its Subsidiaries has acquired material property from or disposed of material property to another Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property acquired.

(i) The Company and each of its Subsidiaries that carries on business in Canada is duly registered under subdivision (d) of Division V of IX of the Excise Tax Act (Canada) for purposes of goods and services tax and harmonized sales tax (“GST/HST”) and under any similar provincial or territorial sales or transfer Tax statutes (“PST”) in respect of all provincial sales or Transfer Taxes which it is or has been required to collect, all input tax credits claimed by the Company and each such Subsidiary for GST/HST and PST purposes were calculated in accordance with applicable Laws in all material respects, and the Company and each such Subsidiary has in all material respects complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and PST.

(j) None of sections 17, 79, 79.1, 80 to 80.04, inclusive, of the Tax Act (or any similar provision under any applicable Law) have applied or will apply to the Company or any of its Subsidiaries at any time up to and including the Closing Date.

(k) Neither the Company nor any of its Subsidiaries have made (i) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividends, paid or deemed by a provision of the Tax Act to have been paid, on any class of shares of its capital.

(l) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has claimed any reserve for Tax purposes in respect of any period ending prior to the Closing Date that would result in any amount being included in its income for a taxation year or period ending after the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company and each of its Subsidiaries to continue to operate at least at least one (1) significant historic business line of LACQ, or to use at least a significant portion of LACQ’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). To the knowledge of the Company and each of its Subsidiaries, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Intellectual Property.

(a) Section 5.16 of the Company Disclosure Schedules sets forth an accurate listing of all Intellectual Property for which an application for registration is pending or has been obtained, that is owned by the Company or its Subsidiaries.

(b) The Company and its Subsidiaries, the Company and its Subsidiaries hold valid rights to use all of the Intellectual Property as necessary for the current operation of the business of the Company and its Subsidiaries. The consummation of the Transactions shall not cause the loss of any Intellectual Property or any Intellectual Property Rights material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth on Section 5.16(c) of the Company Disclosure Schedules, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any person that: (A) the past or present conduct by the Company or its Subsidiaries of their respective businesses or the use of Intellectual Property has resulted or shall result in the infringement or violation of any Intellectual Property Rights of any person; or (B) challenging the validity or ownership of any Intellectual Property.

(d) Except as set forth Section 5.16(d) of the Company Disclosure Schedules, to the knowledge of the Company or its Subsidiaries, there is no claim pending or threatened by any Person: (i) to the effect that the past or present conduct the Company or any of its Subsidiaries of their respective businesses or their use of Intellectual Property infringes, violates or misappropriates any Intellectual Property Rights of any person; or (ii) challenging the validity or ownership of any Intellectual Property or Intellectual Property Rights.

(e) There is no claim pending relating to any infringement by any Person of any Intellectual Property or Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries. To the knowledge of the Company and its Subsidiaries, neither the Intellectual Property nor the Intellectual Property Rights of the Company or its Subsidiaries are being or have been infringed, violated or misappropriated by any other Person.

Section 5.17 Real Property.

(a) With respect to the Leased Real Property:

(i) the Company or a Subsidiary (as applicable) has good leasehold title to all material Leased Real Property and, following the Closing Date, the Company or its Subsidiary (as applicable) shall have good and marketable leasehold title to all material Leased Real Property, free and clear of all Liens except for Permitted Liens;

(ii) each of the lease agreements related to the Leased Real Property (the “Real Property Leases”) is valid, legally binding, enforceable in accordance with its terms and are in full force and effect, unamended by oral or written agreement, except as disclosed in writing. Neither the Company nor any of its Subsidiaries is in material breach of or material default under any of the Real Property Leases which is continuing beyond any applicable cure periods;

(iii) all rental and other payments and other material obligations required to be paid and performed by the Company or any of its Subsidiaries pursuant to the Real Property Leases have been duly paid and performed in accordance with the terms thereof;

(iv) (A) no counterparty to a Real Property Lease has repudiated or to the knowledge of the Company and its Subsidiaries has the right to terminate or repudiate any of the Real Property Leases or any provision thereof, except as any such right may be set out in the terms of the Real Property Leases or with respect to repudiations disclosed on Section 5.17(a) of the Company Disclosure Schedules, and (B) there is no ongoing material dispute under any Real Property Lease;

(v) Section 5.17(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the Real Property Leases, of which complete copies of applicable Real Property Leases or, if there is no written lease agreement, descriptions of the terms thereof, including all amendments thereof, have been disclosed in writing to LACQ;

(vi) other than as set forth on Section 5.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has granted to any Person any lease or other right relating to the use or possession of any material part of the Owned Real Property or the Leased Real Property;

(vii) other than the Real Property Leases set out in Section 5.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Real Property Lease as a tenant, subtenant or licensee in respect of any Leased Real Property; and

(viii) to the knowledge of the Company and its Subsidiaries, no party to any of the Real Property Leases is in material breach or material default thereunder.

(b) With respect to the Owned Real Property, Section 5.17(b) of the Company Disclosure Schedules sets forth legal descriptions and municipal addresses of all Owned Real Property, together with the name of the Company or Subsidiary (as applicable) that is the owner thereof. The applicable Company or Subsidiary is the registered and beneficial owner of, and has good and marketable title in fee simple to, such Owned Real Property, subject only to Permitted Liens. Following the Closing Date, the applicable Company or Subsidiary shall be the registered and beneficial owner of, and will have good and marketable title in fee simple to, such Owned Real Property, free and clear of all Liens, except for Permitted Liens and any Liens listed on Section 5.17(b)(i) of the Company Disclosure Schedules.

(c) Except for reasonable wear and tear, all buildings, structures, improvements and appurtenances owned, used or leased by the Company or its Subsidiaries situated on the Owned Real Property are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used, and, to the knowledge of the Company and its Subsidiaries, are free of any structural defect.

(d) Other than as included in the Permitted Liens or as set forth on Section 5.17(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has granted to any Person any lease, license or other right relating to the use or possession of the Owned Real Property, the Leased Real Property or any part thereof.

(e) To the knowledge of the Company or its Subsidiaries, the applicable Company or Subsidiary is not in default under any of its obligations arising out of any of the Permitted Liens.

(f) Other than pursuant to the Casino Operating Agreements, there are no purchase contracts, options or other agreements of any kind, (i) whereby any person will have acquired or will have any right to acquire fee simple title to or ownership of all or any portion of the Owned Real Property, (ii) that would entitle or require the Company or any of its Subsidiaries to purchase or acquire any freehold or leasehold interest in any real properties other than the Owned Real Property or the Leased Real Property, or (iii) that would restrict the ability of the Company or any Subsidiary to complete the Transactions. All real property in which the Company or any Subsidiary has, or is in negotiations to acquire, an interest pursuant to or in connection with the Casino Operating Agreements, together with the relevant Material Contract is listed on Section 5.8 or Section 5.17(a) of the Company Disclosure Schedules, as applicable.

(g) The current and proposed use (including, without limitation, any property under material renovation or development) by the Company or its Subsidiaries of each of the Real Properties is not in breach in any material respect of any applicable Laws or Material Permits.

(h) To the knowledge of the Company, no encroachment of any part of any buildings, appurtenances or improvements constituting a part of the Real Property on real property owned or leased by a Person other than the Company or its Subsidiaries is in breach of any existing Permit or otherwise would give rise to material Legal Proceedings against the Company or any of its Subsidiaries.

Section 5.18 Personal Property.

(a) With respect to the Owned Personal Property:

(i) The Company or its Subsidiaries (as applicable) has good and marketable title to all Owned Personal Property, free and clear of any Liens other than Permitted Liens or as set forth on Section 5.18 of the Company Disclosure Schedules, except where the failure to have such title would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and

(ii) Other than pursuant to the Casino Operating Agreements, there are no outstanding options or rights of first refusal to purchase any of the material Owned Personal Property from the Company or any of its Subsidiaries or any portion thereof or interest therein.

(b) With respect to the material Leased Personal Property:

(i) the lease or sublease agreement, as each may have been amended or extended from time to time in accordance with its respective terms, as applicable, for such property is valid, legally binding, enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under any such lease or sublease;

(ii) no third party has terminated or repudiated or, to the knowledge of the Company or its Subsidiaries, has the right to terminate or repudiate any applicable lease or sublease agreement (except in the ordinary course of business, for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof; and

(iii) none of the applicable leases or subleases have been assigned by the Company or any of its Subsidiaries in favor of any third party. To the knowledge of the Company or its Subsidiaries, no counterparty to any lease or sublease agreement referred to above is in material default thereunder, nor are there any Liens which shall survive Closing, other than Permitted Liens, on the leasehold or subleasehold of the Company or any of its Subsidiaries to any material Leased Personal Property.

(c) Other than the Leased Personal Property and the Intellectual Property owned or used by the Company, the assets constituting the Owned Personal Property and the Leased Personal Property are all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as presently conducted.

Section 5.19 Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained, and are (a) in compliance with, all Material Permits (other than Gaming Permits) required by applicable Laws necessary to engage in their respective businesses, as now conducted, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) in compliance in all material respects with all Gaming Permits, and in each case, subject to obtaining the Gaming Authority Approvals, no Material Permit will be impaired or otherwise adversely affected by the entering into of this Agreement or the consummation of the Transactions. The Company has delivered or made available to LACQ for inspection a true and correct copy of each Material Permit obtained or possessed by the Company and its Subsidiaries. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the knowledge of the Company or its Subsidiaries, threatened and, to the knowledge of the Company or its Subsidiaries, there is no valid basis for any such proceeding. No administrative or governmental action or proceeding has been taken, or, to the knowledge of the Company or its Subsidiaries, threatened, in connection with the expiration, continuance or renewal of any such Permit, and, to the knowledge of the Company or its Subsidiaries, there is no valid basis for any such proceeding. There are no facts or circumstances, which if known to a Gaming Authority would be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Permit. All Material Permits are valid and no Material Permit has lapsed, been cancelled, terminated or withdrawn.

Section 5.20 Insurance. The Company and each of its Subsidiaries are insured by reputable insurers. Except as set forth on Section 5.20 of the Company Disclosure Schedules, there are no outstanding or pending material Actions under any insurance policy of the Company or any of its Subsidiaries. Section 5.20 of the Company Disclosure Schedules sets forth all policies of insurance maintained by the Company and its Subsidiaries or under which their businesses is covered. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and are in good standing and neither the Company nor any of its Subsidiaries are in material default under the terms of any such insurance policies. All premiums on such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. Neither the Company nor any of its Subsidiaries has received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy. Section 5.20 of the Company Disclosure Schedules sets forth an accurate and complete list as of the date hereof of all material pending claims and the material claims history of the Company and its Subsidiaries since December 31, 2018, (including with respect to insurance obtained but not currently maintained).

Section 5.21 Environmental Matters. Except as set forth on Section 5.21 of the Company Disclosure Schedules:

(a) The Company and its Subsidiaries are and have been for the past three (3) years in compliance in all materials respects with Environmental Laws, except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole.

(b) To the knowledge of the Company and its Subsidiaries, there are no Hazardous Materials in, on or under any Real Property in quantities or under circumstances that would reasonably be expected to require material remedial action pursuant to applicable Environmental Law.

(c) To the knowledge of the Company and its Subsidiaries, there has been no Release of any Hazardous Material by the Company or any of its Subsidiaries or by any other person, at any Real Property in quantities or under circumstances that would reasonably be expected to require material remedial action of the Real Property pursuant to applicable Environmental Laws.

(d) There are no pending material Actions or, to the knowledge of the Company or its Subsidiaries, threatened Actions, against the Company or its Subsidiaries arising out of any Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries has received: (A) any written order or directive issued by a Governmental Authority pursuant to Environmental Law that requires any material work, repairs, construction or capital expenditures; or (B) any written demand or notice with respect to the material breach of any Environmental Law applicable to the Company or its Subsidiaries or the Company’s assets, including any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Materials, in the case of (A) and (B) that is outstanding as of the Closing Date.

(f) The Company and its Subsidiaries are in possession of, and in compliance with, all Material Permits that are required under Environmental Law to own, lease, develop and operate the Company’s assets and to conduct their respective businesses, as now conducted.

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 5.21 are the sole and exclusive representations and warranties relating to any Environmental Law.

Section 5.22 Employment Matters.

(a) Except as set forth on Section 5.22(a) of the Company Disclosure Schedules and pursuant to the Company’s long-term incentive program, as may be amended, or amended and restated or replaced from time to time, neither the Company or any of its Subsidiaries is a party to or bound by any Contract that obligates the Company or any of its Subsidiaries to pay any Company Employee any payment (including termination or severance payments) resulting from the change of control of the Company or its Subsidiaries or otherwise in connection with the Transactions.

(b) Except in respect of Tax withholdings for Company Employees (as to which certain representations and warranties are made pursuant to Section 5.15) as set forth on Section 5.22(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries is and has been in compliance with all applicable Laws relating to employment and employment practices, including without limitation those regarding employment standards, accessibility, occupational safety and health, pay equity, labor relations, human rights, privacy, and workers’ compensation, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no material labor dispute, strike, picketing, slowdown, work stoppage lockout, material arbitration or material grievance, or other material labor dispute against or involving the Company or any of its Subsidiaries outstanding, pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries.

(d) Except as set forth in Section 5.22(d) of the Company Disclosure Schedules, and other than Actions for less than CAD$250,000 there is no ongoing litigation or, to the knowledge of the Company or its Subsidiaries, pending or threatened material litigation, against the Company or any of its Subsidiaries for wrongful dismissal or other labor or employment-related claims, including but not limited to complaints under applicable employment standards legislation, pay equity legislation, human rights legislation, labor relations legislation, or occupational health and safety legislation.

(e) All contributions and premiums required to be paid to all statutory plans and all necessary and statutory withholdings which the Company and its Subsidiaries are required to comply with, including the Canada or Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation or workplace safety and insurance and employment insurance Laws, have been paid by the Company and its Subsidiaries, as applicable, in accordance with applicable law except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.23 Collective Bargaining Agreements.

(a) Except as set forth on Section 5.23(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is subject to any Collective Bargaining Agreements, certifications, interim certifications, or voluntary recognition agreements with any union, council of trade unions, employee bargaining agency, work council, or any other labor representative of any Company Employees. Neither the Company nor any of its Subsidiaries is in violation of any provision under any Collective Bargaining Agreement, except such violations as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 5.23(b) of the Company Disclosure Schedules, there are no actual, or to the knowledge of the Company or its Subsidiaries, pending organizing activities of any union, council of trade unions, employee bargaining agency, work council, or any other labor representative to establish bargaining rights with respect to any Company Employees.

Section 5.24 Pension and Employee Benefits.

(a) Section 5.24(a) of the Company Disclosure Schedules sets forth a true and correct list of all Company Plans. True and correct copies of the following, as applicable, have been made available to LACQ: (A) the texts of the Company Plans and all amendments thereto; (B) copies of all material correspondence in the past five (5) years with any Governmental Authority relating to a Company Plan; (C) the summary plan description or employee booklet for each Company Plan; (D) all trust agreements, funding agreements, participation agreements or insurance contracts relating to a Company Plan; (E) the most recent actuarial report, if any; (F) the most recent financial report, if any; and (G) the most recent determination letter from the IRS or evidence of registration under the Tax Act, if any.

(b) All Company Plans are and have been established, registered (where required), administered and invested (where applicable) in all material respects: (A) in accordance with all applicable Laws; and (B) in accordance with their terms and (C) in accordance with any applicable Collective Bargaining Agreement. No fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status of any Company Plan or any related trust entitled to such status.

(c) All current obligations of the Company or any of its Subsidiaries regarding the Company Plans have been satisfied in all material respects. All material contributions, premiums, payments or Taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Company Plan, any applicable Collective Bargaining Agreement, or by applicable Laws in respect of Company Plans have been made and/or accrued in a timely fashion in accordance therewith and with IFRS. Except as set forth on Section 5.24(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligations in respect of any defined benefit pension plans or Multiemployer Plans.

(d) With respect to any Multiemployer Plan, the sole obligation of the Company or any of its Subsidiaries, as the case may be, is to make contributions in accordance with the applicable Collective Bargaining Agreement providing for participation in the Multiemployer Plan and neither the Company nor any Subsidiary has or has ever had any material liability with respect to any costs, expenses, benefits or investments associated with the maintenance or administration of any such Multiemployer Plan including any such liability relating to any past or future withdrawals from the Multiemployer Plan.

(e) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(f) No notice of under-funding, non-compliance, or failure to be in good standing has been received by the Company or any of its Subsidiaries from any Governmental Authority in respect of any Company Plan, and there is no actual, threatened, pending or, to the knowledge of the Company or its Subsidiaries, anticipated action relating to a Company Plan.

(g) Except as set forth on Section 5.24(g) of the Company Disclosure Schedule, no Company Plan provides post-retirement or post-employment health or other welfare benefits to or in respect of either the former employees or beneficiaries of the former employees of the Company or any of its Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. To the extent applicable to a Company Plan, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any employee, officer, director, stockholder or other service provider of the Company or any Subsidiary would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Subsidiary has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 5.25 Brokers’ Fees. Except as set forth on Section 5.25 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates. The Company has made available to LACQ the engagement letter for any Person identified on Section 5.25 of the Company Disclosure Schedules (which engagement letter is true, complete and unredacted) (the “Financial Advisor Engagement Letter”).

Section 5.26 Anti-Corruption Compliance.

(a) Except as set forth on Section 5.26 of the Company Disclosure Schedules, the operation of the Company and its Subsidiaries are and have been conducted at all times in compliance with all Anti-Money Laundering Laws and no action, suit or Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or its Subsidiaries, threatened. None of (A) the Company or its Subsidiaries, (B) any director, officer or other affiliate of the Company or its Subsidiaries, and (C) to the knowledge of the Company or its Subsidiaries, any agent, employee or other representative of the Company or its Subsidiaries in its respective capacity as such, (i) is currently or has been subject to or the target of any sanctions administered by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury or arising under any other Trade Control Laws, (ii) is organized in, resident of or located in a Sanctioned Country, or (iii) is engaged in any transactions with any individual or entity that is the subject or target of sanctions under applicable Trade Control Laws or with any Sanctioned Country.

(b) Since January 1, 2018, none of the Company, its Subsidiaries nor any director or officer, or, to the knowledge of the Company or its Subsidiaries, nor any employee, agent or other person acting on behalf of the Company or its Subsidiaries has at any time: (i) used or is using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws or any other law, rule or regulation of similar purpose and scope; (iv) made (or established any source of funds for the making of) any unlawful bribe, rebate, gift, kickback, payoff, influence payment, kickback or other unlawful payment, in each case, regardless of form (any such payment, a “Prohibited Payment”), including any Prohibited Payment to any government official or employee, political party or official or candidate to unlawfully induce an act (or omission) or decision or secure an advantage for the Company, a Subsidiary thereof or their respective business or pay for an advantage already secured; (v) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority with regard to any Prohibited Payment; or (vi) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries, which are adequate to detect any of the foregoing.

Section 5.27 Affiliate Transactions. Except as set forth in Section 5.27 of the Company Disclosure Schedules, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company has made available to LACQ copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

Section 5.28 Operational Matters.

(a) Customer Database. The Company’s Customer Database is designed to include such information as is permitted by applicable Laws and the relevant Gaming Authorities (in each applicable jurisdiction) for each listed player, customer or patron of the Company and/or its Subsidiaries. The Company also maintains a list of persons who, pursuant to applicable Law, cannot be sent marketing communications and has since December 31, 2018 been in compliance in all material respects will all Laws relating to electronic communications with the Company and its Subsidiaries’ customers. To the knowledge of the Company, none of the Company, its Subsidiaries, or their respective representatives have accessed or otherwise used the Company’s Customer Database other than in the ordinary course of business. None of the Company, its Subsidiaries or any of their Affiliates or representatives have licensed or made available any information in the Company’s Customer Database to any other Person, except for (i) third party vendors acting on behalf of the Company or any of its Subsidiaries, (ii) employees of the Company or its Subsidiaries accessing and using such Customer Database solely in the ordinary course of business and (iii) the Gaming Authorities. The Company’s Customer Database is not integrated in any way with the information technology systems of any other Person except for the Gaming Authorities.

(b) Rewards Program. Other than as publicly available, the Company has set forth on Section 5.28 of the Company Disclosure Schedules (a) a description of the Company’s and its Subsidiaries’ players rewards programs available to its customers (such plans or programs, “Rewards Programs”); and (b) the amount of the Company’s unredeemed Rewards Program point liability as of October 31, 2019, including those resulting from all unredeemed gift certificates, discounts, free hotel stays, travel allowances and any other benefits provided to customers of the Company or its Subsidiaries pursuant to the Rewards Program or any other arrangement or Contract. Except for the Rewards Program, no Company or Subsidiary thereof has any loyalty, rewards or other guest benefit plans or programs available to customers of the Company or a Subsidiary thereof.

Section 5.29 Privacy and Security.

(a) The Company and its Subsidiaries are in material compliance with, and since December 31, 2018, has materially complied with all Privacy Laws and their own published, posted and written internal agreements and policies relating to privacy, security, data collection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy (“Privacy Contracts”). Since December 31, 2018, no material claims or investigations by any Governmental Authority or any third party have been asserted or threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Privacy Laws or Privacy Contracts or any unauthorized access, transmission or use of any Personal Information by such Company or any of its Subsidiaries. The Company’s and each of its Subsidiaries’ published privacy policies permit them to share all Personal Information with any successor to their business in connection with a strategic transaction. The Company and its Subsidiaries each take commercially reasonable steps to protect electronic communications channels and the Personal Information and transactions stored or contained therein or transmitted thereby, and since December 31, 2018, there have been no material breaches of the same.

(b) The Company and each of its Subsidiaries, and each of their respective businesses, products and services, have taken commercially reasonable efforts to ensure that each of their respective third party payment processors are in material compliance with and at all times since December 31, 2018, have materially complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession.

(c) Each of the Company and its Subsidiaries have taken commercially reasonable steps to ensure the overall security of the data it holds, including customer information, personal information of employees and staff members, confidential corporate information and trade secrets. To the knowledge of the Company, there have been no material data security incidents since December 31, 2018. The Company and its Subsidiaries each maintain a register of all material breaches of security safeguards that affect Personal Information (“Personal Information Breaches”). No Personal Information Breaches have been reported to any Governmental Authority since December 31, 2018 that would result in a Company Material Adverse Effect.

(d) To the knowledge of the Company, the IT Systems used by each of the Company and Subsidiaries are sufficient in all material respects for the conduct of the business as currently conducted by the Company and Subsidiaries. To the knowledge of the Company, the Company has employed commercially reasonable anti-virus software designed to detect the introduction of viruses into any software owned by the Company.

Section 5.30 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to LACQ’s stockholders, at the time of the LACQ Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.31 Form F-4. On the Arrangement Effective Date, the Form F-4 shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Arrangement Effective Date, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Form F-4 in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the LACQ specifically for inclusion in the Form F-4.

Section 5.32 First Nations.Except as set forth on Section 5.32 of the Company Disclosure Schedules:

(a) To the knowledge of the Company, no material dispute between the Company or any Company Affiliate, on the one hand, and any First Nations Person, on the other hand, exists or is threatened with respect to any properties or operations of the Company or a Company Affiliate.

(b) To the knowledge of the Company, no Gaming Authority is in discussions with, has any agreements with, or is in a dispute of any nature with, any First Nations Person regarding any of the properties or operations of the Company or any Company Affiliate that would result in a Company Material Adverse Effect, and no such discussion, agreement or dispute is anticipated by any Gaming Authority, the Company or any Company Affiliate.

(c) The Company has provided LACQ and its representatives a copy of all Material Contracts between any First Nations and the Company, the Company Affiliates, the Gaming Authorities, or any of their respective representatives regarding the properties or operations of the Company or any Company Affiliate (collectively, “First Nations Correspondence”).

(d) The Company is not aware of any material First Nations Interest in respect of any of the Real Property that is otherwise not public information.

(e) To the knowledge of the Company, no consent of any First Nations Person is required in connection with the Transactions.

Section 5.33 No Additional Representations or Warranties. Except as provided in this Article V or any certificate or other document furnished or to be furnished to LACQ pursuant to this Agreement, neither the Company or its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to LACQ or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to LACQ or its Affiliates. Without limiting the foregoing, LACQ acknowledges that LACQ, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, LACQ by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (Vancouver Time) two (2) Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the Transactions.

Article VI.
REPRESENTATIONS AND WARRANTIES OF LACQ

Except as set forth in (i) any LACQ SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure schedules delivered by LACQ on the date of this Agreement (the “LACQ Disclosure Schedules”) (each section of which qualifies (x) the correspondingly numbered and lettered representations in this Article VI, and (y) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule), LACQ represents and warrants to the Company as of the date of this Agreement as follows:

Section 6.1 Due Authorization. LACQ has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been (i) duly and validly authorized and approved by the board of directors of LACQ and (ii) determined by the board of directors of LACQ as fair to, and in the best interests of, LACQ and its stockholders. No other corporate proceeding on the part of LACQ or is necessary to authorize this Agreement (other than the LACQ Stockholder Approval). The board of directors of LACQ has duly adopted resolutions to recommend adoption of this Agreement by the stockholders of LACQ. This Agreement has been duly and validly executed and delivered by LACQ, and this Agreement constitutes a legal, valid and binding obligation of LACQ, enforceable against LACQ in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.2 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of LACQ with respect to LACQ’s execution or delivery of this Agreement, Ancillary Agreement to which it is, or will be, a party or the consummation of the Transactions, except for (a) the LACQ Stockholder Approval, (b) applicable requirements of the Investment Canada Act, the Competition Act or any other applicable Competition Laws, (c) as otherwise disclosed on Section 6.2 of the LACQ Disclosure Schedules and (d) the Gaming Authority Approvals.

Section 6.3 Corporate Organization. LACQ is duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. LACQ has made available true and correct copies of the LACQ Governing Documents, as amended through the date hereof, and each such organizational document is in full force and effect. LACQ is duly licensed or qualified and in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.4 Capitalization of LACQ.

(a) As of the date hereof, the authorized share capital of LACQ consists of (i) 100,000,000 shares of LACQ Common Stock, of which 23,876,251 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 preferred shares (“LACQ Preferred Shares”) of par value $.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “LACQ Securities”). As of immediately prior to Closing, there are no LACQ Preferred Shares issued and outstanding. All LACQ Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the LACQ Governing Documents or any Contract to which LACQ is a party or otherwise bound.

(b) The LACQ Warrants are exercisable for one share of LACQ Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 10,000,000 LACQ Public Warrants and 6,825,000 LACQ Placement Warrants are issued and outstanding. No LACQ Warrants are exercisable until the Closing. All outstanding LACQ Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the LACQ Governing Documents or any Contract to which LACQ is a party or by which it is bound. Except with respect to and in connection with any LACQ Share Redemptions, there are no outstanding Contracts of LACQ to repurchase, redeem or otherwise acquire any LACQ Securities.

(c) Except for the LACQ Warrants and as set forth on Section 6.4(c) of the LACQ Disclosure Schedules, LACQ has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for LACQ Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any LACQ Securities or the value of which is determined by reference to the LACQ Securities, and there are no Contracts to which LACQ is a party or otherwise bound of any kind which obligate LACQ to issue, purchase, redeem or otherwise acquire any of its LACQ Securities.

Section 6.5 LACQ Material Contracts. LACQ has performed all material obligations required to be performed by it to date under the LACQ Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any respect, except for failures to perform or any such breach that would not have an LACQ Material Adverse Effect.

Section 6.6 Business Activities.

(a) Since its incorporation, LACQ has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the LACQ Governing Documents, there is no agreement, commitment, or Governmental Order binding upon LACQ or to which LACQ is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LACQ or any acquisition of property by LACQ or the conduct of business by LACQ as currently conducted or as contemplated to be conducted as of the Closing, except as would not have a LACQ Material Adverse Effect.

(b) LACQ does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LACQ has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 6.7 No Conflict. Except as set forth on Section 6.7 of the LACQ Disclosure Schedules, and subject to the LACQ Stockholder Approval, the execution and delivery of this Agreement by LACQ and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the LACQ Governing Documents; (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which LACQ or any Subsidiary of LACQ is a party or by which LACQ or any Subsidiary of LACQ is bound, or terminate or result in the termination of any such agreement, indenture or instrument; or (d) result in the creation of any Lien upon any of the properties or assets of LACQ or any Subsidiary of LACQ or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (a) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect.

Section 6.8 Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of LACQ, threatened Legal Proceedings against LACQ or, to the knowledge of LACQ, any of its directors or executive officers (in their capacity as such), except those which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect. There are no investigations or other inquiries pending or, to the knowledge of LACQ, threatened by any Governmental Authority, against LACQ, or, to the knowledge of LACQ, any of its executive officers or directors (in their capacity as such). There is no outstanding Governmental Order imposed upon LACQ; nor are any assets of LACQ’s business, bound or subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to have an LACQ Material Adverse Effect. LACQ is, and since the date of its incorporation has been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.9 Internal Controls; Listing; Financial Statements.

(a) LACQ has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LACQ, including its consolidated Subsidiaries, is made known to LACQ’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. LACQ has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of LACQ’s financial reporting and the preparation of LACQ’s Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of LACQ has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. LACQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 1, 2017, LACQ has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of LACQ Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no proceeding pending or, to the knowledge of LACQ, threatened against LACQ by NASDAQ or the SEC with respect to any intention by such entity to deregister the LACQ Common Stock or prohibit or terminate the listing of LACQ Common Stock on NASDAQ. LACQ has taken no action that is designed to terminate the registration of LACQ Common Stock under the Exchange Act.

(d) The LACQ SEC Reports contain true and complete copies of the (i) audited consolidated balance sheet as of December 31, 2018, and statement of operations, cash flow and shareholders’ equity of LACQ for the period commencing from its date of incorporation through September 30, 2019, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of LACQ for the periods ended September 30, 2019 ((i) and (ii) together, the “LACQ Financial Statements”). Except as disclosed in the LACQ SEC Reports, the LACQ Financial Statements present (i) fairly present in all material respects the consolidated financial position of LACQ and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e) The audited consolidated financial statements and unaudited consolidated interim financial statements of LACQ included or incorporated by reference in the LACQ SEC Reports fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of LACQ and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 6.10 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against LACQ or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the LACQ SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the LACQ SEC Reports in the ordinary course of the operation of business of LACQ, (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect or (d) as set forth on Schedule 6.10 of the LACQ Disclosure Schedules.

Section 6.11 Absence of Certain Changes. Since the date of LACQ’s incorporation, (a) there has not been any LACQ Material Adverse Effect and (b) except as set forth on Section 6.11 of the LACQ Disclosure Schedules, LACQ has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.12 Taxes.

(a) LACQ and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing) and all such Tax Returns are true, complete and correct in all material respects, (B) paid on a timely basis all material Taxes due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of LACQ or any of its Subsidiaries, pending, threatened or completed by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to LACQ or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, LACQ or any of its Subsidiaries.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where LACQ or any of its Subsidiaries does not file Tax Returns that LACQ or such Subsidiary is or may be subject to taxation, or required to file any Tax Return in, such jurisdiction.

(e) Neither LACQ nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) any such agreement among LACQ and its Subsidiaries set forth on Schedule 6.12(e) of the LACQ Disclosure Schedules or (ii) any customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

(f) Neither LACQ or any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which LACQ or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) Neither LACQ or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(h) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(i) LACQ has not taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. LACQ operates at least one (1) significant historic business line within the meaning of Treasury Regulations Section 1.368-1(d). To the knowledge of LACQ, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.13 Employee Matters; Benefits. LACQ does not have and has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by LACQ’s officers and directors in connection with activities on LACQ’s behalf in an aggregate amount not in excess of the amount of cash held by LACQ outside of the Trust Account, LACQ does not have any unsatisfied liability with respect to any director, officer, individual consultant or employee. LACQ does not maintain, sponsor or have any liability (contingent or otherwise) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by LACQ, any Subsidiary or any other trade or business that would be treated as a single employer with LACQ under Title IV of ERISA.

Section 6.14 Brokers’ Fees. Except fees described on Section 6.14 of the LACQ Disclosure Schedules (which fees shall be the sole responsibility of LACQ), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by LACQ or any of its Affiliates.

Section 6.15 Anti-Corruption Compliance. Neither LACQ nor any director or officer, or, to the knowledge of LACQ, any employee, agents or other person acting on behalf of LACQ has at any time: (a) used or using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (c) violated or is in violation of any provision of any applicable Anti-Corruption Law; (d) made any Prohibited Payment; (e) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of LACQ, threatened by any Governmental Authority with regard to any Prohibited Payment; or (f) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries are adequate to detect any of the foregoing.

Section 6.16 Affiliate Transactions. Except as described in the LACQ SEC Reports or as relate to (a) payment of salary, benefits or other compensation for services rendered, (b) reimbursement for expenses incurred on behalf of LACQ or (c) with respect to any such Person’s ownership of LACQ Common Stock, there are no Contracts between LACQ, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of LACQ, (ii) Vora or any of its Affiliates, or (iii) any record or beneficial owner of more than five percent (5%) of the outstanding shares of LACQ Common Stock as of the date hereof.

Section 6.17 Investment Company Act; JOBS Act. LACQ is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. LACQ constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.18 Indebtedness. LACQ has no Indebtedness except as set forth on Section 6.18 of the LACQ Disclosure Schedules.

Section 6.19 SEC Filings. LACQ has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 1, 2017 and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “LACQ SEC Reports”). Each of the LACQ SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the LACQ SEC Reports. As of the respective date of its filing, the LACQ SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the LACQ SEC Reports.

Section 6.20 Trust Account. As of the date hereof, LACQ has at least $193,000,000 in the account established by LACQ for the benefit of its public stockholders at the Trustee (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Trust Agreement, dated as of December 1, 2017, between LACQ and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified, except in so far as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally or by principals governing the availability of equitable remedies. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the LACQ SEC Reports to be inaccurate or that would entitle any Person (other than stockholders of LACQ holding LACQ Common Stock sold in LACQ’s initial public offering who shall have elected to redeem their shares of LACQ Common Stock pursuant to the LACQ Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing and except as permitted by the Trust Agreement, none of the funds held in the Trust Account may be released. There are no Legal Proceedings pending or, to the knowledge of LACQ, threatened with respect to the Trust Account.

Section 6.21 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, LACQ owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by LACQ in the operation of its business and which are material to LACQ, free and clear of any Liens (other than Permitted Liens).

Section 6.22 Proxy Statement/Prospectus. On the date first filed pursuant to section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information relating to LACQ or its Subsidiaries included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to LACQ’s stockholders, at the time of the LACQ Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that LACQ makes no representations or warranties as to the information contained in or omitted from the Form F-4 in reliance upon and in conformity with information furnished in writing to LACQ by or on behalf of the Company specifically for inclusion in the Form F-4.

Section 6.23 Form F-4. None of the information relating to LACQ or its Subsidiaries supplied by LACQ, or by any other Person acting on behalf of LACQ, in writing specifically for inclusion in the Form F-4 will, as of the Arrangement Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.24 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, LACQ acknowledges and agrees that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and LACQ specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article V that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

Section 6.25 No Additional Representations or Warranties. Except as provided in this Article VI or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement, neither LACQ nor any of its respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of LACQ and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of LACQ as conducted after the Closing, as contained in any materials provided by LACQ or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII.
COVENANTS OF THE COMPANY

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, the Company and its Subsidiaries shall, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, as contemplated by the Plan of Arrangement), as provided on Schedule 7.1 of the Company Disclosure Schedules or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice, including by continuing to pay accounts payable and other obligations in accordance with their terms and in a manner consistent in substantially all respects with past practice. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement (including as set forth on Section 7.1 of the Company Disclosure Schedules) or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company and its Subsidiaries shall not:

(a) change or amend the articles of incorporation, bylaws or other Governing Documents of the Company or any of its Subsidiaries, except as required by Law;

(b) (i) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock, except for the declaration and payment of dividends by any of the Company’s wholly-owned Subsidiaries or as permitted under Section 7.2, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries;

(c) (i) materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Material Contract or any of the Company or its Subsidiary’s rights thereunder, (ii) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract (A) with a term of longer than twelve (12) months that cannot be terminated without material penalty upon notice of ninety (90) days or less, and (B) if in effect on the date hereof would be a Material Contract, (iii) enter into or modify, accelerate, waive or terminate any First Nations Contract or (iv) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract that if in effect on the date hereof would be required to be disclosed on Section 5.27 of the Company Disclosure Schedules;

(d) except in the ordinary course of business, sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of any material assets or properties;

(e) except as otherwise required by Law, any Collective Bargaining Agreement or the existing Company Plans, (i) take any action with respect to the grant or increase of any severance, retention, change in control or termination or similar pay (ii) make any material change in the management structure of the Company or any of its Subsidiaries, including the promoting or hiring of employees or officers or the termination of existing Company Employees, other than termination of Company Employees for “cause” and hiring or promotions of non-officer employees in the ordinary course of business; (iii)  terminate, adopt, supplement, renew, enter into or materially amend any Company Plan or any new arrangement that would be a Company Plan if it were in existence on the date of this Agreement, other than in the ordinary course of business or as required by any Collective Bargaining Agreement or Contract as in existence on the date hereof; (iv) increase the compensation, bonus opportunity or other remuneration benefits of any of the Company Employees, independent contractors or directors of the Company or its Subsidiaries (other than as contemplated under Section 5.7 of the Company Disclosure Schedules or increases in the ordinary course of business to any such individuals who are not directors or officers and whose annual compensation does not exceed CAD$200,000 pursuant to a bona fide arms’ length agreement in the ordinary course of business, not to exceed CAD$200,000 per individual or CAD$1,000,000 in the aggregate); (v) establish any trust or make any deposits or contributions of cash or other property to or take any other action to secure the payment of any compensation or benefits, other than in the ordinary course consistent with past practice; or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

(f) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof;

(g) make, enter into, forgive, renew or amend in any respect any loans or advances to any Person in excess of CAD$200,000, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business and repaid prior to the Closing;

(h) except in the ordinary course of business or as required by applicable Law or IFRS, (i) make a material change in any Tax or accounting methods, (ii) make, revoke or amend any material Tax election, (iii) enter into any material Tax closing agreement, (iv) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (v) make or surrender any right to claim a material refund of Taxes, (vi) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (vii) file any amended material Tax Return;

(i) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business in an aggregate amount not to exceed CAD$1,000,000, (y) incurred under and pursuant to that certain Credit and Guaranty Agreement, dated February 22, 2017, as amended and restated pursuant to an amendment and restatement agreement, dated March 13, 2018, among Gateway Casinos & Entertainment Limited, as borrower, Bank of Montreal, as administrative agent, BNY Trust Company of Canada, as collateral agent, the guarantors party thereto and the lenders party thereto from time to time, or (z) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (ii) amend, modify, terminate or seek any waiver of any of the terms and conditions under any Material Debt Contract which would result in the Company’s ability to make a Permitted Distribution pursuant to Section 7.2 which otherwise would not have been permitted under Section 7.2 without such amendment, modification, termination or waiver;

(j) (i) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds CAD$1,000,000, except as otherwise contemplated by this Agreement or pursuant to any Material Debt Contract, or (ii) fail to pay, discharge, amend the terms of (including to expand or reduce flexibility under any restrictive payments basket or similar limitations), engage in any refinancing of or satisfy any obligation under the Existing Debt Facilities;

(k) authorize for issuance, issue, transfer, grant, pledge, encumber, subject to any Lien, sell or deliver any Company Shares, other Equity Securities, Equity Securities exercisable for or convertible into Company Shares or call, subscription rights or other rights of any kind to acquire additional Equity Securities;

(l) form or cause to be formed any new Subsidiary of the Company that is not a wholly-owned Subsidiary;

(m) other than claims covered by insurance, waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) in any amount not in excess of CAD$1,000,000 individually, or CAD$5,000,000 in the aggregate;

(n) (i) grant or acquire, agree to grant to or acquire from any Person a license or sublicense of any material Intellectual Property of the Company or any of its Subsidiaries or any of its Subsidiaries or of the business of the Company or any of its Subsidiaries, (ii) sell, transfer, dispose of, abandon, fail to maintain or permit to lapse any rights to any material Intellectual Property of the Company or any of its Subsidiaries or (iii) disclose any trade secrets to any third party that is not bound by a legally binding confidentiality obligation of customary duration with respect thereto;

(o) [Intentionally Omitted.]

(p) other than in the ordinary course of business, enter into, extend, amend or terminate any Collective Bargaining Agreement;

(q) except as expressly contemplated by this Agreement, change any method of accounting, accounting practice or cash management method used by the Company or its Subsidiaries or change the certified public accountants currently engaged by the Company;

(r) materially and adversely amend or modify or allow to lapse or consent to the termination of any Material Permit, including any Gaming Permits;

(s) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries unless such insurance policy is replaced with a policy that provides substantially similar coverage;

(t) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(u) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1.

Section 7.2 Permitted Distributions. Notwithstanding anything to the contrary contained in this Agreement, but subject to the immediately following sentence, the Company shall be entitled to declare, between the date hereof and immediately prior to the Arrangement Effective Time, one or more distributions, whether by way of dividend, return of capital or otherwise, on the Company Shares payable in cash to the Existing Company Holders at such time (any such distributions, collectively, the “Permitted Distributions”), and the Company and its Subsidiaries may take whatever actions may be necessary to give effect to any such Permitted Distributions; provided, that, in no event shall the Company or its Subsidiaries make any such Permitted Distributions in violation of applicable Law, any order or any Material Contract (including, for the avoidance of doubt, the Existing Debt Facilities); provided, further, however, that subject to Section 9.4(d) and Section 8.3(b), nothing set forth in this Agreement shall prohibit the Company from declaring and making the Company Pre-Closing Distribution. Any Permitted Distributions shall not exceed the amount, if any, by which the cash of the Company and its Subsidiaries on a consolidated basis at the time such Permitted Distribution is declared would cause the Company to (i) be unable to pay the Company Transaction Expenses or any Shared Expenses incurred by the Company in accordance with Section 3.9, (ii) be in contravention of any applicable Law or (iii) violate or be unable to satisfy any restrictive covenants under any Material Debt Contract, the requirements of which and applicable current Company calculations are set forth on Section 7.2 of the Company Disclosure Schedules. For the avoidance of doubt, (i) notwithstanding that any Permitted Distribution may have been declared by the Company to Existing Company Holders prior to the Arrangement Effective Time, the Company need not pay such Permitted Distribution prior to the Arrangement Effective Time and shall be permitted to pay all or any portion of such Permitted Distribution after the Arrangement Effective Time, and (ii) notwithstanding that a Permitted Distribution may be paid following the Arrangement Effective Time, LACQ Stockholders shall not be entitled to any portion of such Permitted Distribution in respect of the Company Shares acquired by such LACQ Stockholders pursuant to this Agreement, and any such Permitted Distribution payable in respect of the Company Shares shall instead be payable solely to those Persons who held such Company Shares as at the record date established by the Company in respect of any such Permitted Distribution. The Company may take all such steps and do all such things as are necessary to give effect to the provisions of this Section 7.2, including the payment of any Permitted Distribution contemporaneously with or immediately following the Arrangement Effective Time (to the extent such Permitted Distribution or any portion thereof has not been paid prior to the Arrangement Effective Time).

Section 7.3 Inspection. Subject to the requirements of the Gaming Authorities and to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the its Subsidiaries by third parties that may be in the possession of the Company or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege and complies with such requirements of the Gaming Authorities), the Company shall, and shall cause its Subsidiaries to, afford to LACQ and its accountants, counsel and other representatives, upon prior written notice, reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of the Company and its Subsidiaries as LACQ or any such representatives may reasonably request upon prior written notice. All information obtained by LACQ and its representatives shall be subject to the Confidentiality Agreement.

Section 7.4 The Company NYSE Listing. Prior to the Merger Effective Time, the Company shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the Company Shares and the Company Warrants (other than the Exchange Placement Warrants) and, from the date hereof through the Closing, the Company shall use commercially reasonable efforts to cause the Company Shares and Company Warrants (other than the Exchange Placement Warrants) to be approved for listing on NYSE as of the Closing Date.

Section 7.5 No LACQ Common Stock Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries, or their respective officers, employees or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of LACQ without the prior consent of LACQ. The Company shall use commercially reasonable efforts to cause each of its Subsidiaries, and their respective officers, employees and controlling Affiliates to comply with the foregoing sentence.

Section 7.6 No Claim Against the Trust Account. The Company acknowledges and understands that LACQ has established the Trust Account for the benefit of LACQ’s public stockholders and that disbursements from the Trust Account are available only in limited circumstances. The Company acknowledges that if the Transactions are, or, in the event of termination of this Agreement, another Business Combination is, not consummated by April 5, 2020 or such later date as approved by the stockholders of LACQ to complete a Business Combination, LACQ will be obligated to return to its stockholders the amounts being held in the Trust Account. The Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind or nature whatsoever in or to, and any and all right to seek payment of any amounts due to it out of, the Trust Account established for the benefit of the public stockholders of LACQ and into which substantially all of the proceeds of LACQ’s initial public offering have been deposited, and hereby irrevocably waives any claim it presently has or may have in the future as a result of, or arising out of, this Agreement or any Ancillary Agreement, which claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever. Accordingly, the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and LACQ to collect from the Trust Account any monies that may be owed to them by LACQ or any of its Affiliates for any reason whatsoever, and will not seek recourse, reimbursement, payment of satisfaction of any claim against the Trust Account at any time for any reason whatsoever. This Section 7.6 shall survive the termination of this Agreement for any reason.

Section 7.7 Exclusivity. From the date hereof until the Closing, the Company shall not, and shall cause its Subsidiaries, officers, employees, managers, directors, and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or discuss any offer, inquiry, proposal or indication of interest, written or oral, (whether binding or non-binding) from any Person (other than LACQ or its Affiliates in connection with the transactions contemplated hereby) relating to an Alternative Company Transaction (an “Alternative Transaction Proposal”), (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Alternative Transaction Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Alternative Transaction Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to an Alternative Transaction Proposal or accept any offer relating to an Alternative Transaction Proposal, (d) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction Proposal or (f) otherwise furnish any information with respect to, assist or knowingly participate in or facilitate in any other manner any effort or attempt by any Person (other than LACQ or its Affiliates) to do or seek to do any of the foregoing. The Company shall notify LACQ promptly if any Person makes to the Company any Alternative Transaction Proposal, which notice shall include a copy of such Alternative Transaction Proposal (or, where such Alternative Transaction Proposal is not submitted by such Person in writing, a reasonably detailed description of the material terms and conditions of such Alternative Transaction Proposal). Upon the effectiveness of this Agreement, the Company shall immediately terminate all discussions and negotiations with any Persons related to an Alternative Company Transaction, and as promptly as practicable thereafter request that each such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. The Company shall notify LACQ promptly (but in any event within twenty-four (24) hours) if any Person makes to the Company an Alternative Transaction Proposal.

Section 7.8 Proxy Solicitation.

(a) The Company shall deliver to LACQ, as promptly as practical following the date of this Agreement (and in any event no later than January 6, 2020), (x) any required audited financial statements, including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of changes in equity (deficiency) and statements of cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017 and (y) any required interim unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flow and statements of shareholders’ equity of the Company and its Subsidiaries as of and for the nine-month periods ended September 30, 2018 and September 30, 2019, in each case, prepared in accordance with IFRS and Regulation S-X. To the extent required under the Securities Act or the Exchange Act, the Company shall deliver to LACQ any additional required audited or interim unaudited financial statements. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, LACQ and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with LACQ in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to LACQ’s stockholders, the Company will give LACQ prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, LACQ and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LACQ pursuant to this Section 7.8 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedules.

Section 7.9 D&O Indemnification and Insurance.

(a) From and after the Merger Effective Time, the Company agrees that it shall indemnify and hold harmless each present and former director and officer of LACQ (“D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that LACQ would have been permitted under applicable Law or the LACQ Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six (6) years from and after the Closing Date, the Company shall cause the certificate of incorporation and the bylaws of the Surviving Company to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of LACQ for periods at or prior to the Closing Date than are set forth in the LACQ Governing Documents as of the date of this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Company and the Company. In the event that the Surviving Company or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.9.

Section 7.10 First Nations Correspondence Notice. From the date hereof until the Closing Date, the Company shall promptly notify LACQ of any First Nations Correspondence received or sent as well as written particulars of any material oral communications to, from or with any First Nations Person in respect of any current or planned operations of the Company or any Company Affiliate.

Article VIII.
COVENANTS OF LACQ

Section 8.1 No Solicitation by LACQ.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, LACQ shall not, and LACQ shall cause its officers, employees, managers, directors and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning LACQ or any of its Subsidiaries to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of LACQ in connection with a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to a Business Combination Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Business Combination Proposal or (vi) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, LACQ shall and shall cause its officers and directors to, and LACQ shall instruct and cause LACQ’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal, and as promptly as practicable thereafter notify each such Person to the effect that LACQ is ending all discussions and negotiations with such Person with respect to any Business Combination Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning LACQ and its Subsidiaries and LACQ shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. Except as expressly permitted by this Section 8.1, from and after the date hereof until the Merger Effective Time, or, if earlier, the termination of this Agreement in accordance with Article XI, the LACQ board of directors or any committee thereof shall not (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Business Combination Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to the Company, the LACQ Board Recommendation, (iii) fail to include the LACQ Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes a Business Combination Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Business Combination Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit LACQ or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Business Combination Proposal, (vi) fail to publicly affirm the LACQ Board Recommendation within ten (10) Business Days following receipt of a written request to do so from the Company or (vii) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vii) of this sentence, a “Change of Board Recommendation”).

(b) Notwithstanding anything contained in this Section 8.1 and subject to compliance with this Section 8.1, prior to receipt of the LACQ Stockholder Approval, LACQ and its representatives may furnish information regarding LACQ to, or enter into discussions or negotiations with any Person in response to a bona fide written Business Combination Proposal by such Person that did not result from a breach of this Section 8.1, which LACQ’s board of directors reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Business Combination Proposal (and is not withdrawn) if: (A) the board of directors of LACQ concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the board of directors of LACQ under applicable Laws; (B) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, LACQ gives the Company written notice of LACQ’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (C) LACQ receives from such Person an executed confidentiality agreement containing provisions that are not less restrictive to such Person as those contained in the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such Person, LACQ furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by LACQ to the Company).

(c) LACQ shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing of the receipt of any Business Combination Proposal, which notice shall include a copy of such Business Combination Proposal (or, where such Business Combination Proposal is not submitted by such Person in writing, a reasonably detailed written description of the material terms and conditions of such Business Combination Proposal). Without limiting the foregoing, LACQ shall keep the Company promptly informed (and in any event within twenty-four (24) hours) in all material respects of the status of, and any material communications relating to material changes to, such Business Combination Proposal (including any change in the price or other material terms thereof). LACQ shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably expected to breach its fiduciary duties under applicable Law; provided, that LACQ promptly (and in any event within twenty-four (24) hours) advises the Company that it is taking such action. LACQ shall not enter into any agreement with any Person relating to a Business Combination Proposal (other than a confidentiality agreement of the type described in Section 8.1(b)) which has the effect of prohibiting LACQ or its representatives from communicating with, or providing any information or materials to, the Company in accordance with, or otherwise complying with this Section 8.1.

(d) Notwithstanding anything to the contrary contained in Section 8.1(a), if, in response to a bona fide written Business Combination Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 8.1, LACQ’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal constitutes a Superior Business Combination Proposal, at any time prior to the receipt of the LACQ Stockholder Approval, (A) LACQ’s board of directors may effect a Change of Board Recommendation with respect to such Superior Business Combination Proposal and/or (B) the Company may terminate this Agreement pursuant to Section 11.1(c)(iv) in order to enter into a definitive written agreement with respect to such Superior Business Combination Proposal, in either case subject to the requirements of this Section 8.1(d). LACQ shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 8.1(d) or terminate this Agreement pursuant to Section 11.1(c)(iv) unless:

(i) the LACQ board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law;

(ii) LACQ shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Notice Period”) of LACQ’s intention to take such actions, which notice shall include a copy of the definitive written agreement with respect to such Superior Business Combination Proposal and any other material documents with respect thereto;

(iii) during the Notice Period, if requested by the Company, LACQ shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with the Company and its representatives regarding any amendments or modifications to this Agreement proposed by the Company and intended to cause the relevant Business Combination Proposal to no longer constitute a Superior Business Combination Proposal; and

(iv) following the end of such Notice Period, LACQ’s board of directors shall have considered in good faith any proposed amendments or modifications to this Agreement and the other agreements contemplated hereby that may be offered by the Company in writing (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal would continue to constitute a Superior Business Combination Proposal if such Proposed Changed Terms were to be given effect and that the failure to make a Change of Board Recommendation with respect to such Superior Business Combination Proposal would reasonably be expected to breach the directors’ fiduciary duties under applicable Law.

In the event of any change to the price terms or any other material revision or material amendment to the terms of such Superior Business Combination Proposal, LACQ shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 8.1(d) (which shall apply mutatis mutandis) with respect to such new written notice, except that references in this Section 8.1(d) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days”.

(e) Nothing contained in this Section 8.1 shall prohibit LACQ’s board of directors from (i) disclosing to the LACQ Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the LACQ Stockholders if the LACQ board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach its fiduciary duties or violate applicable Law, provided that upon the written request by the Company following any disclosure specified in this Section 8.1(e), LACQ’s board of directors shall publicly reaffirm the LACQ Board Recommendation within three (3) Business Days following receipt of such request and a failure to do so shall be deemed to be a Change of Board Recommendation. The issuance by LACQ or the LACQ board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(f) LACQ acknowledges and agrees that any violation of the restrictions set forth in this Section 8.1 by any of its representatives shall be deemed to be a breach of this Section 8.1 by LACQ.

Section 8.2 LACQ Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, LACQ shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), LACQ shall not, and LACQ shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of LACQ or any of its Subsidiaries, except as otherwise required by Law and as approved by the LACQ Stockholders at the Extension Stockholders’ Meeting, any Additional Extension Meeting, or any LACQ Special Meeting;

(b) (i) make or declare any dividend or distribution to the stockholders of LACQ or make any other distributions in respect of any of LACQ’s or any of its Subsidiary’s capital stock, except for dividends by any of LACQ’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of LACQ’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other Equity Securities of LACQ, other than a redemption of shares of LACQ Common Stock made as part of the LACQ Share Redemption;

(c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties;

(d) acquire any assets or securities of, or make any equity investment in, another Person;

(e) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or enter into a joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) make any material loans or material advances to any Person, except for advances to employees or officers of LACQ or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(g) except as required by applicable Law, (A) make a material change in any Tax or accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any material Tax closing agreement, (D) settle or compromise any material Tax liability of LACQ or any of its Subsidiaries, (E) make or surrender any right to claim a material refund of Taxes, (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (G) file any amended material Tax Return;

(h) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between LACQ and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(i) (A) authorize for issuance, issue, sell or deliver any LACQ Securities or securities exercisable for or convertible into LACQ Securities or (B) grant any additional options, warrants or stock appreciation rights with respect to LACQ Securities not outstanding on the date hereof.

(j) waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution);

(k) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(l) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.2.

Section 8.3 Trust Account.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), LACQ shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of shares of LACQ Common Stock pursuant to any LACQ Share Redemption; (b) the payment of the LACQ Transaction Expenses and Shared Expenses incurred by LACQ pursuant to Section 3.9; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b) (such balance, the “Trust Account Amount”), to be disbursed to LACQ or as LACQ may direct with the prior written consent of the Company.

(b) Notwithstanding anything to the contrary in this Agreement, at least fifty percent (50%) of the Trust Account Amount shall be reserved for continuing use in the gaming business operated by the Company and its Subsidiaries (which use may include a loan to the Company or any Subsidiary (and, for the avoidance of doubt, any such loan proceeds may be applied to the repayment of Indebtedness of the Company or any Subsidiary)).

Section 8.4 Inspection. Subject to the requirements of confidentiality obligations and similar restrictions that may be applicable to information furnished to LACQ or any of its Subsidiaries by third parties that may be in the possession of LACQ or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege), LACQ shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives, upon prior written notice, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of LACQ and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of LACQ and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of LACQ and its Subsidiaries as the Company or any such representatives may reasonably request upon prior written notice. All information obtained by the Company and its representatives shall be subject to the Confidentiality Agreement.

Section 8.5 LACQ NASDAQ Listing. From the date hereof through the Closing, LACQ shall use commercially reasonable efforts to ensure LACQ remains listed as a public company on, and for shares of LACQ Common Stock and LACQ Public Warrants to be listed on, NASDAQ.

Section 8.6 LACQ Public Filings. From the date hereof through the Closing, LACQ will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.7 Preparation of Proxy Statement; LACQ Special Meeting; LACQ Stockholder Approval.

(a) Assuming the Company furnishes all necessary information to, and reasonably cooperates with, LACQ in the preparation of the Proxy Statement (and complies with its obligations under Section 7.8), LACQ shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act as promptly as practicable following the execution and delivery of this Agreement. LACQ agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Transactions (including the Merger), and (iii) approval of any other proposals reasonably agreed by LACQ and the Company to be necessary or appropriate in connection with the Transactions (collectively, the “Transaction Proposals”).

(b) LACQ and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to LACQ’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the LACQ Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of LACQ Common Stock to vote in favor of each of the Transaction Proposals. LACQ shall, through its board of directors, recommend to its stockholders that they approve the Transaction Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.7(b), if on a date for which the LACQ Special Meeting is scheduled, LACQ has not received proxies representing a sufficient number of shares of LACQ Common Stock to obtain the LACQ Stockholder Approval, whether or not a quorum is present, LACQ shall have the right to make one or more successive postponements or adjournments of the LACQ Special Meeting, provided that the LACQ Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the LACQ Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date.

Section 8.8 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote LACQ Securities (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to LACQ, the Company or Merger Sub, the Merger or any other Transactions, then LACQ and the board of directors of LACQ shall take all action reasonably available to render such Law inapplicable to the foregoing.

Section 8.9 Cooperation with Financing. LACQ shall, and shall use its commercially reasonable efforts to cause its advisors and representatives to, provide all cooperation reasonably requested by the Company to assist the Company in the arrangement, syndication, underwriting or placement, and obtaining of any equity or debt financing up to $100,000,000 in a transaction that does not in any manner involve, relate to or otherwise directly benefit Persons that are Affiliates of the Company (each, a “Financing”), including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and sessions with rating agencies and financing sources; (ii) participating in reasonable and customary due diligence; (iii) furnishing the Company and any financing sources, as promptly as reasonably practicable, with all financial statements and financial, legal and other pertinent information as may be reasonably requested by the Company to assist in the preparation of any financing or offering documents relating to any Financing (including, without limitation, furnishing and agreeing to disclose any information deemed to be material by the Company or its counsel in any offering memorandum, private placement memorandum or other similar document in connection with an offering of securities by the Company or any of its Subsidiaries); (iv) assisting in the preparation of customary materials for rating agency presentations, business projections, road show materials, pro forma financial statements and similar documents required in connection with any Financing; (v) cooperating with the Company’s counsel in connection with any legal opinions that such counsel may be required to deliver in connection with any Financings; (vi) assisting the Company in obtaining any corporate credit and family ratings from any ratings agencies, and any interest hedging arrangements, and any definitive financing documents or other certificates any documents as may be reasonably requested by the Company to facilitate any Financings; (vii) using commercially reasonable efforts to cause their independent accountants to provide assistance and cooperation in any Financing; and (viii) providing all documentation and other information about LACQ as is reasonably requested in writing by the Company in connection with any Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including “FINCEN” (and similar beneficial ownership regulations) and the USA PATRIOT Act.

Section 8.10 Additional Extension Meeting.

(a) If it appears, in LACQ’s reasonable judgment, that a Business Combination will not be consummated by the then applicable Business Combination Deadline, LACQ shall convene and hold one or more additional meetings of the LACQ Stockholders (each, an “Additional Extension Meeting”) for the purpose of extending the date by which LACQ is required to consummate a Business Combination; provided, however, that in no event shall the Business Combination Deadline be extended to a date later than the Outside Date. To the extent there is an Additional Extension Meeting, LACQ shall use commercially reasonable efforts to solicit proxies from the holders of LACQ Common Stock to vote in favor of the extension proposals presented in connection with such Additional Extension Meeting and the LACQ board of directors shall not withdraw, amend, qualify or modify its recommendation to the LACQ Stockholders that they vote in favor of such proposals.

(b) To the extent there is an Additional Extension Meeting, LACQ agrees that it shall provide the holders of LACQ Common Stock the opportunity to elect redemption of such shares of LACQ Common Stock in connection with the Additional Extension Meeting, as required by the LACQ Governing Documents.

Article IX.
JOINT COVENANTS

Section 9.1 Regulatory Approvals; Third Party Consents.

(a) Subject to the terms and conditions of this Agreement, LACQ and the Company, shall use their reasonable best efforts and shall reasonably cooperate and coordinate to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority, Gaming Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Authority, Gaming Authority or other third party that are necessary to consummate the Transactions, including as required pursuant to or in connection with the Regulatory Approvals or any Material Contract or Material Permit. For greater certainty, “reasonable best efforts” in respect of the ICA Approval shall include proposing and negotiating undertakings that may be necessary in order to obtain the ICA Approval on a timely basis, provided that any such action is conditioned upon the consummation of the Transactions.

(b) In furtherance and not in limitation of the foregoing or in Section 9.1(j) below, LACQ and the Company shall, and shall cause their respective Affiliates, directors, managers, officers, employees, and agents, and shall direct all of their other representatives to (i) cause the preparation, delivery and filing of any other required filings, notifications, registrations, submissions or other materials pursuant to applicable Competition Laws as promptly as practicable after the date hereof and in any event within twenty (20) Business Days after the date hereof. Each of LACQ and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any applicable Competition Laws and shall use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as practicable and in any event prior to the Outside Date. Each of LACQ and the Company shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither the Company nor LACQ shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under any applicable Competition Laws.

(c) In furtherance and not in limitation of the foregoing, as promptly as practicable after the date hereof, and in any event no later than twenty (20) Business Days from the date hereof unless otherwise agreed by the Parties, the Company and its Subsidiaries, with the full assistance of LACQ shall, and shall cause their respective Affiliates, directors, managers, officers, employees, and agents, and shall direct all of their other representatives to cause the preparation, delivery and filing of all materials and applications required to obtain the Gaming Authority Approvals that are required by the Company and its Subsidiaries in order to continue the operation of the Gaming Facilities owned, operated or controlled thereby (including those set forth on Section 5.2 of the Company Disclosure Schedules, each of which is a “Material Approval”). For clarity, the filings referenced in this subsection do not include any materials that a Gaming Authority requires to be filed following the initial applications and requests for consent submitted by the Company to such Gaming Authority, including all personal disclosure filings.

(d) In furtherance of the foregoing, as promptly as practicable after the date hereof, and in any event no later than twenty (20) Business Days from the date hereof, unless the parties mutually agree to delay the filing or agree that a filing is not required under Part IV of the Investment Canada Act, LACQ shall prepare and submit an application for review pursuant to Section 17 of the Investment Canada Act in respect of this Agreement and Transactions and, contemporaneously therewith or promptly thereafter, shall submit proposed written undertakings to Her Majesty in right of Canada.

(e) The Parties shall use reasonable best efforts to obtain the Competition Act Approval (if required) as promptly as practicable. If the Transactions require notice under section 114 of the Competition Act, LACQ shall promptly (and, in any event, within twenty (20) Business Days following the execution of this Agreement), file with the Competition Bureau a request for an advance ruling certificate under Section 102 of the Competition Act in respect of the Transactions. The applicable filing fee shall be paid 50% by LACQ and 50% by the Company. If the Competition Act Approval shall not have been obtained within twenty (20) days after the filing thereof, LACQ or the Company may at any time thereafter, acting reasonably, notify the other Party that it intends to file a notification pursuant to paragraph 114(1) of the Competition Act, in which case LACQ or the Company shall each file their respective notification pursuant to section 114(1) of the Competition Act as promptly as practicable but in any event within ten (10) Business Days following the date LACQ or the Company, as applicable, notified the other Party of its intention to file a notification.

(f) Neither LACQ nor the Company shall extend or consent to any extension of any waiting period under the Competition Act or enter into any agreement with the Commissioner to not consummate the Transactions, except with the prior written consent of the other Party.

(g) The Parties shall use their reasonable best efforts to obtain the Competition Act Approval as soon as reasonably practical and shall cooperate with each other in connection with the preparation and submission of all requests, filings, submissions, correspondence and communications of any material nature (including responses to requests for information and inquiries from the Commissioner or any representatives of the Competition Bureau) as may be or become necessary or desirable in connection with obtaining the Competition Act Approval, with the Company providing LACQ with such information as LACQ may reasonably request. All requests and inquiries from or on behalf of the Commissioner shall be dealt with by LACQ and the Company in consultation with each other. Each of the Parties shall, subject to Section 9.1(g)(iii):

(i) promptly notify the other of written communications of any nature from or on behalf of the Commissioner relating to the Transactions and provide the other with copies thereof;

(ii) permit the other an advance opportunity to review and comment upon any proposed written communications of any nature with the Commissioner relating to the Transactions, consider in good faith the comments of the other Party, and provide the other with final copies thereof; and

(iii) none of the Parties shall participate in any substantive meeting, communication or discussion (whether in person, by e-mail, telephone or otherwise) with or before the Commissioner or his staff in respect of any filing, review, investigation, request for information or inquiry concerning the Transactions unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat (except where the Commissioner or his staff expressly requests that a Party should not be present at the meeting or discussion) and subject to Section 9.1(h).

(h) Notwithstanding any provision in this Agreement, where a Party (in this Section 9.1(h) only, a “Disclosing Party”) is required under this Section 9.1(h) to provide information to the other Party (in this Section 9.1(h) only, a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may restrict the provision of such competitively sensitive information only to external legal counsel of the Receiving Party on the basis that such information will not be shared by the Receiving Party’s external legal counsel with any other Person except for a Governmental Authority, if required, provided that the Disclosing Party also provides the Receiving Party a redacted version of any such filing, submissions, correspondence or communications (including responses to requests for information and inquiries from a Governmental Authority) which does not contain any such competitively sensitive information.

(i) If any objections are asserted or concerns expressed with respect to the transactions contemplated by this Agreement from any Governmental Authority (other than a Gaming Authority) or if any proceeding is instituted or threatened by any Governmental Authority (other than a Gaming Authority) or any private party challenging any of the Transactions as violative of any applicable Law (including any Competition Law), each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, to contest and defend any such claim, cause of action or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction that prohibits, prevents or restricts consummation of the Transactions; provided, however, that if any such proceeding is instituted or threatened by a Gaming Authority or any such decree, order, judgment or injunction is instituted by a Gaming Authority, each Party shall take any and all actions necessary to contest and defend any such claim, cause of action or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction that prohibits, prevents or restricts consummation of the Transactions.

(j) With the exception of the ICA Approval (if required), and to the extent not prohibited by applicable Law, each Party shall: (i) cooperate with each other Party in connection with the preparation and submission of all applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) as may be or become necessary or desirable in order to obtain or otherwise pertaining to obtaining the Regulatory Approvals (including those described in clauses (b) and (c) above) in connection with the consummation of the Transactions; (ii) promptly inform of and furnish the other Party with copies of (A) any filing that such Party submits to any Governmental Authority and (B) any written or oral communication or correspondence (and in the case of oral communication, by furnishing a summary of such communication) received by that Party from or with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals and generally keep the other Party informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals; (iii) use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the Parties, or either of them, to supply additional information that is relevant to the review of the Transactions in respect of obtaining or concluding the Regulatory Approvals; (iv) to the extent practicable and except for Confidential Filings, permit the other Party to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals, and, to the extent practicable, shall provide the other Party a reasonable opportunity to comment thereon and agree to consider those comments in good faith; (v) except for Confidential Filings, promptly provide the other Party with any applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals; and (vi) not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals unless (A) such meeting or discussion is expected to include substantive discussion of a Confidential Filing or (B) the Party consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat. Notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to share (x) any filings or other written materials that include individual personal background and financial information or non-public financial information regarding the Company or LACQ or (y) any communications with a Governmental Authority pertaining to any such information or matters in clause (x); provided, that to the extent the relevant portions of such communications can be reasonably redacted, then such party shall be obligated to share redacted copies of such communications in accordance with this Section 9.1(j). In furtherance of the foregoing, LACQ shall furnish to the Company such information and assistance as the Company may reasonably request in order to prepare any notification, application, filing or request to, or response to a request from, a Governmental Authority; provided, however, that all filings required for the purpose of obtaining the Material Approvals (the “Confidential Filings”) shall be prepared and submitted to the applicable Gaming Authority by the Company in confidence and shall not be provided to any other Party, subject to any decision of the Company to the contrary.

(k) With respect to the ICA Approval (if required), the Company shall supply as promptly as practicable any information and documentary material that LACQ may reasonably request in connection with obtaining the ICA Approval. LACQ shall use reasonable best efforts to respond promptly to any request or notice from the Minister of ISED or Minister of Heritage requiring LACQ to supply additional information that is relevant to the review of the Transactions in respect of obtaining ICA Approval.

Section 9.2 Form F-4.

(a) As promptly as practicable following the execution and delivery of this Agreement, LACQ and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and the Company shall file with the SEC, the Form F-4.

(b) Each of LACQ and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form F-4 and any amendment to the Form F-4 filed in response thereto. If LACQ or the Company becomes aware that any information contained in the Form F-4 shall have become false or misleading in any material respect or that the Form F-4 is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Party and (ii) LACQ, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4. Each of the Company and LACQ shall provide the other Party with copies of any written comments, and shall inform the other Party of any oral comments, that the Company or LACQ receives from the SEC or its staff with respect to the Form F-4 promptly after the receipt of such comments and shall give the other Party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. LACQ and the Company shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the Transactions.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, LACQ and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents, Permits and approvals of third parties that any of LACQ, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions on mutually acceptable terms, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Upon reasonable prior notice, the Company shall make employees of the Company available to participate in and assist LACQ in LACQ’s preparation of customary materials for meetings with potential investors and other Persons.

Section 9.4 Tax Matters.

(a) Each of the Company, LACQ and Merger Sub (i) agree that (x) the Transactions (including the exchange of LACQ Common Stock pursuant to Section 4.1) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (y) the exchange of LACQ Warrants for Exchange Warrants pursuant to Section 4.4 shall not be taxable for U.S. federal income tax purposes, and (z) except to the extent any U.S. person that owns five percent (5%) or more of LACQ (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)) has not entered into a “gain recognition agreement” within the meaning of Treasury Regulations Sections 1.367(a)-3(b)(1) and 1.367(a)-8, the Transactions shall not be taxable pursuant to Section 367 of the Code or Treasury Regulations promulgated thereunder (clauses (x) through (z) above, collectively, the “Intended Tax Treatment”), (ii) shall use its commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment, and (iii) shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment unless otherwise required by a final “determination” within the meaning Section 1313(a) of the Code. Each Party agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) The Company, LACQ and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) The Company shall continue (i) to operate (or cause one or more of its Subsidiaries to operate) at least one (1) significant historic business line of LACQ, or (ii) to use at least a significant portion of LACQ’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d); provided, however, that the Company or any of its Subsidiaries may transfer LACQ’s historic business assets to a corporation that is a member of the Company’s “qualified group” within the meaning Treasury Regulations Section 1.368-1(d)(4)(ii).

(d) Neither the Company nor any of its Subsidiaries shall transfer or distribute any assets or stock of LACQ, the Merger Sub or the Surviving Company if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii).

(e) Notwithstanding anything to the contrary contained herein, Transfer Taxes payable as a result of the consummation of the Transactions shall be borne by the Company. The Company and LACQ shall reasonably cooperate in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes, including joining in the execution of any such Tax Return if required by applicable Law; provided, however, that any costs associated with such cooperation shall be borne by the Company.

(f) The covenants contained in this Section 9.4, notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

Article X.
CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of All Parties. The obligations of the Parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any or more of which may be waived in writing by all the Parties:

(a) The LACQ Stockholder Approval shall have been obtained;

(b) The Company Shareholder Approval shall have been obtained;

(c) The Final Order shall have been obtained and shall not have been set aside;

(d) All waiting periods under any applicable Competition Laws applicable to the Merger shall have expired or been terminated;

(e) Each of the Permits, Regulatory Approvals and other third party consents or approvals set forth on Section 5.2 of the Company Disclosure Schedules, in each such case, shall have been obtained, procured or made, as applicable, and are so obtained, procured or made without the imposition of a Burdensome Condition;

(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions;

(g) The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

(h) The Company Shares and Company Warrants (other than the Exchange Placement Warrants) shall have been approved for listing on NYSE, subject only to official notice of issuance thereof; and

(i) the Ancillary Agreements shall have been duly executed by the parties thereto and remain in full force and effect.

Section 10.2 Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both the Company and Merger Sub:

(a) (i) each of the representations and warranties of LACQ contained in Sections 6.1, 6.3, 6.4, 6.14 and 6.20 (the “LACQ Fundamental Representations”) shall be true and correct in all material respects, except for Section 6.4 and Section 6.20, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of LACQ contained in this Agreement other than the LACQ Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and LACQ Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a LACQ Material Adverse Effect;

(b) the covenants of LACQ to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) LACQ shall have delivered to the Company a certificate signed by an officer of LACQ, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(d) since the date of this Agreement through the Closing Date, there shall not have been any LACQ Material Adverse Effect;

(e) The Pre-Closing Transactions shall have been completed;

(f) following payment by LACQ to its stockholders who have validly elected to have their shares of LACQ Common Stock redeemed for cash pursuant to the LACQ Governing Documents as part of a LACQ Share Redemption, the amount of immediately available cash in the Trust Account shall be no less than the greater of (i) $15,000,000 and (ii) the aggregate amount of LACQ Transaction Expenses; and

(g) LACQ shall have made all necessary arrangements with the Trustee to have the funds contained in the Trust Account disbursed or available to LACQ, in accordance with the Trust Agreement and this Agreement, immediately prior to the Closing, and all such funds released from the Trust Account to LACQ shall be available to LACQ (and, following the Merger, the Surviving Company).

Section 10.3 Conditions to Obligations of LACQ. The obligations of LACQ to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LACQ:

(a) (i) each of the representations and warranties of the Company contained in Sections 5.1, 5.3, 5.4, 5.5, 5.7 and 5.25 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects, except for Section 5.4, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a Company Material Adverse Effect;

(b) the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered to LACQ a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(e) have been fulfilled;

(d) the Merger Sub Stockholder Approval shall have been obtained;

(e) since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect;

(f) the Legacy Shareholders’ Agreement shall have been terminated;

(g) the amount of the Closing Casino Cash shall have been determined in accordance with Section 3.11, and the amount of the Closing Casino Cash so determined shall be not less than the Minimum Casino Cash;

(h) the articles of incorporation and bylaws of the Company shall have been amended and restated in their entirety in substantially the forms attached hereto as Exhibit H; and

(i) no more than 5% of the Company Shareholders shall have exercised Dissent Rights.

Article XI.
TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and LACQ;

(b) by either the Company or LACQ if the LACQ Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the LACQ Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) prior to the Closing, by written notice to the Company from LACQ if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from LACQ of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(iii) the Closing has not occurred on or before July 15, 2020 (the “Outside Date”), unless LACQ is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date; or

(iv) at any time prior to the receipt of the LACQ Stockholder Approval, the LACQ board of directors determines to accept a Superior Business Combination Proposal, but only if LACQ shall have complied with its obligations under Section 8.1 with respect to such Superior Business Combination Proposal.

(d) prior to the Closing, by written notice to LACQ from the Company if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of LACQ set forth in this Agreement, such that the conditions specified in Section 10.2(a) and Section 10.2(b) would not be satisfied at the Closing (a “Terminating LACQ Breach”), except that, if any such Terminating LACQ Breach is curable by LACQ through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by LACQ of notice from the Company of such breach, but only as long as LACQ continues to exercise such reasonable best efforts to cure such Terminating LACQ Breach (the “LACQ Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating LACQ Breach is not cured within the LACQ Cure Period;

(ii) the Closing has not occurred on or before the later of (x) June 1, 2020 and (y) if under the rules and regulations of the SEC, the Proxy Statement/Prospectus is required to include audited financial statements of the Company for the year ended December 31, 2019, the date that is forty-five (45) days after the Company’s delivery of such audited financial statements to LACQ, which satisfy SEC requirements for inclusion in the Proxy Statement/Prospectus, unless the Company is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date;

(iii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv) the LACQ board of directors shall have made a Change of Board Recommendation.

Section 11.2 LACQ Termination Fee.

(a) The parties hereto agree that if (i) this Agreement is terminated by LACQ or the Company pursuant to Section 11.1(c)(iv) or Section 11.1(d)(iv) (as applicable) and (ii) LACQ enters into a written definitive merger or purchase agreement with respect to the applicable Superior Business Combination Proposal, then LACQ shall pay to the Company prior to or concurrently with such entry into a written definitive merger or purchase agreement with respect to such Superior Business Combination Proposal, in the case of a termination by LACQ, or within two (2) Business Days thereafter, in the case of a termination by the Company, a one-time fee of $9,509,235.00 (the “LACQ Termination Fee”).

(b) All payments under this Section 11.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

(c) Each of the Parties acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transaction and that without these agreements, LACQ, the Company and Merger Sub would not enter into this Agreement. Accordingly, if LACQ fails to pay the LACQ Termination Fee when due, and, in order to obtain such payment, the Company commences an Action that results in a judgment against LACQ for the LACQ Termination Fee, LACQ shall pay to the Company, together with the LACQ Termination Fee, (i) interest on the LACQ Termination Fee from the date of termination of this Agreement at the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period and (ii) the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. For the avoidance of doubt, in no event shall LACQ be required to pay the LACQ Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the LACQ Termination Fee is paid by LACQ pursuant to Section 11.2(a) then, except for as provided in Section 12.16, any such payment shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of the Company and Merger Sub against LACQ and any of its respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates and none of LACQ or any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 11.3 Gateway Termination Fee.

(a) The Parties hereto agree that if (i) this Agreement is terminated by the Company pursuant to Section 11.1(d)(ii) prior to the Outside Date, (ii) on the date of such termination the condition set forth in Section 10.1(a) has been satisfied or such date is fewer than thirty (30) days after the SEC Clearance Date, (iii) the conditions set forth in Sections 10.1(c), 10.1(f), 10.2(a), 10.2(b), 10.2(d) and 10.2(f) have been satisfied or would be capable of being satisfied if the Closing occurred on such date and (iv) LACQ and its affiliates are not in willful breach of their respective obligations set forth in Sections 9.1 and 9.3, then the Company shall pay to LACQ prior to or concurrently with such termination a one-time fee equal to the lesser of (x) $5,000,000.00 and (y) all documented fees and expenses of outside legal counsel, accountants and auditors, in connection with the Transactions incurred by or on behalf of LACQ and any amounts necessary to repay any promissory notes outstanding pursuant to the Expense Advancement Agreement.

(b) All payments under this Section 11.3 shall be made by wire transfer of immediately available funds to an account designated in writing by LACQ, or in the absence of such designation, an account established for the sole benefit of LACQ.

(c) Each of the Parties acknowledges that the agreements contained in this Section 11.3 are an integral part of the Transaction and that without these agreements, LACQ, the Company and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, LACQ commences an Action that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to LACQ, together with the Company Termination Fee, (i) interest on the Company Termination Fee from the date of termination of this Agreement at the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period and (ii) LACQ’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is paid by the Company pursuant to Section 11.3(a) then, except for as provided in Section 12.16, any such payment shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of the LACQ against the Company and Merger Sub and any of their respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates and none of the Company or any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 11.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall, subject to this Section 11.4, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than with respect to the LACQ Termination Fee, if applicable, or for any intentional and willful breach of this Agreement by a Party hereto occurring prior to such termination, except that (i) the provisions of Article I, Sections 11.2, 11.4, 12.4, 12.5, 12.6, 12.14 and 12.16 herein and the Confidentiality Agreement shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither LACQ nor the Company shall be relieved or released from any liabilities arising out of its breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination.

Article XII.
MISCELLANEOUS

Section 12.1 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, managers or others performing similar functions with respect to such party, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.2 Notices. All notices, requests, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when actually delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy, facsimile or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to LACQ, to:

Leisure Acquisition Corp.

250 W. 57th Street

Suite 2223

New York, NY 10107

Attention: Daniel B. Silvers, Chief Executive Officer
E-mail:  dsilvers@matthewslane.com

with copies to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Jeffrey A. Horwitz; Daniel I. Ganitsky
Facsimile: (212) 969-2900

E-mail: jhorwitz@proskauer.com; dganitsky@proskauer.com

and to:

Miller Thomson LLP

Scotia Plaza

40 King Street West, Suite 5800

P.O. Box 1011

Toronto, Ontario M5H 3S1

Attention: Lawrence D. Wilder

Facsimile: (416) 595-8695

E-mail: lwilder@millerthomson.com

(b) If to the Company, to:

Gateway Casinos & Entertainment Limited
4331 Dominion Street
Vancouver, BC V5G 1C7

Attention: Tolek Strukoff, Chief Legal Officer and Corporate Secretary
Facsimile: (604) 412-0117

E-mail: tstrukoff@gatewaycasinos.com

with copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Zachary Judd and Matthew Dixon

Facsimile: (312) 993-9767

E-mail: zachary.judd@lw.com; matthew.dixon@lw.com

and to:

Bennett Jones LLP

#2500 - 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Christian Gauthier

Facsimile: (604) 891-5100

E-mail: gauthierc@bennettjones.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16 and (b) the present and former officers and directors of LACQ (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.9.

Section 12.5 Expenses. Except as otherwise provided herein, including in Section 9.1(e) and Section 9.1(l), each Party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.6 Governing Law. This Agreement, and all matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in tort or contract) or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8 Disclosure Schedules and Annexes; Disclaimer. The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or LACQ Disclosure Schedule, as applicable, with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to such other applicable sections or schedules of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Any capitalized terms used in any Disclosure Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 12.9 Entire Agreement. This Agreement (together with the Disclosure Schedules and Annexes to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated as of September 19, 2019, between LACQ and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that from and after the LACQ Stockholder Approval has been obtained, no amendment shall be made to this Agreement that, pursuant to applicable Law, requires further approval or adoption by the stockholders of LACQ without such further approval or adoption. The approval of this Agreement by the Company Shareholders shall not restrict the ability of the board of directors of the Company to terminate this Agreement in accordance with Section 11.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.10 to the extent permitted under applicable law.

Section 12.11 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of LACQ and the Company which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.11(a).

(b) The restriction in Section 12.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or SEC; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 12.12 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply or are to be performed, in whole or in part, after the Closing and then only to such extent.

Section 12.13 Severability. If any provision of this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement and entered into in connection with the Business Combination is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement or any other such certificate, instrument, document or agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein or therein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement or any other such certificate, instrument, document or agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement or any other such certificate, instrument, document or agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or action based upon, arising out of or related to this Agreement, the Ancillary Agreements or the Transactions may be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS.

Section 12.15 Enforcement. The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would be an inadequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or Transactions may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party for liability with respect to fraud. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or LACQ under this Agreement or the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions.

Section 12.17 Language. The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la pr sente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GTWY HOLDINGS LIMITED

By:	/s/ Gabriel de Alba
Name:	Gabriel de Alba
Title:	Authorized Signatory

GTWY MERGER SUB CORP.

By:	/s/ Gabriel de Alba
Name:	Gabriel de Alba
Title:	Authorized Signatory

[Signature Page to Merger Agreement]

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Vora Subscription Agreement

[See attached]

CONTINGENT FORWARD PURCHASE CONTRACT

GTWY Holdings Limited

4331 Dominion Street

Vancouver, BC V5G 1C7

December 27, 2019

HG Vora Capital Management, LLC

330 Madison Avenue, 20th Floor

New York, NY 10017

Re:	Contingent Forward Purchase Contract

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among GTWY Holdings Limted, a Canadian corporation (the “Company” or “we”), GTWY Merger Sub Corp., a Delaware corporation, and Leisure Acquisition Corp., a Delaware corporation (“LACQ”), and the transactions contemplated thereby, including the termination (the “Previous Agreement Termination”) immediately prior to the Merger Effective Time (as defined in the Merger Agreement) of that certain Contingent Forward Purchase Contract, dated as of December 1, 2017, by and between HG Vora Special Opportunities Master Fund, Ltd. and LACQ, we are pleased to enter into this Contingent Forward Purchase Contract (this “Agreement”) with HG Vora Capital Management, LLC, Delaware limited liability company (the “Subscriber” or “you”), on behalf of certain funds or accounts managed or advised by it, to accept, subject to the effectiveness of the Previous Agreement Termination and the Closing (as defined in the Merger Agreement), the offer you have made to purchase an aggregate of (i) 3,000,000 units (the “Units”) of the Company, each Unit comprising one common share in the capital stock of the Company (a “Share”) and one-half of one warrant to purchase one Company Share (“Warrant”), for an aggregate purchase price of $30,000,000. The Units, Shares and Warrants, collectively, are hereinafter referred to as the “Securities.” Each whole Warrant is exercisable to purchase one Share at an exercise price of $11.50 per Share during the period commencing on the date that is thirty (30) days following the Closing Date (as defined in the Merger Agreement) and expiring on the fifth anniversary of the Closing Date. Only whole Warrants are exercisable. No fractional Warrants will be issued upon separation of the Units and no fractional Shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a Share, we will, upon exercise, round down to the nearest whole number the number of Shares to be issued to the warrant holder. The terms on which the Company is willing to sell the Securities to the Subscriber, and the Company and the Subscriber’s agreements regarding such Securities, are as follows:

1. Purchase of the Securities. For the sum of $30,000,000 (the “Purchase Price”), the Company agrees to sell the Securities to the Subscriber, and the Subscriber hereby agrees to purchase the Securities from the Company, subject to the terms and subject to the conditions set forth in this Agreement.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Securities to the Subscriber, the Subscriber hereby represents and warrants to the Company and agrees with the Company as follows:

2.1.1 No Government Recommendation or Approval. The Subscriber understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Securities.

2.1.2 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of the Subscriber, (ii) any agreement, indenture or instrument to which the Subscriber is a party, (iii) any law, statute, rule or regulation to which the Subscriber is subject, or (iv) any agreement, order, judgment or decree to which the Subscriber is subject.

2.1.3 Organization and Authority. The Subscriber is a Delaware limited company, validly existing and in good standing under the laws of the State of Delaware and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by you, this Agreement is a legal, valid and binding agreement of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

2.1.4 Experience, Financial Capability and Suitability. Subscriber is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Securities and (ii) able to bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Subscriber is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Subscriber must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale. Subscriber is able to bear the economic risks of an investment in the Securities and to afford a complete loss of Subscriber’s investment in the Securities.

2.1.5 Access to Information; Independent Investigation. Prior to the execution of this Agreement, the Subscriber has had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, Subscriber has relied solely on Subscriber’s own knowledge and understanding of the Company and its business based upon Subscriber’s own due diligence investigation and the information furnished pursuant to this paragraph. Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 2 and Subscriber has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects.

2.1.6 Regulation D Offering. Subscriber represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law.

2.1.7 Investment Purposes. The Subscriber is purchasing the Securities solely for investment purposes, for the Subscriber’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. The Subscriber did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

2.1.8 Restrictions on Transfer; Shell Company. Subscriber understands the Securities are being offered in a transaction not involving a public offering within the meaning of the Securities Act. Subscriber understands the Securities will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and Subscriber understands that any certificates representing the Securities will contain a legend in respect of such restrictions. If in the future the Subscriber decides to offer, resell, pledge or otherwise transfer the Securities, such Securities may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. Subscriber agrees that if any transfer of its Securities or any interest therein is proposed to be made, as a condition precedent to any such transfer, Subscriber may be required to deliver to the Company an opinion of counsel satisfactory to the Company. Absent registration or an exemption, the Subscriber agrees not to resell the Securities. Subscriber further acknowledges that because the Company is a shell company, Rule 144 may not be available to the Subscriber for the resale of the Securities until one (1) year following consummation of the Business Combination, despite technical compliance with the requirements of Rule 144 and the release or waiver of any contractual transfer restrictions.

2.1.9 No Governmental Consents. No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of Subscriber in connection with the transactions contemplated by this Agreement, other than the filing of a Form D with the Securities and Exchange Commission and such state Blue Sky, FINRA and NASDAQ consents and approvals as may be required.

2.2 Company’s Representations, Warranties and Agreements. To induce the Subscriber to purchase the Securities, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as follows:

2.2.1 Organization and Corporate Power. The Company is a Canadian corporation and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

2.2.2 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any agreement, indenture or instrument to which the Company is a party or (iii) any law, statute, rule or regulation to which the Company is subject, or (iv) any agreement, order, judgment or decree to which the Company is subject.

2.2.3 Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Securities will be duly and validly issued, fully paid and non-assessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Subscriber will have or receive good title to the Securities, free and clear of all liens, claims and encumbrances of any kind, other than (a) transfer restrictions under federal and state securities laws, and (b) liens, claims or encumbrances imposed due to the actions of the Subscriber. The Company will reserve sufficient Shares to permit full exercise of the Warrants.

2.2.4 No Adverse Actions. There are no actions, suits, investigations or proceedings pending, threatened against or affecting the Company which: (i) seek to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) question the validity or legality of any transactions or seeks to recover damages or to obtain other relief in connection with any transactions.

2.2.5 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Securities, the performance of all obligations of the Company required pursuant thereto, and the authorization, issuance (or reservation for issuance) of the Securities, has been taken. This Agreement constitutes and, when issued, the Units and the Warrants will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

2.2.6 Capitalization. The Company is authorized to issue an unlimited number of Shares. All issued and outstanding Shares (a) have been duly authorized and validly issued, and (b) are fully paid and non-assessable.

3. Settlement Date and Delivery.

3.1 Closing. The purchase and sale of the Securities hereunder (the “Closing”) shall occur in accordance with Section 3.1(a)(iv) of the Merger Agreement on the Closing Date. At the Closing, the Company will issue to the Subscriber the Units, registered in the name of the Subscriber, against delivery of the aggregate purchase price of $30,000,000 in cash via a wire to an account specified in writing by the Company no later than five (5) business days prior to the Closing.

3.2 Conditions to Closing of the Company.

The Company’s obligations to sell and issue the Securities at the Closing are subject to the fulfillment of the following conditions:

3.2.1 Representations. The representations made by the Subscriber in Section 2 of this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the applicable Closing Date.

3.2.2 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Securities to the Subscriber.

3.2.3 Ancillary Agreements. The Subscriber shall have executed and delivered to the Company each of the Ancillary Agreements (as defined in the Merger Agreement) to which both the Company and the Subscriber are contemplated as a party.

3.3 Conditions to Closing of the Subscriber.

The Subscriber’s obligation to purchase the Securities at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

3.3.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) with the same force and effect as if they had been made on and as of said date.

3.3.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

3.3.3 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Securities to the Subscriber.

3.3.4 Ancillary Agreements. The Company shall have executed and delivered to the Subscriber each of the Ancillary Agreements (as defined in the Merger Agreement) to which both the Company and the Subscriber are contemplated as a party.

4. Terms of the Units and Warrants.

4.1 The Warrants will be identical in all material respects to the Class B Warrants, Series I of the Company, which (i) will be non-redeemable so long as they are held by the initial holder thereof (or any of its permitted transferees), and (ii) will be exercisable on a “cashless” basis.

4.2 The Units are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will only become freely tradable upon the earlier of (i) their registration under the Securities Act with the Securities and Exchange Commission, pursuant to the Registration Rights, and (ii) the date upon which they become transferable without restriction pursuant to Rule 144 under the Securities Act.

5. Restrictions on Transfer.

5.1 Securities Law Restrictions. Subscriber agrees not to, except to an affiliate of the Subscriber, sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Securities unless, prior thereto (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the Securities proposed to be transferred shall then be effective or (b) the Company has received an opinion from counsel reasonably satisfactory to the Company, that such registration is not required because such transaction is exempt from registration under the Securities Act and the rules promulgated by the Securities and Exchange Commission thereunder and with all applicable state securities laws.

5.2 Restrictive Legends. All certificates representing the Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE COMPANY, IS AVAILABLE.”

5.3 Registration Rights. Subscriber acknowledges that the Securities are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after certain conditions are met or they are registered under the Securities Act. As an inducement to Subscriber acquiring such Securities subject to such restrictions, the Company hereby agrees to enter into a Registration Rights Agreement with Subscriber and certain other parties in the form attached as an exhibit to the Merger Agreement (the “Registration Rights Agreement”).

6. Other Agreements.

6.1 Further Assurances. Each of the Company and Subscriber agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

6.2 Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

6.3 Entire Agreement. This Agreement and the applicable terms of the Merger Agreement embody the entire agreement and understanding between the Subscriber and the Company with respect to the subject matter hereof and thereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Merger Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

6.4 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

6.5 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.6 Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party, except to an affiliate of the Subscriber.

6.7 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, except as set forth in Section 8.2.

6.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.

6.9 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.

6.12 No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.13 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.15 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

6.16 Mutual Drafting. This Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

7. Indemnification.

7.1 Each party shall indemnify the other against any loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

7.2 The Company shall indemnify the Subscriber, HG Vora Capital Management, LLC, and each of their respective members, partners, officers, employees and affiliates, including but not limited to Marcus Dunlop and Parag Vora (collectively, the “HGV Indemnitees”), against, and hold them harmless with respect to, any loss, cost, expense or damages (including reasonable attorney’s fees and expenses) (collectively, “Losses”) incurred as a result of any claim, action, proceeding or investigation brought, made, initiated or threatened against the Company or any HGV Indemnitee, in each case, arising out of or relating in any way to LACQ’s initial public offerings or its operations subsequent thereto, including but not limited to the Subscriber’s involvement as a strategic investor in LACQ’s initial public offering, including the participation of certain HGV Indemnitees in connection therewith and in LACQ’s subsequent business combination process; provided, however, that the foregoing indemnification shall not apply to any claim, action, proceeding or investigation (i) brought, made, initiated or threatened by the Company as a result of the Subscriber’s breach of any representation, warranty, covenant or agreement set forth in this Agreement, or (ii) based upon or which involves any act or omission by an HGV Indemnitee not in good faith or which involves the gross negligence, intentional misconduct or a knowing violation of the law of an HGV Indemnitee. Each of the parties hereto agrees that the indemnification set forth in this Section 7.2 shall only apply to the extent that such Losses are not covered by insurance. Each HGV Indemnitee is deemed a beneficiary of this Section 7.2.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Agreement and return it to us.

Very truly yours,

GTWY HOLDINGS LIMITED

By:	/s/ Gabriel de Alba
Name:	Gabriel de Alba
Title:	Authorized Signatory

Accepted and agreed this 27th day of December, 2019.

HG VORA CAPITAL MANAGEMENT, LLC,

on behalf of certain funds or accounts managed by it

By:	/s/ Parag Vora
Name:	Parag Vora
Title:	Manager

Exhibit B

Gateway Voting Agreement

Separately filed as Exhibit 10.2 to Form 8-K filed by Leisure Acquisition Corp. on December 31, 2019.

B-1

Exhibit C

Management Equity Incentive Plan

[See attached]

LONG TERM INCENTIVE PLAN

■, 2019

GATEWAY CASINOS & ENTERTAINMENT LIMITED

LONG TERM INCENTIVE PLAN

1.	Purpose

The purposes of this Long Term Incentive Plan (the “Plan”) are to: (i) encourage selected employees, officers and directors of Gateway Casinos & Entertainment Limited (together with any corporate successor, the “Corporation”) and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of GTWY (as defined below), the parent entity of the Corporation; (ii) promote accountability for the success of GTWY and the Corporation; (iii) provide compensation opportunities to attract, retain and motivate senior management critical to the long-term success of GTWY, the Corporation and its subsidiaries;

The Plan seeks to achieve these purposes by providing for Awards in the form of Options, Share Appreciation Rights, Restricted Share Units and Deferred Share Units (all as defined below).

2.	Definitions

As used in the Plan, the following terms will have the meanings set out below:

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 – Prospectus Exemptions, as amended from time to time.

“Aggregate Purchase Price” has the meaning ascribed thereto in Section 10(B) of the Plan.

“Applicable Laws” means the applicable laws and regulations and the requirements or policies of any governmental or regulatory authority, securities commission or stock exchange having authority over the Corporation or the Plan.

“Applicable Withholding Taxes” has the meaning ascribed thereto in Section 11(E) of the Plan.

“Award” means any Option, Share Appreciation Right, Restricted Share Unit, Deferred Share Unit or Other Share or Performance-Based Award granted under or pursuant to the Plan.

“Award Agreement” means a written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

“Base Price” means, in respect of a Share Appreciation Right, the amount specified as the base price in the Award Agreement evidencing the grant of the Share Appreciation Right, which amount shall not be less than the Fair Market Value of a Share on the date of grant of the Share Appreciation Right.

“Beneficiary” means, subject to Applicable Law, any Person designated by a Participant, by written instrument filed with the Corporation as such for as may be approved from time to time by the Corporation, to receive any amount, securities or property payable under the Plan in the event of the Participant’s death or, failing any such effective designation, the Participant’s estate, provided that a “Beneficiary” in respect of Deferred Share Units granted to a Participant under the Plan shall be limited to an individual who is a dependent or relation of the Participant or the legal representative of the Participant.

“Board” means the board of directors of GTWY and the Corporation, as constituted at any time.

“Broker” means a broker who is independent (pursuant to the rules and policies of the Principal Market) from the Corporation and an Affiliate.

“Cash Compensation” has the meaning set out in Section 6(D)(viii) of the Plan.

“Cause” means:

With respect to any Participant, unless the applicable Award Agreement states otherwise:

(a) if the Participant is a party to an employment or service agreement with the Corporation or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b) if no such agreement exists, or if such agreement does not define Cause, any act or omission that would entitle the Corporation to terminate the Participant’s employment without notice or compensation under the common law for just cause, including, without in any way limiting its meaning under the common law: (i) the indictment for or conviction of an indictable offence or any summary offence involving material dishonesty or moral turpitude; (ii) material fiduciary breach with respect to the Corporation or an Affiliate; (ii) fraud, embezzlement or similar conduct that results in or is reasonably likely to result in harm to the reputation or business of the Corporation or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Corporation or an Affiliate; (iv) material violation of Applicable Laws; or (v) the willful failure of the Participant to properly carry out his or her duties on behalf of the Corporation or to act in accordance with the reasonable direction of the Corporation.

With respect to any director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board member that the director has engaged in any of the following:

(a) gross misconduct or neglect;

(b) willful conversion of corporate funds;

(c) false or fraudulent misrepresentation inducing the director’s appointment; or

(d) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Committee” means the Compensation Committee of the Board; provided, however, to the extent deemed necessary or appropriate, a committee other than the Compensation Committee may be designated by the Board to administer the Plan and such other committee may be vested with any of the powers and responsibilities hereunder and shall be considered the Committee for any and all of such purposes hereunder.

“Control Person” means, with respect to the GTWY, Corporation or an Affiliate, a Person who is a “control person” for purposes of the Securities Act (British Columbia).

“Corporation” has the meaning set out in Section 1 of the Plan.

“Deferred Share Unit” or “DSU” means a deferred share unit granted to a Participant pursuant to, and subject to the terms and conditions of, Section 6(D) of the Plan.

“Deferred Share Unit Account” has the meaning set out in Section 6(D)(ii) of the Plan.

“Disability” in respect of a Participant, means (a) where a legally qualified medical practitioner selected by the Corporation determines that, a physical or mental incapacity, disease or affliction, has or will prevent the Participant to a substantial degree from performing his or her Employment obligations for at least 365 consecutive days or an aggregate of 425 days during any consecutive three year period of Employment; or (b) where a court of competent jurisdiction declares the Participant to be mentally incompetent or incapable of managing his or her affairs.

“Dividend Payment Date” has the meaning set out in Section 6(C)(iv) of the Plan.

“Dividend Record Date” has the meaning set out in Section 6(C)(iv) of the Plan.

“DSU Outside Payment Date” has the meaning set out in Section 6(D)(v) of the Plan.

“DSU Redemption Date” has the meaning set out in Section 6(D)(v) of the Plan.

“DSU Trigger Date” means, in respect of a Participant who has been granted Deferred Share Units under the Plan, the earlier of (a) the date of the Participant’s death; or (b) the latest date the Participant ceases to be an employee, officer or director of the Corporation or of an affiliate of the Corporation (for the purposes of this definition, the term “affiliate” shall have the meaning specified in paragraph 8 of the Canada Revenue Agency’s Interpretation Bulletin IT-337R4, Retiring Allowances, Consolidated, or any successor publication thereto).

“Eligible Employee” means an Employee who the Committee determines is eligible to be granted Awards under the Plan.

“Employee” means an “employee” (within the meaning of the Tax Act) of the Corporation or an Affiliate, and includes, for greater certainty, an officer or director of the Corporation or an Affiliate.

“Employer” means the Corporation or an Affiliate, as applicable, determined as follows: (a) with respect to a Participant who is or was an employee or officer of the Corporation or an Affiliate, the corporation that employs the Participant or that employed the Participant immediately prior to the termination of his or her employment; and (b) with respect to a Participant who is or was a director of the Corporation or an Affiliate, the corporation on whose board the Participant serves or served at the time an Award was granted to the Participant.

“Employment” means a Participant’s position or duties as an Employee.

“Exercise Price” has the meaning set out in Section 6(A)(ii) of the Plan.

“Fair Market Value” means (a) with respect to any property other than a Share, Share Appreciation Right, Deferred Share Unit or Restricted Share Unit, the fair market value of that property determined by those methods or procedures as may be established from time to time by the Committee; (b) with respect to a Share, Deferred Share Unit or Restricted Share Unit, the closing trading price of a Share on the Principal Market on the applicable date or, if there is no closing trading price reported on such date, the volume weighted average trading price for a Share on the Principal Market for the five days preceding the applicable date on which the Shares traded; provided that if the Shares did not trade on a Principal Market for five days on a Principal Market in the fourteen day period immediately preceding the applicable date, then the “Fair Market Value” of a Share, Deferred Share Unit, or Restricted Share Unit on the applicable date will be determined by the Committee, acting reasonably, using any other appropriate method selected by the Committee; and (c) with respect to a Share Appreciation Right, the amount by which the Fair Market Value of a Share (determined in accordance with (b) above) on the applicable date exceeds the Base Price in respect of the Share Appreciation Right.

“Good Reason” as used in connection with the termination of a Participant’s Employment, shall include, without limitation, the occurrence, within one year after the occurrence of a Significant Event, of any of the following without the Participant’s written consent (except in connection of the termination of the Employment of the Participant for Cause or Disability): (a) a material change (other than those which are consistent with a promotion) in the Participant’s position or duties (including any position or duties as a director of the Corporation or an Affiliate), responsibilities, title or office in effect immediately prior to the Significant Event, which includes any removal of the Participant from or any failure to re-elect or re-appoint the Participant to any such positions or offices; (b) a material reduction by the Employer of the Participant’s salary, benefits or any other form of remuneration or any change in the basis upon which the Participant’s salary, benefits or any other form of remuneration payable by the Employer is determined; (c) any failure by the Employer to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan in which the Participant is participating or entitled to participate immediately prior to the Significant Event or the Employer taking any action or failing to take any action that would adversely affect the Participant’s participation in or reduce his or her rights or benefits under or pursuant to any such plan, without in any of the foregoing events providing alternative rights or benefits of reasonably equivalent value; (d) the Employer relocating the Participant to any city other than the city at which he performed his or her duties for the Employer immediately prior to the Significant Event, except for required travel on the Employer’s business to an extent substantially consistent with the Participant’s obligations immediately prior to the Significant Event; (e) any failure by the Employer to provide the Participant with the number of paid vacation days to which he or she was entitled immediately prior the Significant Event; (f) any breach by the Employer of any material provision of any employment agreement the Participant has with the Employer which is not rectified within ten days from the date the Participant provides the Employer with a notice setting out the breach alleged by the Participant; or (g) the failure by the Employer to obtain, in a form reasonably satisfactory to the Participant, an effective assumption of its obligations under any employment agreement with the Participant by any successor to the Employer.

“GTWY” means GTWY Holdings Limited., or any corporate successor thereto.

“Insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements in the policies of the Toronto Stock Exchange, as amended from time to time.

“Merger Agreement” means the Agreement and Plan of Merger dated [●], among GTWY, GTWY Merger Sub Corp. and Leisure Acquisition Corp.

“Option” means a right to acquire a Share in the capital of GTWY that is granted to a Participant pursuant to Section 6(A) of the Plan.

“Other Share or Performance-Based Awards” has the meaning set out in Section 9(J) of the Plan.

“Participant” means: (a) with respect to an Award other than a Deferred Share Unit Award, an Employee who is granted such Award under the Plan; and (b) with respect to a Deferred Share Unit Award, a non-management director of GTWY who is granted such Deferred Share Unit Award.

“Performance Criteria” means, in respect of a Performance Restricted Share Unit, the performance criteria, determined by the Committee, set out in the Award Agreement evidencing the grant of the Performance Restricted Share Unit, provided that such performance criteria shall relate to the business or financial performance of the Corporation and/or an Affiliate.

“Performance Restricted Share Unit” means any Restricted Share Unit that is granted to a Participant and is designated as a Performance Restricted Share Unit pursuant to Section 6(C)(vi).

“Person” means any individual or entity, including a corporation, partnership, association, joint-share corporation, trust, unincorporated organization, or government or political subdivision of a government.

“Plan” means this Long Term Incentive Plan, as amended from time to time.

“Principal Market” means the principal stock exchange, quotation system or other market on which the Shares are listed, admitted to trading, posted for trading or quoted on which the greatest trading volume of the Shares has occurred during the six months prior to the applicable date (or, to the extent the Shares have not been listed, admitted to trading, posted for trading or quoted for at least six months, the next longest period since the Shares were initially listed, admitted to trading, posted for trading or quoted prior to the applicable date); provided, however, that to the extent deemed necessary or appropriate the Principal Market shall be as determined by the Committee in accordance with Applicable Law, rules and regulations.

“Restricted Share Unit” or “RSU” means a restricted share unit, recorded by means of a bookkeeping entry on the books of GTWY, granted to a Participant pursuant to Section 6(C) of the Plan, and, for greater certainty, includes a Restricted Share Unit that is designated a Performance Restricted Share Unit.

“Restricted Share Unit Account” has the meaning set out in Section 6(C)(iii) of the Plan.

“Retirement” as used in connection with the termination of a Participant’s Employment, means, unless otherwise defined in an Award Agreement or a written employment agreement between the Employer and the Participant (which definition shall govern), the voluntary resignation of the Participant from his Employment without a Good Reason, on or after the date the Participant attains the normal retirement age of 55, for the purposes of retiring from work generally; provided that a “Retirement” shall only occur for the purposes of this Plan where the Participant has provided written notice at least one month in advance to the Corporation or Employer, as applicable, of his or her intention to retire from his Employment and from work generally (which notice requirement may be waived by the Committee, in its sole discretion).

“RSU Outside Payment Date” has the meaning set out in Section 6(C)(vii) of the Plan.

“RSU Redemption Date” has the meaning set out in Section 6(C)(vii) of the Plan.

“RSU Service Year” has the meaning set out in Section 6(C)(ii) of the Plan.

“Security Based Compensation Arrangements” has the meaning set out in the Toronto Stock Exchange Company Manual.

“Share Appreciation Right” or “SAR” means a share appreciation right granted to a Participant pursuant to, and subject to the terms and conditions of, Section 6(B) of the Plan.

“Shares” means any or all, as applicable, of (a) the common shares of GTWY; (b) any other shares of GTWY as may become the subject of an Award by virtue of an adjustment made pursuant to Section 4(B) of the Plan; and (c) any other shares of GTWY, the Corporation or an Affiliate or any successor that may be so designated by the Committee.

“Significant Event” means, unless otherwise defined in an Award Agreement or a written employment agreement between the Corporation or an Affiliate and a Participant (which definition shall govern), the occurrence of any of the following events: (a) a Person or group of Persons becomes the beneficial owner of securities of GTWY or the Corporation constituting 50% or more of the voting power of all outstanding voting securities of GTWY or the Corporation; (b) where the Participant is an Employee of an Affiliate, a Person or group of Persons becomes the beneficial owner of securities of the Affiliate constituting 50% or more of the voting power of all outstanding voting securities of the Affiliate; (c) the election, at a meeting of GTWY’s shareholders, of that number of persons as directors of GTWY which would represent a majority of the Board who were not included in the slate for election as directors proposed to GTWY’s shareholders by GTWY or the Corporation, or the appointment as directors of GTWY of that number of persons which would represent a majority of the Board nominated by any holder of voting securities of GTWY or by any group of holders of voting securities of GTWY acting jointly or in concert; (d) a merger, take-over bid, consolidation, amalgamation or arrangement of GTWY or the Corporation (or a similar transaction), unless after the event, 50% or more of the voting power of all outstanding securities of the combined corporation is beneficially owned by the same Person or group of Persons as immediately before the event; or (e) the Corporation’s shareholders approve a plan of complete liquidation or winding-up of the GTWY or Corporation, or the sale or disposition of all or substantially all GTWY or the Corporation’s assets (other than a transfer to an Affiliate of the Corporation); provided that the following shall not constitute a “Significant Event”: (i) any Person or group of Persons becoming the beneficial owner of the threshold of securities specified in (a) or (b) as a result of the acquisition of securities by GTWY, the Corporation or an Affiliate which, by reducing the number of securities outstanding, increases the proportional number of securities beneficially held by that Person or group of Persons; (ii) any acquisition of securities directly from the GTWY in connection with a bona fide financing or series of financings by GTWY or the Corporation; (iii) any acquisition of securities by an employee benefit plan (or related trust) sponsored or maintained by GTWY or the Corporation and/or its Affiliates; or (iv) the beneficial ownership, or any increase in beneficial ownership, of securities by GTWY, the Corporation, its Affiliates and/or Control Persons of any securities of GTWY, the Corporation, its Affiliates or any successor to any of them.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended from time to time.

“Termination Date” means, in respect of a Participant, the date that the Participant’s Employment ceases or is terminated for any reason whatsoever, which date shall, unless otherwise determined by the Committee in its sole discretion, be the Participant’s last day of active Employment without regard to any statutory, contractual or common law notice period that may be required by law following the termination of the Participant’s Employment; provided that a Participant’s Employment will be deemed not to have ceased in the case of a transfer of his or her Employment between the Corporation and an Affiliate or between Affiliates.

“Trading Window” has the meaning ascribed to it in the Corporation’s confidentiality and insider trading policy in force, as may be amended, from time to time.

“Vested Award” means an Award which has vested in accordance with the provisions of the Plan and applicable Award Agreement or pursuant to Sections 4(C), 7, or 9(A) of the Plan.

“Vested Deferred Share Unit” means a Deferred Share Unit which has vested.

“Vested Option” means an Option which has vested.

“Vested Restricted Share Unit” means a Restricted Share Unit which has vested.

“Vested Share Appreciation Right” or “Vested SAR” means a SAR which has vested.

3.	Administration

A.	The Plan will be administered by the Committee, which shall report to the Board as required by the Committee’s mandate. Where no Committee is in existence, all references in the Plan to the Committee shall be construed as being references to the Board.

B.	Subject to the Committee reporting to the Board on all matters relating to the Plan and obtaining approval of the Board for those matters requiring such approval by the Committee’s mandate, the Committee shall, in its administration of the Plan, have the sole and absolute discretion to: (i) interpret and administer the Plan and Award Agreements; (ii) establish, amend and rescind any rules and regulations relating to the Plan and Award Agreements; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan and Award Agreements. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan and any Award Agreement in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan and any Award Agreement shall be final, conclusive and binding on all parties concerned.

C.	The delegation by the Board to a committee of the administration of the Plan may be rescinded by the Board at any time, in which case references to the Committee shall be read as though they referred to the Board.

D.	Notwithstanding anything to the contrary in the Plan:

(i)	the maximum number of Shares which may be issued pursuant to, or paid in satisfaction of, Awards granted to any one Participant under the Plan in any calendar year shall not exceed 6.00% of the total issued and outstanding Shares at the commencement of such calendar year, subject to the adjustments provided in Section 4(B);

(ii)	the maximum number of Shares which may be issued pursuant to, or paid in satisfaction of, Awards granted to Insiders at any time under the Plan and under all of the Corporation’s Other Share or Performance-Based Awards shall not exceed 10% of the total issued and outstanding Shares, subject to the adjustments provided in Section 4(B);

(iii)	the maximum number of Shares which may be issued pursuant to, or paid in satisfaction of, Awards granted to Insiders within any one-year period under the Plan and under all of the Corporation’s Other Share or Performance-Based Awards shall not exceed 10% of the total issued and outstanding Shares at the commencement of such one-year period, subject to the adjustments provided in Section 4(B);

(iv)	the maximum number of Shares which may be issued pursuant to, or paid in satisfaction of, Awards granted to members of the Board who are not officers or employees of the Corporation or an Affiliate shall be limited to 1% of the total issued and outstanding Shares; and

(v)	members of the Board who are not officers or employees of the Corporation or an Affiliate shall not be eligible to be granted Options, Share Appreciation Rights or Restricted Share Units pursuant to the Plan.

E.	Awards granted to Participants resident for tax purposes in the United States will also be governed by the terms and conditions set forth in the Special Appendix to the Plan.

F.	Subject to the terms of the Plan and Applicable Laws, the Committee may delegate to one or more officers or managers of the Corporation or an Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards.

G.	The Committee may correct any defect, omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry the Plan into effect.

4.	Shares Available for Awards

A.	Shares Available. Subject to adjustment as provided in Section 4(B):

(i)	Calculation of Number of Shares Available. The maximum number of Shares which may be issued pursuant to, or paid in satisfaction of, Awards granted under the Plan shall be equal to 10% of the total issued and outstanding Shares from time to time.

(ii)	Shares Becoming Again Available. If an Award granted under the Plan is terminated or cancelled for any reason whatsoever, including by virtue of such Award lapsing or expiring or being forfeited, exercised, settled or paid out, the number of Shares which may have been issued pursuant to, or paid in satisfaction of, that Award shall, except to the extent of any Shares that were actually issued pursuant to or in satisfaction of the Award, become available for the purpose of granting other Awards under the Plan.

(iii)	Accounting for Awards. For purposes of this Section 4,

a)	If an Award may be settled, whether in whole or in part and whether at the option of the Participant, the Corporation or the Committee, in Shares, then the maximum number of Shares which the Participant may be entitled to receive upon settlement of the Award shall, on the date of grant of that Award, be counted against (x) the total number of Shares otherwise available for granting Awards under the Plan and (y) the maximum number of Shares that the Participant may be eligible to receive pursuant to Section 3(D); and

b)	An Award other than an Award described in Section 4(A)(iii)(a) may, at the discretion of the Committee, reduce the total number of Shares otherwise available for granting Awards under the Plan and be counted against the maximum number of Shares a Participant may be eligible to receive pursuant to Section 3(D) in that amount and at such time as the Committee determines under procedures adopted by the Committee consistent with the purposes of the Plan.

Any Shares that are delivered by the Corporation, and any Awards that are granted by, or become obligations of, the Corporation, through the assumption by the Corporation or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired corporation will be counted against the Shares available for granting Awards under the Plan.

(iv)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to or in satisfaction of an Award (other than an Option) may consist, in whole or in part, of authorized and unissued Shares or of outstanding Shares acquired on the open market through the facilities of a Broker. Any Shares delivered pursuant to the exercise or settlement of an Option shall consist of authorized and unissued Shares.

B.	Adjustments In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, share dividend, reverse share split, reorganization, merger, take-over bid, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of GTWY or the Corporation, issuance of warrants or other rights to purchase Shares or other securities of GTWY or the Corporation, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and any Awards granted under the Plan, then the Committee will, in any manner as it may deem equitable, subject to, if applicable, approval of the Principal Market, adjust any or all of (i) the number and kind of Shares or other securities which thereafter may be made the subject of Awards, (ii) the number and kind of Shares or other securities subject to outstanding Awards, and (iii) the Fair Market Value, Exercise Price, Base Price or other amount with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award that may be settled in Shares will always be a whole number. Notwithstanding the foregoing, any adjustments made pursuant to this Section 4(B) shall be such that the “in-the-money” value of any Option or Share Appreciation Right granted under the Plan shall not be increased, that all Options are continuously governed by section 7 of the Tax Act, and that all Share Appreciation Rights, Deferred Share Units and Restricted Share Units shall continuously meet the requirements to be exempted from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

C.	Significant Events. If a Significant Event occurs, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant and except as otherwise set out in this Section 4(C), the Committee, in its sole discretion, may provide that (i) the successor corporation will assume each Award or replace it with a substitute Award on terms substantially similar to the existing Award, (ii) the Committee may permit the acceleration of vesting of any or all Awards, (iii) the Awards shall be surrendered for a cash payment equal to the Fair Market Value thereof, or (iv) any combination of the foregoing will occur, provided that the replacement of any Option with a substitute Option shall comply with the provisions of subsection 7(1.4) of the Tax Act and such substitute Option shall continuously be governed by Section 7 of the Tax Act, and the replacement of any Award (other than an Option) with a substitute Award shall be such that replacement shall not result in either the original Award nor the substitute Award being a “salary deferral arrangement” (as defined in the Tax Act).

5.	Eligibility

Any Employee will be eligible to be designated a Participant.

6.	Awards

A.	Options. The Committee is hereby authorized to grant, to Eligible Employees, Options in accordance with this Section 6(A) and the provisions of the Plan.

(i)	Award Agreement. Each grant of Options shall be set out in an Award Agreement, in the form attached in Schedule “B” or such other form as may be approved by the Committee, containing the applicable terms and conditions required by this Section 6(A) and any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee determines at the time of the grant of such Options.

(ii)	Exercise Price. The purchase price per Share purchasable pursuant to an Option (the “Exercise Price”) shall be determined by the Committee and set out in the Award Agreement; provided, however, that the Exercise Price pursuant to any Option shall not be less than the Fair Market Value of a Share on the date prior to the grant of that Option.

(iii)	Vesting and Exercise. Subject to Section 6(A)(iv), Section 7 and Section 9(F) of the Plan, the vesting conditions, the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the Exercise Price with respect thereto may be made shall be determined by the Committee and set out in the Award Agreement.

(iv)	Cashless Exercise. Notwithstanding anything else contained in any Award Agreement in respect of any Option, at or after the time that an Option may be exercised by a Participant, the Participant shall be entitled to elect to surrender, in whole or in part, his or her rights under the Option by written notice to the Corporation stating that such Participant wishes to surrender the Option in exchange for a payment by his or her Employer of a cash amount per Option so surrendered equal to the difference between the Fair Market Value of a Share on the date of surrender and the Exercise Price pursuant to the Option surrendered. The Board shall have the sole discretion to consent to or disapprove of any election by a Participant to surrender Options and receive cash pursuant to this Section 6(A)(iv). If the Board disapproves such an election, the election by the Participant to surrender his or her rights under the Option shall be deemed not to constitute an exercise of the Option, and the Participant shall be entitled to retain the Option unexercised and exercise the Option in the normal course.

B.	Share Appreciation Rights. The Committee is hereby authorized to grant, to Eligible Employees, Share Appreciation Rights in accordance with this Section 6(B) and the provisions of the Plan.

(i)	Award Agreement. Each grant of a Share Appreciation Right shall be set out in an Award Agreement, in the form attached in Schedule “B” or such other form as may be approved by the Committee, containing the applicable terms and conditions required by this Section 6(B) and any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee determines at the time of the grant of such Share Appreciation Right.

(ii)	Grant in Respect of Future Services. Notwithstanding anything contained in the Plan or in an Award Agreement, a Share Appreciation Right shall be granted to a Participant solely in respect of the services of the Participant to be rendered to the Corporation or an Affiliate, as applicable, subsequent to the date of the grant of such Share Appreciation Right, and not in respect of past services.

(iii)	Base Price. The Base Price in respect of a Share Appreciation Right shall be determined by the Committee and set out in the Award Agreement; provided, however, that the Base Price in respect of any Share Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant of that Share Appreciation Right.

(iv)	Vesting and Exercise. Subject to Section 7 and Section 9(F) of the Plan, Share Appreciation Rights shall vest at such times, in such installments and subject to such terms and conditions as may be determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the applicable Award Agreement, a Vested Share Appreciation Right shall be exercisable, from time to time, within the period commencing on the date such Share Appreciation Rights vested and ending on December 15th of the calendar year in which the Share Appreciation Rights vested.

(v)	Settlement. Upon exercise of a Vested Share Appreciation Right, a Participant shall, subject to payment or other satisfaction of Applicable Withholding Taxes, be entitled to receive from the Employer in respect of each Vested Share Appreciation Right so exercised an amount equal to the amount, if any, by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price in respect of the Vested Share Appreciation Right. The Corporation or an Affiliate, as applicable, shall be entitled to satisfy its obligation to make a payment to a Participant in accordance with this Section 6(B)(v) by paying or delivering to the Participant cash, Shares or any combination thereof as determined by the Committee. In the case of payment by delivery of Shares, the number of Shares to be delivered shall be determined by dividing (x) the aggregate value to be paid to the Participant by delivery of Shares, by (y) the Fair Market Value of a Share on the date immediately preceding the date such delivery of Shares is made.

C.	Restricted Share Units. The Committee is hereby authorized to grant, to Eligible Employees, Restricted Share Units in accordance with this Section 6(C) and the provisions of the Plan.

(i)	Award Agreement. Each grant of a Restricted Share Unit shall be set out in an Award Agreement, in the form attached in Schedule “B” or such other form as may be approved by the Committee, containing the applicable terms and conditions required by this Section 6(C) and any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee determines at the time of the grant of such Restricted Share Unit; provided, however, that the terms and conditions governing any Restricted Share Unit shall be such that the Restricted Share Unit at all times qualifies for and complies with the requirements of paragraph (k) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(ii)	RSU Service Year. At the time of grant of a Restricted Share Unit, the Committee shall specify the year of service of the Participant in respect of which the Restricted Share Unit is being granted (the “RSU Service Year”). Notwithstanding anything contained in the Plan, all Restricted Share Units granted shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages received by such Participant in respect of his or her services as an Employee.

(iii)	Restricted Share Unit Account. The Corporation shall, in its books and records, maintain an account, to be known as the “Restricted Share Unit Account”, in respect of each Participant who is granted a Restricted Share Unit. On the date of grant, a Participant’s Restricted Share Unit Account will be credited, by way of a book-keeping entry, with the number of Restricted Share Units granted to the Participant on that date. Upon the redemption, lapse, expiry, termination or cancellation of any Restricted Share Unit granted to a Participant, the number of Restricted Share Units credited to the Participant’s Restricted Share Unit Account shall be reduced by the number of Restricted Share Units so redeemed, lapsed, expired, terminated or cancelled.

(iv)	Dividend Equivalents. Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Award Agreement, on any payment date for cash dividends on Shares (each, a “Dividend Payment Date”), the Restricted Share Unit Account of each Participant who has been granted Restricted Share Units that have not lapsed or expired or been redeemed, terminated or cancelled shall be credited with additional Restricted Share Units as of the applicable record date for payment of such dividends (the “Dividend Record Date”). The number of such additional Restricted Share Units to be credited to the Participant’s Restricted Share Unit Account shall be calculated (to two decimal places) by dividing (x) the total amount of the dividends that would have been paid to such Participant if the Restricted Share Units credited to the Participant’s Restricted Share Unit Account (including fractions thereof) as of the Dividend Record Date (after taking into account any adjustments required pursuant to the last sentence of Section 6(C)(iii)) were Shares, by (y) the Fair Market Value of a Share on the date that is three business days prior to the Dividend Record Date. Notwithstanding the foregoing, no Restricted Share Units shall be credited to a Participant’s Restricted Share Unit Account pursuant to this Section 6(D)(iv) in respect of any dividends paid on any Dividend Payment Date to the extent the applicable Dividend Record Date falls after the Participant’s Termination Date.

(v)	Vesting. Subject to Section 6(C)(vi) and Section 7 of the Plan, the Committee may impose such terms and conditions relating to the vesting of a Restricted Share Unit as it may deem appropriate. Notwithstanding anything in the Plan or an Award Agreement, the latest date on which a Restricted Share Unit may become a Vested Restricted Share Unit shall in no circumstances be later than December 15 of the third calendar year immediately following the RSU Service Year in respect of which the Restricted Share Unit is granted.

(vi)	Performance Restricted Share Units. The Committee may, at the time Restricted Share Units are granted to a Participant under the Plan, designate all or a portion of such Restricted Share Units as Performance Restricted Share Units. In the event that Restricted Share Units are designated as Performance Restricted Share Units, such Performance Restricted Share Units shall vest based in whole or in part on the Performance Criteria set forth in the applicable Award Agreement; provided, however, that notwithstanding anything in the Plan or an Award Agreement, the latest date on which a Performance Restricted Share Unit may become a Vested Restricted Share Unit shall in no circumstances be later than December 15 of the third calendar year immediately following the RSU Service Year in respect of which the Performance Restricted Share Unit is granted.

(vii)	Redemption and Payment. The Committee shall, at its discretion, determine the date (the “RSU Redemption Date”) on which such a Vested Restricted Share Unit shall be redeemed; provided that the RSU Redemption Date in respect of a Restricted Share Unit shall not under any circumstances be later than December 31 of the third calendar year immediately following the RSU Service Year in respect of which the Restricted Share Unit is granted (the “RSU Outside Payment Date”). All of a Participant’s Vested Restricted Share Units shall be redeemed on the applicable RSU Redemption Date and the Employer shall pay to the Participant (or the Participant’s Beneficiary, as applicable) an amount equal to the Fair Market Value, on the RSU Redemption Date, of a Restricted Share Unit for each Vested Restricted Share Unit so redeemed. Such amount shall, after deduction of any Applicable Withholding Taxes, be paid in cash or, at the choice of the Employer, Shares in accordance with Section 10 or any combination of cash and Shares. Notwithstanding any other provision of the Plan or any Award Agreement, any and all amounts payable to a Participant (or the Participant’s Beneficiary, as applicable) in respect of any Restricted Share Unit shall be paid no later than the RSU Outside Payment Date in respect of such Restricted Share Unit.

D.	Deferred Share Units. The Committee is hereby authorized to grant Participants that are non-management members of the Board, Deferred Share Units in accordance with this Section 6(D) and the provisions of the Plan.

(i)	Award Agreement. Each grant of a Deferred Share Unit shall be set out in an Award Agreement in the form attached in Schedule “B” or such other form as may be approved by the Committee, containing the applicable terms and conditions required by this Section 6(D) and any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee determines at the time of the grant of such Deferred Share Unit; provided, however, that the terms and conditions of any Deferred Share Unit shall be such that the Deferred Share Unit at all times qualifies for and complies with the requirements of paragraph (l) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(ii)	Deferred Share Unit Account. The Corporation shall, in its books and records, maintain an account, to be known as the “Deferred Share Unit Account”, in respect of each Participant who is granted a Deferred Share Unit. On the date of grant, a Participant’s Deferred Share Unit Account will be credited, by way of a book-keeping entry, with the number of Deferred Share Units granted to the Participant on that date. Upon the redemption, lapse, expiry, termination or cancellation of any Deferred Share Units granted to a Participant, the number of Deferred Share Units credited to the Participant’s Deferred Share Unit Account shall be reduced by the number of Deferred Share Units so redeemed, lapsed, expired, terminated or cancelled.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Award Agreement, on any Dividend Payment Date the Deferred Share Unit Account of each Participant who has been granted Deferred Share Units that have not lapsed or expired or been redeemed, terminated or cancelled shall be credited with additional Deferred Share Units as of the applicable Dividend Record Date. The number of such additional Deferred Share Units to be credited to the Participant’s Deferred Share Unit Account shall be calculated (to two decimal places) by dividing (i) the total amount of the dividends that would have been paid to such Participant if the Deferred Share Units credited to the Participant’s Deferred Share Unit Account (including fractions thereof) as of the Dividend Record Date were Shares, by (ii) the Fair Market Value of a Share on the date that is three business days prior to the Dividend Record Date. Notwithstanding the foregoing, no Deferred Share Units shall be credited to a Participant’s Deferred Share Unit Account pursuant to this Section 6(D)(iii) in respect of any dividends paid on Shares where the Dividend Record Date relating to such dividends falls after the Termination Date of the Participant.

(iv)	Vesting. Subject to Section 6(D)(viii) and Section 7 of the Plan, the Committee may impose such terms and conditions relating to the vesting of a Restricted Share Unit as it may deem appropriate.

(v)	Redemption. The Committee shall, at its discretion, determine the date (the “DSU Redemption Date”) on which a Participant’s Vested Deferred Share Units shall be redeemed; provided that the DSU Redemption Date in respect of a Participant shall not under any circumstances be later than December 31 of the first calendar year commencing after the DSU Trigger Date of the Participant (the “DSU Outside Payment Date”). All of a Participant’s Vested Deferred Share Units shall be redeemed on the applicable DSU Redemption Date and the Employer shall pay to the Participant (or the Participant’s Beneficiary, as applicable) an amount in respect of each Vested Deferred Share Unit so redeemed in accordance with Section 6(D)(vi).

(vi)	Payment. Upon the redemption of a Participant’s Vested Deferred Share Unit, the Employer shall pay to the Participant (or the Participant’s Beneficiary, as applicable) an amount equal to the Fair Market Value of the Vested Deferred Share Unit so redeemed, which Fair Market Value shall be determined as of a date, selected by the Committee in its discretion, that is within the period that commences one year before the applicable DSU Trigger Date and ends on the applicable DSU Redemption Date. Such amount shall, after deduction of any Applicable Withholding Taxes, be paid in cash or, at the choice of the Employer, Shares in accordance with Section 10 or any combination of cash and Shares. Notwithstanding any other provision of the Plan or an Award Agreement, any and all amounts payable to a Participant (or the Participant’s Beneficiary, as applicable) in respect of any Deferred Share Unit shall be paid no later than the DSU Outside Payment Date in respect of such Participant.

(vii)	No Additional Amounts. No Participant who is granted Deferred Share Units, nor any person who does not deal at non-arm’s length (within the meaning of the Tax Act) with such a Participant, shall be entitled, under the Plan or otherwise, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purposes of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of a Deferred Share Unit.

(viii)	Conversion of Compensation into Deferred Share Units. Subject to the consent of and to such rules, regulations and conditions as the Committee, in its sole discretion, may impose, a Participant may irrevocably elect, no later than December 15th of the calendar year preceding the year in which the election is to be effective, to have all or any portion of the ordinary cash compensation (the “Cash Compensation”) that would otherwise be payable to the Participant by his or her Employer for services to be performed in the calendar year following the date of the election, satisfied by way of Deferred Share Units credited to the Participant’s Deferred Share Unit Account. Such election shall be made by completing and delivering to the Corporation an initial written election, in a form substantially similar to the form specified in Schedule “A” or “A-1”, as applicable, setting out the percentage or amount of such Participant’s Cash Compensation that the Participant wishes to be satisfied in the form of Deferred Share Units (with the remaining percentage or amount to be paid in cash), within the limitations of Section 6(D)(viii)(c). Any such election, once made, shall be irrevocable and binding on the Participant for the calendar year with respect to which the election is made and for each subsequent year unless the Participant revokes the election or makes a new election in accordance with this Section 6(D)(viii). All Deferred Share Units granted pursuant to an election under this Section 6(D)(viii) shall immediately be Vested Deferred Share Units.

a)	A Participant who has made an election pursuant to this Section 6(D)(viii) for a calendar year may (x) change the percentage or amount of his or her Cash Compensation to be satisfied in the form of Deferred Share Units for any subsequent calendar year by completing and delivering to the Corporation a new written election no later than December 15th of the calendar year immediately preceding the calendar year to which the new election relates, or (y) revoke the prior election for any subsequent calendar year by completing and delivering to the Corporation a new revocation of election no later than December 15th of the calendar year immediately preceding the calendar year to which the renovation of election relates.

b)	Notwithstanding anything in this Section 6(D)(viii), an election or revocation of election can only be made during the Trading Window; provided that no election or revocation of election will be permitted to be made or altered after December 31st of the calendar year immediately preceding the calendar year in which the election or revocation of election is to be effective.

c)	An election made by a Participant under this Section 6(D)(viii) shall be in the form attached to the Plan as Schedule “A”, or such other form as may be prescribed by the Committee, and shall designate the percentage or amount of the Participant’s Cash Compensation that is to be satisfied in the form of Deferred Share Units.

7.	Termination of Employment.

Except as otherwise provided in the applicable Award Agreement, and subject to any express resolution passed by the Board or exercise of discretion by the Committee, and further subject to the conditions that no Option or Share Appreciation Right may be exercised, in whole or in part, after the expiration of the period specified in the applicable Award Agreement and that no payment can be made in respect of a Restricted Share Unit or Deferred Share Unit other than during the time periods specified in Sections 6(C) and (D), as applicable:

A.	Subject to the remaining provisions of this Section 7, on a Participant’s Termination Date, any Options, Share Appreciation Rights, Restricted Share Units or Deferred Share Units granted to such Participant which have not vested on or prior to the Participant’s Termination Date shall terminate and become null and void as of such date and shall be cancelled without payment.

B.	Upon the termination of a Participant’s Employment as a result of the Participant’s death, Disability, Retirement, termination by the Employer without Cause, or voluntary termination by the Participant for Good Reason, all of the Participant’s Vested Options and Vested SARs (including, for greater certainty, any Options or SARs that become Vested Options or Vested SARs pursuant to Section 7(F)) shall remain exercisable for a period of twelve months from the Participant’s Termination Date. Any Vested Options or Vested SARs not exercised within such twelve month period shall immediately terminate and become null and void and shall be cancelled without payment.

C.	Upon the termination of a Participant’s Employment for any reason other than as described in Section 7(B), all of the Participant’s Vested Options or Vested SARs shall remain exercisable for a period of thirty days from the Participant’s Termination Date. Any Vested Options or Vested SARs not exercised within such thirty day period shall immediately terminate and become null and void and shall be cancelled without payment.

D.	Upon the termination of a Participant’s Employment, all of the Participant’s Vested Restricted Share Units and Vested Deferred Share Units (including, for greater certainty, any Restricted Share Units or Deferred Shares Units that become Vested Restricted Share Units or Vested Deferred Share Units pursuant to Section 7(E) or (F), as applicable), shall be redeemed and paid out in accordance with Sections 6(C) and (D), as applicable.

E.	Upon the termination of a Participant’s Employment as a result of the Participant’s death, Disability, Retirement, termination by the Employer without Cause, or voluntary termination by the Participant for Good Reason, all of the Deferred Share Units standing to the credit of the Participant in the Participant’s Deferred Share Unit Account at the commencement of the Participant’s Termination Date shall become Vested Deferred Share Units on the Participant’s Termination Date.

F.	Where a Participant’s Termination Date occurs as a result of the Participant’s termination of Employment by the Employer without Cause:

(i)	All Options or SARs granted to the Participant which have not lapsed, expired or otherwise been terminated or cancelled prior to the Termination Date and which have not become Vested Options or Vested SARs on or prior to the Participant’s Termination Date (determined without regard to this Section 7), shall become Vested Awards on the Participant’s Termination Date.

(ii)	All Restricted Share Units standing to the credit of the Participant in the Participant’s Restricted Share Unit Account at the Termination Date which have not otherwise become Vested Restricted Share Units on or prior to the Termination Date (determined without regard to this Section 7), shall become Vested Restricted Share Units on the Participant’s Termination Date.

G.	Where a Participant’s Termination Date occurs as a result of the Participant’s death, Disability, retirement or voluntary termination by the Participant for Good Reason:

(i)	In respect of any Options or SARs granted to the Participant which have not lapsed, expired or otherwise been terminated or cancelled prior to the Termination Date and which have not become Vested Options or Vested SARs on or prior to the Participant’s Termination Date (determined without regard to this Section 7), a pro rata proportion of such Awards shall become Vested Awards on the Participant’s Termination Date based on the ratio that (x) the number of days during the vesting period that the Participant was actively employed by the Corporation or an Affiliate is of (y) the number of full days in the applicable vesting period.

(ii)	In respect of any Restricted Share Units standing to the credit of the Participant in the Participant’s Restricted Share Unit Account at the Termination Date which have not otherwise become Vested Restricted Share Units on or prior to the Termination Date (determined without regard to this Section 7), a pro rata proportion of such Restricted Share Units shall become Vested Restricted Share Units on the Participant’s Termination Date based on the ratio that (x) the number of days during the vesting period that the Participant was actively employed by the Corporation or an Affiliate is of (y) the number of days in the applicable vesting period.

(iii)	For example, if the Participant’s vesting periods occur every six months and such Participant’s Employment is terminated on the basis of Retirement on a date that is exactly three months prior to the next date of vesting, pursuant to his or her Award Agreement, then on that applicable Termination Date, such Participant would have immediately vested to him or her 50% of what he or she would have been entitled to on such next date of vesting.

8.	Amendments and Adjustments

Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:

A.	Amendments to the Plan. Subject to the requirements of Applicable Law, rules and regulations (including applicable stock exchange rules), the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or Beneficiary of an Award, or other Person; provided, however, that, subject to the Corporation’s rights to adjust Awards under Sections 8(C) and (D), any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant or holder or Beneficiary of any Award previously granted will not to that extent be effective without the consent of the Participant or holder or Beneficiary, as the case may be, of such Award, such consent not to be unreasonably withheld; and provided further, however, that notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination will be made, without the approval of the shareholders of the Corporation, that would:

(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4;

(ii)	reduce the Exercise Price or extend the term of any Award benefiting an insider of the Corporation; or

(iii)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement.

B.	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award previously granted, prospectively or retroactively; provided, however, that, subject to the Corporation’s rights to adjust Awards under Sections 8(C) and (D), any amendment, alteration, suspension, discontinuation, cancellation or termination that would impair the rights of any Participant or holder or Beneficiary of any Award previously granted will not to that extent be effective without the consent of the Participant or holder or Beneficiary, as the case may be, of such Award.

C.	Adjustment of Awards upon Certain Acquisitions. In the event the Corporation or any Affiliate assumes outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Committee may, subject to, if applicable, approval of the Principal Market, make any adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it deems appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

D.	Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to, if applicable, approval of the Principal Market, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Sections 4(B) and 4(C)) affecting the Corporation, any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that those adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

9.	Other Provisions

A.	Acceleration. Notwithstanding anything else herein contained, the Committee may, in its sole discretion, at any time permit the acceleration of vesting of any or all Awards.

B.	No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Law.

C.	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution for any other Award. Awards granted in addition to other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

D.	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Corporation or an Affiliate upon the grant, exercise, surrender, redemption or payment of an Award may be made in such form or forms as the Committee will determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments. The Committee may provide for financing by broker-dealers (including payment by the Corporation of commissions) and may establish procedures (including broker-dealer assisted cashless exercise) for payment of Applicable Withholding Taxes.

E.	Limits on Transfer of Awards.

(i)	No Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will, by the laws of descent and distribution or by the designation of a Beneficiary by a Participant and any such purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance will be void and unenforceable against the Corporation or any Affiliate.

(ii)	Each Award, and each right under any Award, will be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative.

F.	Terms of Awards. Subject to the terms of the Plan, the term of each Award will be for such period as may be determined by the Committee; provided, however, that the term of any Award of Options or Share Appreciation Rights shall not exceed a period of ten years from the date of its grant. In circumstances where the expiry date for an Option or Share Appreciation Right falls within, or within ten business days after the end of, a “general black-out” period, “specific black-out” period or similar period imposed under the Corporation’s confidentiality and insider trading policy or similar policy of the Corporation (but not, for greater certainty, a restrictive period resulting from the Corporation or its Insiders being the subject of a cease trade order of a securities regulatory authority), then the expiry date of the Option or Share Appreciation Right shall be the tenth business day after the end of the applicable “general black-out” period, “specific black-out period” or similar period.

G.	Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise or redemption thereof will be subject to any stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of Canadian securities regulators, the securities and exchange commission, any stock exchange upon which such Shares are then listed, and any applicable federal, state, provincial or territorial securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

H.	Delivery of Shares or Other Securities and Payment by Participant of Consideration. No Shares or other securities will be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Corporation. Such payment may be made by such method or methods and in such form or forms as the Committee will determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Corporation, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Corporation.

I.	No Shareholder Rights. Under no circumstances shall Options, Share Appreciation Rights, Restricted Share Units, Deferred Share Units or any other Award made under the Plan be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights (except as provided in Sections 6(C)(iv) and 6(D)(iii)) or rights on liquidation, nor shall any Participant be considered the owner of Shares by virtue of any Award.

J.	Other Awards. The Committee is hereby authorized to grant to Participants “Other Share or Performance-Based Awards”, which shall consist of a right that: (i) is not an Award described in any other provision of the Plan, and (ii) is (A) denominated or payable in, (B) valued, in whole or in part, by reference to, or (C) otherwise based on or related to, Shares (including, without limitation, units or securities convertible into Shares) or cash, in each case as may be deemed by the Committee, in its sole discretion, to be consistent with the purposes of the Plan.

10.	Discretion to Pay Restricted Share Units and Deferred Share Units in Shares

A.	Discretion to Pay in Shares. Subject to Section 10(B) and the payment date conditions in Sections 6(C)(vii) and 6(D)(vi), as applicable, an Employer shall have the right, in its sole discretion, to require that all or a portion of the amount payable to a Participant upon the redemption of any Restricted Share Units or Deferred Share Units shall, after deduction of any Applicable Withholding Taxes, be used to purchase, on behalf of the Participant or the Participant’s Beneficiary, as applicable, Shares on the open market in accordance with the provisions of Sections 10(B) and 10(D), and on delivery or credit of such Shares to or for the account of the Participant or the Participant’s Beneficiary, as applicable, the Employer shall be fully discharged of its obligations pursuant to the Plan to pay such amount and the Restricted Share Units or Deferred Share Units in respect of which such payment was made shall be cancelled and no further payments shall be made under the Plan in respect of such Restricted Share Units or Deferred Share Units, as applicable.

B.	Purchase of Shares. In the event the Employer exercises its right under Section 10(A), the Committee shall, prior to 11:00 a.m. on the Participant’s RSU Redemption Date or DSU Redemption Date, as applicable, notify the Broker as to the value of the redeemed Restricted Share Units or Deferred Share Units, as applicable, after deduction of Applicable Withholding Taxes, to be used by the Broker to purchase Shares on behalf of the Participant on the open market. As soon as practicable thereafter, and subject always to the payment date conditions in Section 6(C)(vii) or Section 6(D)(vi), as applicable, the Broker shall purchase on the open market the maximum number of Shares possible at such time with the value disclosed by the Committee and shall notify the Participant and the Committee of: (i) the number of Shares purchased; (ii) the aggregate purchase price of the Shares (“Aggregate Purchase Price”); (iii) the purchase price per Share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Share; (iv) the amount of any related brokerage commission; and (v) the settlement date for the purchase of the Shares, which settlement date shall not be a date after the RSU Outside Payment Date or DSU Outside Payment Date, as applicable. On the settlement date in respect of the Shares purchased hereunder, upon payment of the Aggregate Purchase Price and related brokerage commission by the Employer, the Broker shall, in accordance with the instructions of the Participant or the Participant’s Beneficiary, as applicable, deliver to the Participant or the Participant’s Beneficiary, as applicable, a certificate representing such Shares, or credit such Shares to an account with the Broker in the name of the Participant or the Participant’s Beneficiary, as applicable.

C.	Payment of Balance Remaining on Share Purchase. If, after the application of the value of a Participant’s redeemed Restricted Share Units or Deferred Share Units, as applicable, as provided for in Section 7(B), an amount remains payable under the Plan in respect of the Restricted Share Units or Deferred Share Units so redeemed, the Employer shall pay such amount in cash to the Participant or the Participant’s Beneficiary, as applicable, in accordance with Section 6(C) or (D), as applicable.

D.	Purchase by Broker. Purchases of Shares pursuant to the Plan shall be made on the open market by the Broker. Any designation of a Broker may be changed by the Participant from time to time. Upon designation of a Broker or at any time thereafter, the Committee may on behalf of the Corporation and any Employer elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation and any Employer would also be a party, setting forth, inter alia, (i) the Broker’s concurrence to being so designated, and agreement to act for the Participant’s account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant and to settle the purchase by delivering share certificates for the Shares purchased or by crediting such Shares to an account in the name of the Participant or the Participant’s Beneficiary, as applicable, in accordance with the instructions of the Participant or the Participant’s Beneficiary, as applicable, upon payment by the applicable Employer of the purchase price and related reasonable brokerage commission; and (ii) the Employer’s agreement to notify the Broker of the number of Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission on behalf of the Participant or the Participant’s Beneficiary, as applicable, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation and any corporation related (within the meaning of the Tax Act) to the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

11.	General Provisions

A.	Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Corporation against the reasonable expenses, including legal fees, actually incurred in connection with any action, suit or proceeding, or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Corporation, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner that such person reasonably believed to be in the best interests of the Corporation or, in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Corporation the opportunity at its own expense to handle and defend such action, suit or proceeding.

B.	Forfeiture Events. Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or the restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant.

C.	Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

D.	No Right to Awards. No Employee or any other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

E.	Taxes and other Withholdings. The Corporation or any Affiliate will be authorized to deduct or withhold from any Award granted, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant such amount (in cash, Shares, other securities, other Awards, or other property) as may be necessary so as to ensure GTWY, the Corporation and any Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions or amounts (the “Applicable Withholding Taxes”) which are due and payable in respect of an Award, its exercise, or any payment or transfer under such Award under the Plan, and to take any other action as may be necessary in the opinion of GTWY, the Corporation or Affiliate, as applicable, acting reasonably, to satisfy all obligations for the payment of those Applicable Withholding Taxes and other applicable fees, including, for greater certainty, requiring a Participant, as a condition to the exercise or redemption of an Award, to pay or reimburse GTWY, the Corporation or Affiliate, as applicable, for any Applicable Withholding Taxes or other applicable fees. GTWY, the Corporation or Affiliate may sell any Shares, or other securities or property, withheld in such manner and on such terms as it deems appropriate, and shall apply the proceeds of such sale to the payment of Applicable Withholding Taxes or other applicable fees, and shall not be liable for any inadequacy or deficiency in the proceeds received, or any amounts that would have been received, had such Shares, other securities or property been sold in a different manner or on different terms. Neither GTWY, the Corporation nor any Affiliate shall be held responsible for any tax or other liabilities or consequences which result from the Participant’s participation in the Plan, including any employment related taxes or benefit costs, whether or not such costs are the primary responsibility of GTWY, the Corporation or Affiliate.

F.	No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Corporation or any Affiliate from adopting, or continuing in effect, other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

G.	Collection of Personal Information. Each Participant shall provide the Corporation, the Board and the Committee with all information they require in order to administer the Plan. The Corporation, the Board and the Committee may from time to time transfer or provide access to such information to a third party service provider for purposes of the administration of the Plan, provided that such service providers will be provided with such information for the sole purpose of providing such services to the Corporation. By participating in the Plan, each Participant acknowledges that information may be so provided and agrees to its provision on the terms set forth herein. Except as specifically contemplated in this Section 11(G), the Corporation, the Board and the Committee shall not disclose the personal information of a Participant except: (i) in response to regulatory filings or other requirements for the information by a governmental authority with jurisdiction over the Corporation; (ii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction to compel production of the information; or (iii) as otherwise required by law. In addition, personal information of Participants may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, or the grant of a security interest in, all or a part of the Corporation or its Affiliates including through an asset or share sale, or some other form of business combination, take-over bid, merger or joint venture, provided that such party is bound by appropriate agreements or obligations.

H.	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Employee, whether as an employee, officer or director, of the Corporation or any Affiliate, for any period or length of time. Further, the Corporation or an Affiliate shall at any time, for any reason, be entitled to dismiss any Participant, whether as an employee, officer or director, notwithstanding any other provision of, or right of the Participant under this Plan. Neither any period of notice, nor any payment in lieu thereof, upon the termination of a Participant’s Employment, shall extend the period of employment of any Employee for the purposes of this Plan, or for the purpose of determining any right or entitlement of a Participant or his or her Beneficiary under the Plan.

I.	Neutral Gender. In this Plan, words importing the masculine gender include feminine and vice versa and words importing the singular include the plural and vice versa.

J.	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

K.	Successors and Assigns. The Plan shall be binding on all successors and assigns of the Corporation and each Participant, including without limitation, the legal representative of a Participant, and any receiver or trustee in bankruptcy or representative of the creditors of the Corporation or a Participant.

L.	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award under any law deemed applicable by the Committee, that provision will be construed or deemed amended to conform to Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, that provision will be stricken as to that jurisdiction, Person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

M.	No Trust or Fund Created. The Plan shall be unfunded in all respects. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Corporation or any Affiliate pursuant to an Award, that right will be no greater than the right of any unsecured general creditor of the Corporation or any Affiliate.

N.	No Fractional Shares. No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and, except as otherwise provided, the Committee will determine whether cash, other securities, or other property will be paid or transferred in lieu of any fractional Shares or whether those fractional Shares or any rights thereto will be cancelled, terminated, or otherwise eliminated.

O.	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Those headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of the Plan.

12.	Adoption, Approval and Effective Date of the Plan.

The Plan shall be adopted by the Board prior to the completion of the merger transaction contemplated in the Merger Agreement will become effective immediately prior to [●1]. The Plan shall continue in effect until its termination by the Committee.

13.	Special Provisions Applicable to U.S. Participants

Any provision of this Plan to the contrary notwithstanding, any grant of an Award to a Participant who is a U.S. Participant (as defined in the Special Appendix attached to the Plan) shall be subject to the provisions of the Special Appendix attached to the Plan.

1 Bennett Jones Note: Subject to tax analysis.

SCHEDULE “A”

Gateway Casinos & Entertainment Limited
Equity Incentive Plan (the “Plan”)

Participation and Election Agreement

I hereby confirm that, as of the date written below, I am a non-management member of the board of directors of Gateway Casinos & Entertainment Limited (the “Corporation”) or one of its Affiliates and acknowledge that I have been or will be granted Deferred Share Units under the Plan and/or have elected or will elect herein to have all or a percentage of my Cash Compensation satisfied in the form of Deferred Share Units under Section 6(D)(viii) of the Plan, subject to and in accordance with the terms of the Plan and my Award Agreement.

The terms and conditions of the Plan and my Award Agreement are hereby incorporated by reference as terms and conditions of this election and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

I hereby acknowledge and confirm that:

1.	I elect to have _____% of my Cash Compensation satisfied in the form of Deferred Share Units.

2.	I have received and reviewed a copy of the Plan and agree to be bound by the terms and conditions of the Plan.

3.	I understand that any election I make with respect to my Cash Compensation shall be effective only with respect to compensation paid for services performed in calendar years after this Participation and Election Agreement is filed, and shall be irrevocable in respect of the calendar year it is made for and shall remain in effect until modified or revoked by the filing of a new election form in accordance with the terms of the Plan.

4.	I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan until I am no longer a director of the Corporation or of an Affiliate.

5.	I recognize that when Deferred Share Units credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer either a director of the Corporation or of an Affiliate, income tax and other withholdings as required will arise at that time. Upon redemption of the Deferred Share Units, the Corporation or an Affiliate, as applicable, will make all appropriate withholdings as required by law at that time. Neither the Corporation nor any Affiliate has provided me with any tax advice with respect to the Plan and I acknowledge that I should confirm with my own advisor(s) the tax treatment of my Deferred Share Units.

6.	The value of Deferred Share Units is based on the value of the Shares of the Corporation from time to time and therefore is not guaranteed.

7.	No funds will be set aside to guarantee the payment of Deferred Share Units. Future payment of Deferred Share Units will remain an unfunded and unsecured liability recorded on the books of the Corporation.

8.	I understand that all distributions in respect of any Deferred Share Units in my Deferred Share Unit Account will be in the form of cash or Shares, at the discretion of the Committee.

9.	As a Participant in the Plan, I am required to provide the Corporation with all information (including personal information) required to administer and operate the Plan and I hereby consent to the collection and use of all such information by the Corporation and the Committee. I understand that the Corporation may from time to time transfer or provide access to Participant information to (i) third party service providers for purposes of the administration of the Plan and, (ii) its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expense, and that such persons will be provided with such information for such purposes only. I also understand that the Corporation may from time to time disclose personal information about me in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation to compel production of the information.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text. In the event of any conflict between the terms of the Plan and this Participation and Election Agreement or the Award Agreement, the terms of the Plan will prevail and govern.

Date	(Name of Participant) [Please Print]

(Signature of Participant)

SCHEDULE “A-1”

Gateway Casinos & Entertainment Limited
Equity Incentive Plan (the “Plan”)

Participation and Election Agreement for U.S. Participant

I hereby confirm that, as of the date written below, I am a non-management member of the board of directors of Gateway Casinos & Entertainment Limited (the “Corporation”) or one of its Affiliates and acknowledge that I have been or will be granted Deferred Share Units under the Plan and/or have elected or will elect herein to have all or a percentage of my Cash Compensation satisfied in the form of Deferred Share Units under Section 6(D)(viii) of the Plan, subject to and in accordance with the terms of the Plan and my Award Agreement.

The terms and conditions of the Plan and my Award Agreement are hereby incorporated by reference as terms and conditions of this election and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

I hereby acknowledge and confirm that:

1.	I elect to have _____% of my Cash Compensation satisfied in the form of Deferred Share Units.

2.	I have received and reviewed a copy of the Plan and I agree to be bound by the terms and conditions of the Plan.

3.	I understand that any election I make with respect to my Cash Compensation shall be effective only with respect to compensation paid for services performed in calendar years after this Participation and Election Agreement is filed, and shall be irrevocable in respect of the calendar year it is made for and shall remain in effect until modified or revoked by the filing of a new election form in accordance with the terms of the Plan.

4.	I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan until I have had a Separation from Service (as defined in the Special Appendix to the Plan) with respect to the Corporation or, if I perform services for an Affiliate, such Affiliate. Notwithstanding Section 6(D)(v) of the Plan, I understand that my Vested Deferred Share Units shall be redeemed no later than sixty (60) days following the date on which my Separation from Service occurs.

5.	I recognize that when Deferred Share Units credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer a director of the Corporation or of an Affiliate, income tax and other withholdings as required will arise at that time. Upon redemption of the Deferred Share Units, the Corporation or an Affiliate, as applicable, will make all appropriate withholdings as required by law at that time. Neither the Corporation nor any Affiliate has provided me with any tax advice with respect to the Plan and I acknowledge that I should confirm with my own advisor(s) the tax treatment of my Deferred Share Units.

6.	The value of Deferred Share Units is based on the value of the Shares of the Corporation from time to time and therefore is not guaranteed.

7.	No funds will be set aside to guarantee the payment of Deferred Share Units. Future payment of Deferred Share Units will remain an unfunded and unsecured liability recorded on the books of the Corporation.

8.	I understand that all distributions in respect of any Deferred Share Units in my Deferred Share Unit Account will be in the form of cash or Shares, in the discretion of the Committee.

9.	A copy of the Award Agreement is attached hereto.

10.	As a Participant in the Plan, I am required to provide the Corporation with all information (including personal information) required to administer and operate the Plan and I hereby consent to the collection and use of all such information by the Corporation and the Committee. I understand that the Corporation may from time to time transfer or provide access to Participant information to (i) third party service providers for purposes of the administration of the Plan and, (ii) its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expense, and that such persons will be provided with such information for such purposes only. I also understand that the Corporation may from time to time disclose personal information about me in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation to compel production of the information.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text. In the event of any conflict between the terms of the Plan and this Participation and Election Agreement, or the Award Agreement, the terms of the Plan will prevail and govern.

Date	(Name of Participant) [Please Print]

(Signature of Participant)

Special Appendix

to

Gateway Casinos & Entertainment Limited
Equity Incentive Plan (the “Plan”)

Special Provisions Applicable to U.S. Participants

This special appendix sets forth special provisions of the Plan that apply to U.S. Participants.

1.	Definitions

For purposes of this Special Appendix:

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other binding regulatory guidance thereunder.

(b)	“Section 409A” means Section 409A of the Code.

(c)	“Separation from Service” means a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Code.

(d)	“Specified Employee” means a “specified employee” as determined by the Board in a manner that complies with Section 409A(a)(2)(B)(i) of the Code.

(c)	“U.S. Participant” means a Participant who is a “United States person” under Section 7701(a)(30) of the Code.

2.	Compliance with Section 409A

The Plan and Awards granted to any U.S. Participant under the Plan are intended to be exempt from or comply with the requirements of Section 409A so as to avoid any tax arising under Section 409A and shall be interpreted and administered in a manner consistent with that intent; provided, however, that in the case of a U.S. Participant who is also subject to taxation under the Tax Act in respect of Awards granted hereunder, the intent is also that the Participant will not be subject to material adverse tax consequences under the Tax Act. In furtherance of this intent, and any provision of the Plan to the contrary notwithstanding, with respect to Awards granted to a U.S. Participant:

(a)	All Options granted to U.S. Participants are intended to be exempt stock rights pursuant to Section 1.409A-1(b)(5) of the United States Treasury Regulations. Any Award Agreement evidencing the grant of an Option to a U.S. Participant shall be written in a manner consistent with that intent. In addition, for purposes of determining the exercise price of Shares on the date of grant of an Option under Section 6(A)(iv) of the Plan, “Fair Market Value” means the closing trading price of a Share on the Principal Market on the applicable date or, if there is no closing trading price reported on such date, the volume weighted average trading price for a Share on the Principal Market for the five days preceding the applicable date on which the Shares traded; provided that if the Shares did not trade on a Principal Market for five days on a Principal Market in the fourteen day period immediately preceding the applicable date, then the Fair Market Value of a Share on the applicable date will be determined by the Committee, acting reasonably, using any other appropriate method selected by the Committee.

(b)	If an Award other than an Option is granted under the Plan to a U.S. Participant, such Award shall be designed in a manner intended to avoid any tax arising under Section 409A and shall be evidenced by an Award Agreement that is designed to comply with Section 409A or be exempt therefrom and also, if the Participant is subject to taxation under the Tax Act, that is designed so that the Participant will not be subject to material adverse tax consequences under the Tax Act to the extent both goals can be achieved. In furtherance of such intent, with respect to Awards other than Options, such Award Agreements may vary from the general terms of the Plan, where necessary, including without limitation the following:

(i)	Where applicable, any reference or requirement relating to the termination or cessation of a U.S. Participant’s employment may instead refer to or require such U.S. Participant’s Separation from Service;

(ii)	Where an Award Agreement is designed to be exempt from Section 409A, “Good Reason” may be defined so that a Separation from Service for Good Reason effectively constitutes an “involuntary separation from service” in accordance with Section 1.409A-1(n)(2) of the United States Treasury Regulations unless not required to satisfy the exemption requirements.

(iii)	To the extent that a payment that is intended to be compliant with Section 409A is to occur upon the occurrence of a Significant Event, “Significant Event” may be limited, as needed, so that it will constitute a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation in accordance with Section 409A(a)(2)(A)(v) of the Code.

(iv)	The payment provisions of an Award Agreement may be designed to maintain the status of the Award as either compliant with or exempt from Section 409A. If required for an Award subject to Section 409A, an Award Agreement may include, without limitation, a requirement that a Specified Employee not be paid earlier than six months following the date of the U.S. Participant’s Separation from Service (or, if earlier, the date of death of the U.S. Participant).

(c)	Any adjustments or amendments made with respect to an Award granted to a U.S. Participant, such as those referenced under Sections 4(B) and 8 of the Plan, will be performed in a manner designed to maintain the status of the Award as either compliant with or exempt from Section 409A except where necessary to avoid material adverse tax consequences to the Participant under the Tax Act with respect to a Participant subject to the Tax Act.

SCHEDULE “B”
FORM OF AWARD AGREEMENTS

Exhibit D

Plan of Arrangement

[See attached]

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

Article 1
Definitions and Interpretation

Section 1.1	Definitions.

In this Plan of Arrangement, unless indicated otherwise, the following terms shall have the following meanings:

“Amended Articles” means the articles in the form attached as Appendix “A” hereto, which shall become the articles of the Company in accordance with Section 3.2(g) of this Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or supplements thereto made in accordance with the Merger Agreement, Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or supplement is acceptable to both the Company and LACQ, each acting reasonably);

“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Arrangement Effective Time” means 8:00 a.m. (Vancouver time) on the Arrangement Effective Date, or such other time on the Arrangement Effective Date as the Arrangement Parties may agree to in writing, provided that under no circumstances shall the Arrangement Effective Time occur until after the completion of the Pre-Closing Transactions;

“Arrangement Parties” means, collectively, the Company, Merger Sub and LACQ, and “Arrangement Party” means any one of them;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Arrangement, the Merger Agreement and this Plan of Arrangement, to be considered at the Company Special Meeting;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Arrangement Parties, each acting reasonably;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia or New York, New York or Governmental Entities in Canada, the United States or the State of Delaware are authorized or required by Law to close;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Certificate of Merger” has the meaning ascribed thereto in the Merger Agreement;

“Class A Warrants” means (a) 1,897,533 Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise of $0.001 and which will vest upon the Company Shares trading at a price of at least $12.50 per share as of the close of the trading day for any twenty (20) trading days within a thirty (30) trading-day period commencing at least 150 days after the Closing through and including the second anniversary of the Closing, and (b) 2,846,300 Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise of $0.001 and which will vest upon the Company Shares trading at a price of at least $15.00 per share as of the close of the trading day for any twenty (20) trading days within a thirty (30) trading-day period commencing at least 150 days after the Closing through and including the third anniversary of the Closing;

“Class B Warrants, Series I” means Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise price of $11.50 and which shall be exercisable for a period of five (5) years commencing on the Arrangement Effective Date;

“Class B Warrants, Series II” means Company Warrants, each of which shall entitle the holder to purchase one (1) a Company Share at an exercise price of $12.50 and which shall be exercisable for a period of five (5) years commencing on the Arrangement Effective Date;

“Class B Warrants, Series III” means Company Warrants, each of which shall entitle the holder to purchase one (1) Company Share at an exercise price of $15.00 and which shall be exercisable for a period of seven (7) years commencing on the Arrangement Effective Date;

“Closing” has the meaning ascribed thereto in the Merger Agreement;

“Company” means GTWY Holdings Limited, a Canadian corporation;

“Company Board Nominees” means those individuals listed on Schedule 4.6 of the Company Disclosure Schedules;

“Company Disclosure Schedules” has the meaning ascribed thereto in the Merger Agreement;

“Company Equity Securities” means, collectively, Company Shares, options to acquire Company Shares, warrants to acquire Company Shares, or units consisting of any of the foregoing;

“Company Option” means an option to purchase one (1) Company Share at the exercise price applicable to such option;

“Company Per Share Value” has the meaning ascribed thereto in the Merger Agreement;

“Company Pre-Closing Distribution Amount” has the meaning ascribed thereto in the Merger Agreement;

“Company Shareholder” means, at any time, a holder of one or more Company Shares;

“Company Shares” means the common shares in the capital stock of the Company;

“Company Special Meeting” has the meaning ascribed thereto in the Merger Agreement;

“Company Warrant” means a warrant to purchase one (1) Company Share at the exercise price applicable to such warrant;

“Consolidation Ratio” means the quotient, calculated to six decimal places, obtained when the Company Per Share Value is divided by ten Dollars ($10);

“Court” means the Supreme Court of British Columbia;

“Depositary” has the meaning ascribed thereto in the Merger Agreement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Procedures” means the procedures to be taken by a registered holder of Company Shares in exercising Dissent Rights;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a Company Shareholder who has duly and validly exercised Dissent Rights;

“Exchange Ratio” means, at any particular time, one (1) Company Share for each share of LACQ Common Stock, as such Exchange Ratio may be adjusted prior to such time in accordance with Section 3.10 of the Merger Agreement (in which case the Exchange Ratio shall be calculated to six decimal places);

“Existing Holder” means a holder of Company Shares immediately prior to the Arrangement Effective Time, but excluding any Dissenting Shareholder;

“Existing Holder Distribution” has the meaning ascribed thereto in Section 3.2(e);

“Final Order” means the final order of the Court pursuant to the CBCA approving the Arrangement, in a form acceptable to the Arrangement Parties, each acting reasonably, as such order may be amended in accordance with the Merger Agreement at any time prior to the Arrangement Effective Time;

“Financing” has the meaning ascribed thereto in the Merger Agreement;

“Financing Investors” means those Persons, if any, who have subscribed for, or who are otherwise entitled to receive, Company Equity Securities pursuant to any Financing that is scheduled to close on the Arrangement Effective Date;

“Governmental Entity” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, arbitrator or arbitral body, department, board, bureau, agency or instrumentality, court or tribunal.

“IC Rate”, with respect to a Participant, has the meaning ascribed thereto in the Company LTIP applicable to such Participant;

“Interim Order” means the interim order of the Court pursuant to the CBCA made in connection with the Arrangement, in a form acceptable to the Company and LACQ, each acting reasonably, as such order may be amended, supplemented or varied by the Court with the consent of the Arrangement Parties, each acting reasonably;

“LACQ” means Leisure Acquisition Corp., a Delaware corporation;

“LACQ Common Stock” means common stock, par value $.0001 per share, of LACQ;

“LACQ Excluded Shares” means (i) any shares of LACQ Common Stock that are held in the treasury of LACQ, (ii) any shares of LACQ Common Stock redeemed in connection with a LACQ Share Redemption, and (iii) any Sponsor Shares required to be cancelled in accordance with Section 2.1(b) of the Merger Agreement;

“LACQ Governing Documents” has the meaning ascribed thereto in the Merger Agreement;

“LACQ Share Redemption” has the meaning ascribed thereto in the Merger Agreement;

“LACQ Shares” means the shares of LACQ Common Stock issued and outstanding immediately prior to the Merger Effective Time, but excluding any LACQ Excluded Shares;

“LACQ Stockholder” means a holder of LACQ Common Stock;

“LACQ Warrant” has the meaning ascribed thereto in the Merger Agreement;

“LACQ Warrantholder” means a holder of LACQ Warrants;

“Laws” means any laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, stipulations, determinations, awards, certificates and orders, by- laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;

“Legacy Company LTIP” means the Long Term Incentive Plan of the Company described in the employment agreements between the Company and each of the Participants, as amended from time to time prior to the Arrangement Effective Date;

“Letter of Transmittal” has the meaning ascribed thereto in the Merger Agreement;

“Lien” means any means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lease, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or offer, license or other lien of any kind;

“Merger” has the meaning ascribed thereto in the Merger Agreement;

“Merger Agreement” means the Agreement and Plan of Merger dated as of December [●], 2019 by and among the Company, Merger Sub and LACQ, as the same may be amended, amended and restated or supplemented from time to time in accordance with its terms;

“Merger Effective Time” has the meaning ascribed thereto in the Merger Agreement;

“Merger Sub” means GTWY Merger Sub Corp., a Delaware corporation;

“Participants” has the meaning ascribed thereto in Schedule 5.7 of the Company Disclosure Schedules;

“Per Share Merger Consideration” means, for each one (1) LACQ Share, that number of Company Shares equal to the Exchange Ratio in effect immediately prior to the Merger Effective Time;

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Entity or instrumentality or other entity of any kind;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Merger Agreement or this Plan of Arrangement;

“Pre-Closing Transactions” has the meaning ascribed thereto in the Merger Agreement;

“Proscription Date” has the meaning ascribed thereto in Section 5.1(b);

“Recapitalization” has the meaning ascribed thereto in Section 3.2(c);

“Sponsor Share” has the meaning ascribed thereto in the Merger Agreement;

“Surviving Company” has the meaning ascribed thereto in the Merger Agreement;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), and the regulations thereunder, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended;

“Vora” means HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company;

“Vora Company Units” means the units of Company Equity Securities issuable pursuant to the Vora Subscription Agreement, each such unit consisting of one (1) Company Share and one-half of one (1) Class B Warrant, Series I; and

“Vora Subscription Agreement” has the meaning ascribed thereto in the Merger Agreement.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Merger Agreement shall have the same meaning herein as in the CBCA unless the context otherwise requires.

Section 1.2 Interpretation Not Affected By Headings.

The division of this Plan of Arrangement into Articles, Sections, Paragraphs and Subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3 References to Articles, Sections, etc.

Unless otherwise indicated, references in this Plan of Arrangement to any Article, Section, Paragraph, Subparagraph or portion thereof are a reference to the applicable Article, Section, Paragraph, Subparagraph or portion thereof in this Plan of Arrangement.

Section 1.4 Number, Gender and Persons.

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.5 Date for Any Action.

In the event that the date on which any action is required to be taken hereunder by any of the Arrangement Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6 Statutory References.

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7 Currency.

Unless otherwise stated, all references in this Agreement to “Dollars” or “$” are to the lawful currency of the United States of America.

Section 1.8 Time.

Time shall be of the essence in every matter or action contemplated hereunder. All references to time are to local time, Vancouver, British Columbia.

Article 2
MERGER AGREEMENT AND BINDING EFFECT

Section 2.1 Merger Agreement.

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Merger Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

Section 2.2 Binding Effect.

As of and from the Arrangement Effective Time, this Plan of Arrangement will be binding on: (i) the Company, (ii) the Company Shareholders (including Dissenting Shareholders), (iii) Vora, (iv) Merger Sub, (v) LACQ, (vi) the LACQ Stockholders, (vii) the LACQ Warrantholders, (viii) the Surviving Company, (ix) the Participants, and (x) the Financing Investors, if any, in each case without any further act or formality required on the part of any Person.

Section 2.3 Effective Time of Arrangement.

The events and transactions provided for in Section 3.2 shall be deemed to occur at the time and in the order specified in Section 3.2, notwithstanding that certain of the procedures related thereto are not completed until after such time. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 3.2 has become effective in the sequence and at the times set out therein

Article 3
ARRANGEMENT

Section 3.1 Preliminary Steps to the Arrangement.

Unless otherwise waived by the Arrangement Parties in accordance with the Merger Agreement, the Pre-Closing Transactions shall be completed prior to, and the completion thereof shall be conditions precedent to, the implementation of the Arrangement.

Section 3.2 Arrangement.

Commencing at the Arrangement Effective Time, each of the following events or transactions shall occur, and shall be deemed to occur, in the following sequence without any further act or formality on the part of any Person, and in each case, unless otherwise specifically provided in this Section 3.2, effective as at two-minute intervals starting at the Arrangement Effective Time, provided that the events or transactions set out in Section 3.2(a) to Section 3.2(j) inclusive, and Section 3.2(k), if any, shall each occur, and shall be deemed to occur, prior to the Merger Effective Time:

(a)	each Company Share held by a Dissenting Shareholder shall be, and shall be deemed to be, surrendered to the Company by the holder thereof, free and clear of all Liens, claims or encumbrances, and each such Company Share so surrendered shall be cancelled and thereupon each such Dissenting Shareholder shall cease to have any rights as a holder of such Company Shares other than a claim against the Company in an amount determined and payable in accordance with Article 4, and the name of such Dissenting Shareholder shall be removed from the Company’s central securities register for the Company Shares;

(b)	concurrently with the surrender and cancellation of Company Shares held by Dissenting Shareholders pursuant to Section 3.2(a), the stated capital of the Company Shares shall be reduced by an amount equal to the product obtained when (A) the stated capital of the Company Shares immediately prior to the Arrangement Effective Time, is multiplied by (B) a fraction, the numerator of which is the number of Company Shares surrendered and cancelled pursuant to Section 3.2(a), and the denominator of which is the number of Company Shares outstanding immediately prior to the Arrangement Effective Time;

(c)	the articles of the Company shall be amended so that each Company Share held by an Existing Holder shall be converted into that number of Company Shares equal to the Consolidation Ratio (the “Recapitalization”), provided that if the Recapitalization would otherwise result in the aggregate number of Company Shares receivable by a Company Shareholder pursuant to the Recapitalization including a fraction of a Company Share, then the aggregate number of Company Shares receivable by any such Company Shareholder pursuant to the Recapitalization shall be rounded down to the nearest whole number and no compensation shall be payable to such Company Shareholder in lieu of any such fractional Company Share;

(d)	the Company shall issue the following Company Warrants to the Existing Holders, on a pro rata basis in accordance with their proportionate ownership of Company Shares, which Company Warrants shall be the only issued and outstanding Company Warrants immediately following such issuance:

(i)	in the aggregate, four million seven hundred and forty three thousand, eight hundred and thirty three (4,743,833) Class A Warrants;

(ii)	in the aggregate, six million three hundred and twenty five thousand, one hundred and ten (6,325,110) Class B Warrants, Series I;

(iii)	in the aggregate, six million three hundred and twenty five thousand, one hundred and eleven (6,325,111) Class B Warrants, Series II; and

(iv)	in the aggregate, six million three hundred and twenty five thousand, one hundred and eleven (6,325,111) Class B Warrants, Series III;

(e)	the Company shall declare a cash distribution on the Company Shares payable to the Existing Holders (the “Existing Holder Distribution”) in an aggregate amount equal to the Company Pre-Closing Distribution Amount, which Existing Holder Distribution shall be paid to the Existing Holders following the Merger Effective Time;

(f)	the Legacy Company LTIP shall be amended so that:

(i)	the Arrangement shall be deemed to be a “Going Public Transaction”;

(ii)	upon the consummation of the Arrangement, each Participant shall, subject to Section 3.2(f)(iii) and Section 3.2(f)(iv), be entitled to receive that number of Company Shares equal to the product obtained when (A) the number of Company Shares issued and outstanding immediately following the Recapitalization referred to in Section 3.2(c), but prior to the issuance of any Company Shares referred to in Section 3.2(j), Section 3.2(k) or Section 3.2(l) is multiplied by (B) such Participant’s IC Rate in effect immediately prior to the Arrangement Effective Time;

(iii)	subject to Section 3.2(f)(iv), the aggregate number of Company Shares that each Participant is entitled to receive pursuant to Section 3.2(f)(ii) shall vest, and shall be issued by the Company to such Participant, in accordance with the following schedule:

(A)	six (6) months following the Arrangement Effective Date – 25%;

(B)	twelve (12) months following the Arrangement Effective Date – 25%;

(C)	eighteen (18) months following the Arrangement Effective Date – 25%; and

(D)	twenty-four (24) months following the Arrangement Effective Date – 25%; and

(iv)	if a Participant’s employment is terminated prior to the date on which all of the Company Shares that the Participant is otherwise entitled to receive in accordance with Section 3.2(f)(iii) have been issued, any such unissued Company Shares shall be issued or be cancelled, as applicable, as follows:

(A)	if the employment is terminated without cause, the unissued Company Shares shall be issued in accordance with the schedule in Section 3.2(f)(iii) as if the employment had not been terminated;

(B)	if the employment is terminated for cause, no additional Company Shares will be issued and the Participant will forfeit all right to any additional Company Shares or any compensation or damages in lieu of such Company Shares; and

(C)	if the employment is terminated as a result of the Participant’s resignation, retirement, death or any reason other than termination by the Company with or without cause, (i) the Participant will, for the six-month period described in Section 3.2(f)(iii) in which the termination date occurs, be issued that portion of the Company Shares the Participant would otherwise be entitled to receive at the end of such six-month period if the employment had not been terminated equal to the quotient obtained when (A) the number of days from, and including, the commencement of such six-month period up to, but excluding, the termination date, is divided by (B) the total number of days in such six-month period, and (ii) any entitlement to unissued Company Shares for the balance of such six-month period and for any subsequent six-month periods will be forfeited and the Participant shall have no right to any additional Company Shares or any compensation or damages in lieu of such Company Shares;

(g)	the Company shall issue an aggregate of 1,280,835 Company Options to the Participants in accordance with Schedule 5.7 of the Company Disclosure Schedules, which Company Options (i) shall have the terms and conditions set forth on Schedule 5.7 of the Company Disclosure Schedules, and (ii) shall be the only issued and outstanding Company Options immediately following such issuance;

(h)	the articles of the Company shall be further amended, so that following such amendments the articles of the Company shall be in the form of the Amended Articles;

(i)	the Company Board Nominees shall be appointed to, and shall comprise, the board of directors of the Company and, concurrently with such appointment, any individuals other than the Company Board Nominees who are directors of the Company immediately prior to the Arrangement Effective Time shall, and shall be deemed to, resign as directors of the Company;

(j)	following the events or transactions described in Section 3.2(a) to Section 3.2(i) inclusive, Vora shall subscribe for three million (3,000,000) Vora Company Units, and the Company shall issue the Vora Company Units to Vora pursuant to and in accordance with the Vora Subscription Agreement for a subscription price of $10.00 per Vora Company Unit, and the subscription proceeds for such Vora Company Units shall be released to the Company;

(k)	concurrently with the issue of Vora Company Units to Vora pursuant to Section 3.2(j), the Company shall issue the Company Equity Securities, if any, issuable to any Financing Investors pursuant to and in accordance with the terms of any Financing, and the subscription proceeds for such Company Equity Securities, if any, shall be released to the Company;

(l)	at the Merger Effective Time, the holders of LACQ Shares shall be entitled to receive, in exchange for each LACQ Share, the Per Share Merger Consideration, in accordance with Section 4.1(a) of the Merger Agreement and Section 5.1;

(m)	at the Merger Effective Time, the holders of LACQ Warrants outstanding immediately prior to such time shall be entitled to receive, in exchange for their LACQ Warrants, Company Warrants in accordance with Section 4.4 of the Merger Agreement; and

(n)	at the Merger Effective Time, in consideration for the agreement by the Company to issue the Per Share Merger Consideration to former holders of LACQ Common Stock pursuant to the Merger, the Surviving Company shall, in accordance with Section 4.1(c) of the Merger Agreement, issue to the Company, in addition to any securities of the Surviving Company issued to the Company in accordance with Section 4.1(b) of the Merger Agreement, that number of shares of common stock, par value $0.0001 per share, of the Surviving Company equal to the number of shares of LACQ Common Stock that are exchanged for Company Shares in accordance with Section 3.2(l).

Article 4
DISSENT RIGHTS

Section 4.1 Dissent Rights.

Pursuant to the Interim Order, a registered holder of Company Shares may exercise dissent rights with respect to the Company Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in accordance with section 190 of the CBCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1; provided that the written objection to the Arrangement Resolution referred to in section 190(5) of the CBCA must be sent to and received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Company Special Meeting. A Company Shareholder who exercises Dissent Rights and who:

(a)	is ultimately determined to be entitled to be paid fair value for the Company Shares in respect of which it has exercised Dissent Rights, will, notwithstanding anything to the contrary contained in section 190 of the CBCA, (i) be deemed not to have participated in the transactions described in Section 3.2 (other than Section 3.2(a)), (ii) be entitled to be paid the fair value of such Company Shares by the Company, which fair value shall be determined as of the close of business on the day before the Arrangement Resolution was adopted, and will not be entitled to any other payment or consideration (including any payment that would be payable under the Arrangement had such holder not exercised its Dissent Rights in respect of such Company Shares); and (iii) cease to be entitled to the rights of a Company Shareholder as of the Arrangement Effective Time, and neither the Company nor any other Person will be required to recognize such holder as a holder of Company Shares after the Arrangement Effective Time; or

(b)	is ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which it has exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights.

Notwithstanding the foregoing, and in addition to any other restrictions set forth in the CBCA or the Interim Order, Company Shareholders who vote in favour of, or who have instructed a proxyholder to vote in favour of, the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

Section 4.2 Recognition of Dissent Rights.

In no circumstances shall the Company or any other Person be required to recognize a Person exercising, or purporting to exercise, Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such Dissent Rights are sought to be exercised.

Section 4.3 Recognition of Dissenting Shareholders.

From and after the Effective Time, in no case shall the Arrangement Parties or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares or as a holder of any securities of any of the Arrangement Parties or any of their respective subsidiaries and the names of the Dissenting Shareholders shall be deleted from the register of holders of the Company Shares.

Article 5
DELIVERY and payment

Section 5.1 Delivery and Payment of Per Share Merger Consideration to LACQ Stockholders.

(a)	Upon delivery by an LACQ Stockholder to the Depositary of (i) a duly completed and executed Letter of Transmittal in respect of LACQ Shares for which the holder is entitled to receive Company Shares pursuant to Section 3.2(l), and (ii) such additional documents and instruments as the Depositary may reasonably require, such former holder of such LACQ Shares shall be entitled to receive in exchange therefor, and the Depositary shall, subject to Section 5.4, deliver to such LACQ Stockholder, a certificate representing the Company Shares which such holder is entitled to receive in accordance with this Plan of Arrangement.

(b)	An LACQ Stockholder who, on or before the second anniversary of the Arrangement Effective Date (the “Proscription Date”), fails to deliver to the Depositary a Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require in accordance with Section 5.1(a) shall, following such Proscription Date, cease to have any claim or interest of any kind or nature against or in the Company or the Surviving Company, and following such Proscription Date all amounts to which such former LACQ Stockholder was entitled shall be deemed to have been surrendered to the Company and shall be paid over by the Depositary to the Company or as directed by the Company.

(c)	No LACQ Stockholder shall be entitled to receive any consideration or entitlement with respect to such holder’s LACQ Common Stock in connection with the transactions or events contemplated by this Plan of Arrangement other than any consideration or entitlement to which such holder is entitled to receive in accordance with the Merger Agreement, this Section 5.1 and the other terms of this Plan of Arrangement.

Section 5.2 Lost Certificates.

In the event that any certificate which immediately prior to the Arrangement Effective Time represented one or more outstanding shares of LACQ Common Stock which were exchanged under the Merger shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such person is entitled to receive in accordance with the Merger Agreement, provided that, as a condition precedent to any such delivery by the Depositary, such person shall have provided a bond or other form of indemnity satisfactory to the Company and the Depositary in such amount as the Company and the Depositary may direct, or otherwise have indemnified the Company and the Depositary in a manner satisfactory to the Company and the Depositary, against any claim that may be made against the Company, the Surviving Company or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the LACQ Governing Documents.

Section 5.3 Distributions with Respect to Unsurrendered Certificates.

No dividend or other distribution declared or made after the Arrangement Effective Time with respect to Company Shares with a record date after the Arrangement Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Arrangement Effective Time, represented outstanding LACQ Common Stock unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Company Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Arrangement Effective Time theretofore paid with respect to such Company Shares.

Section 5.4 Withholding Rights.

The Company, LACQ, Merger Sub, the Surviving Company and the Depositary shall be entitled to deduct and withhold from any amount payable or otherwise deliverable to any Person under this Plan of Arrangement such amounts as the Company, LACQ, Merger Sub, the Surviving Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any other Law and shall remit such amounts to the appropriate Governmental Entity. To the extent the amount required to be deducted or withheld from any consideration payable or otherwise deliverable to any Person hereunder exceeds the amount of cash consideration, if any, otherwise payable to the Person, any of the Company, LACQ, Merger Sub, the Surviving Company or the Depositary is hereby authorized to sell or otherwise dispose of any non-cash consideration payable to the Person as is necessary to provide sufficient funds to the Company, LACQ, Merger Sub, the Surviving Company or the Depositary, as the case may be, to enable it to comply with all deduction or withholding requirements applicable to it, and the Company, LACQ, Merger Sub, the Surviving Company or the Depositary, as applicable, will notify such Person and remit to such Person any unapplied balance of the net proceeds of such sale. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity.

Section 5.5 No Liens.

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 5.6 Paramountcy.

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all Company Shares issued prior to the Effective Time;

(b)	the rights and obligations of the registered holders of Company Shares and the Company, LACQ, Merger Sub, the Surviving Company and the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Article 6
AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement.

(a)	The Arrangement Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Arrangement Parties, each acting reasonably, (iii) filed with the Court and, if made following the Company Special Meeting, approved by the Court, and (iv) communicated to or approved by the LACQ Stockholders or Company Shareholders if and to the extent required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by any Arrangement Party at any time prior to the Company Special Meeting (subject to the Merger Agreement and provided that the other Arrangement Parties shall have consented thereto in writing), and if so proposed and accepted by the Persons voting at the Company Special Meeting (other than as may be required under the Interim Order), such amendment, modification or supplement shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Special Meeting shall be effective only if (i) it is consented to in writing by each of the Arrangement Parties (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Arrangement Effective Date by the Arrangement Parties, provided that it concerns a matter which, in the reasonable opinion of the Arrangement Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the economic interest of any Company Shareholder or LACQ Stockholder.

Article 7
FURTHER ASSURANCES

Section 7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Arrangement Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX “A”

Exhibit E

Registration Rights Agreement

[See attached]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [●], 2020, among (i) GTWY Holdings Limited, a Canadian corporation (the “Company”), (ii) The Catalyst Capital Group Inc. (together with its Affiliates, “Catalyst”), (iii)  HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora”), (iv) each Person listed in the definition of “Sponsor” below, and (v) each other Person that acquires Company Shares from the Company after the date hereof and becomes a party to this Agreement by the execution and delivery of a Joinder (collectively, the “Other Holders”).

WHEREAS, the Company, Leisure Acquisition Corp., a Delaware corporation (“LACQ”) and GTWY Merger Sub Corp., a Delaware corporation (“Merger Sub”) are parties to that certain Agreement and Plan of Merger, dated as of December 27, 2019 (as amended or modified, the “Merger Agreement”);

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement, Catalyst, HG Vora and the Sponsors will hold Company Shares (as defined below) and/or Company Warrants to purchase Company Shares; and

WHEREAS, the Company, Catalyst, HG Vora and the Sponsors desire to enter into this Agreement, pursuant to which the Company shall grant Catalyst, HG Vora and the Sponsors certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement each hereby agree as follows:

Section 1.  Definitions. Unless otherwise set forth in this Agreement, capitalized terms contained herein have the meanings set forth in this Section 1:

“Acquired Common” has the meaning set forth in Section 9.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (including any Related Funds of such Person). As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). For purposes of this definition, the Company and its Subsidiaries shall not be deemed Affiliates of any party hereto.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights (including conversion and exchange rights) and options to purchase any of the foregoing.

“Catalyst” has the meaning set forth in the preamble.

“Catalyst Registrable Securities” means the Registrable Securities held by Catalyst and any Affiliate of Catalyst to whom Catalyst transfers or assigns its rights hereunder in accordance with Section 11(e).

“Closing” has the meaning set forth in the Merger Agreement.

“Company Shares” means the common shares in the capital stock of the Company.

“Company” has the meaning set forth in the preamble.

“Demand Registrations” has the meaning set forth in Section 2(a).

“End of Suspension Notice” has the meaning set forth in Section 2(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“HG Vora” has the meaning set forth in the preamble.

“HG Vora Registrable Securities” means the Registrable Securities held by HG Vora and any Affiliate of HG Vora to whom HG Vora transfers or assigns its rights hereunder in accordance with Section 11(e).

“Holdback Period” has the meaning set forth in Section 4(a).

“Holder” means a holder of Registrable Securities.

“Indemnified Parties” has the meaning set forth in Section 7(a).

“Joinder” has the meaning set forth in Section 9.

“Long-Form Registrations” has the meaning set forth in Section 2(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Other Holders” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registrations” has the meaning set forth in Section 3(a).

“Public Offering” means any sale or distribution by the Company and/or Holders to the public of Company Shares pursuant to an offering registered under the Securities Act.

“Registrable Securities” means (i) any Company Shares held by Catalyst, HG Vora, any Sponsor or any Other Holder, (ii) any Warrants issued to or held by Catalyst, HG Vora, any Sponsor or any Other Holder (and any Company Shares issued or issuable upon exercise thereof), and (iii) any common Capital Stock of the Company or any Subsidiary of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (A) sold or distributed pursuant to a Public Offering, (B) sold in compliance with Rule 144 or (C) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person shall be deemed to be a Holder and the Registrable Securities shall be deemed to be in existence, in each case, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a Holder hereunder.

“Registration Expenses” has the meaning set forth in Section 6(a).

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor and (ii) and investment advisor with respect to an investment fund or entity it advises.

“Rule 144,” “Rule 158,” “Rule 405,” “Rule 415” and “Rule 430B” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Securities and Exchange Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Sale Transaction” has the meaning set forth in Section 4(a).

“Securities” has the meaning set forth in Section 4(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 2(d)(ii).

“Shelf Offering Notice” has the meaning set forth in Section 2(d)(ii).

“Shelf Registrable Securities” has the meaning set forth in Section 2(d)(ii).

“Shelf Registration” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(d)(i).

“Short-Form Registrations” has the meaning set forth in Section 2(a).

“Sponsors” means Daniel B. Silvers, A. Lorne Weil, George Peng, Eric Carrera, MLCP GLL Funding LLC, Matthews Lane Capital Partners LLC and Hydra LAC, LLC.

“Sponsor Registrable Securities” means the Registrable Securities held by a Sponsor, its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 11(e).

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Suspension Event” has the meaning set forth in Section 2(f)(iii).

“Suspension Notice” has the meaning set forth in Section 2(f)(iii).

“Suspension Period” has the meaning set forth in Section 2(f)(ii).

“Warrants” means the Company’s warrants, each exercisable for one Company Share.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Section 2.  Demand Registrations.

(a)  Requests for Registration. Subject to the terms and conditions of this Agreement, at any time and from time to time, Catalyst or HG Vora (such holders being referred to as “Initiating Holders” and each as an “Initiating Holder”), so long as such Initiating Holder beneficially owns, in the aggregate, at least five percent (5%) of the then-outstanding Registrable Securities (provided that for purposes of determining such percentage, any Warrants that are Registrable Securities shall be deemed to have been exercised, without duplication, for Company Shares), may request registration under the Securities Act of all or any portion of its Registrable Securities on Form F-1 or any similar long-form registration (“Long-Form Registrations”), or on Form F-3 or any similar short-form registration (“Short-Form Registrations”) if available. All registrations requested pursuant to this Section 2(a) are referred to herein as “Demand Registrations”. Each Initiating Holder is limited to two (2) Demand Registrations per calendar year but no more than three (3) Demand Registrations in any two (2) calendar year period. When making a Demand Registration, an Initiating Holder may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Company is a WKSI at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within ten (10) calendar days after receipt of any such request, the Company shall give written notice of the Demand Registration (which shall identify the underwriters selected pursuant to Section 2(g) with respect to such Demand Registration) to all other Holders and, subject to the terms of Section 2(e), shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) calendar days after the Company issues such notice. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by a Holder in breach of the terms of this Agreement.

(b)  Long-Form Registrations. The Company shall pay all Registration Expenses in connection with any Long-Form Registration. The aggregate offering value of the Registrable Securities requested to be registered in any Long-Form Registration must equal at least $50,000,000.

(c)  Short-Form Registrations. The Company shall pay all Registration Expenses in connection with any Short-Form Registration. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. The aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least $10,000,000.

(d)  Shelf Registrations.

(i)  The Company shall use its reasonable best efforts to prepare a registration statement under the Securities Act for the Shelf Registration (the “Shelf Registration Statement”) with respect to all of the Registrable Securities (or such other number of Registrable Securities specified in writing by the Holder thereof) to enable such Shelf Registration Statement to be filed with the SEC within six (6) months following the Closing under the Merger Agreement. The Company will notify each Holder within ten (10) Business Days of the filing of such Shelf Registration Statement. The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective with the Securities and Exchange Commission as soon as practicable following the filing of the Shelf Registration Statement. Once effective, the Company shall use reasonable best efforts to keep the Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, to ensure that another Shelf Registration Statement is available, under the Securities Act at all times until such date as all Registrable Securities covered by the Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.  The Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Shelf Registration Statement (subject to any applicable lock-up restrictions), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.

(ii)  In the event that a Shelf Registration Statement is effective, any Initiating Holder shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such Shelf Registration Statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and the Company shall pay all Registration Expenses in connection therewith. An Initiating Holder shall make such election by delivering to the Company a written notice (a “Shelf Offering Notice”) with respect to such offering specifying the number of Shelf Registrable Securities that such Initiating Holder desires to sell pursuant to such offering (the “Shelf Offering”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Offering Notice, the Company shall give written notice (which shall identify the underwriters selected pursuant to Section 2(g) with respect to such Shelf Offering) of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities. The Company, subject to Sections 2(e) and 8 hereof, shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such holder) within five (5) Business Days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) days after the receipt of a Shelf Offering Notice), but subject to Section 2(f) hereof, use its commercially reasonable efforts to facilitate such Shelf Offering. Each Holder agrees that such Holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in the Company’s notice regarding the Shelf Offering Notice without the prior written consent of the Company and the Holders delivering such Shelf Offering Notice until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(iii)  If an Initiating Holder wishes to engage in an underwritten block trade, variable price reoffer or overnight underwritten offering, in each case, off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), then, notwithstanding the time periods set forth in Section 2(d)(ii), such Initiating Holder shall notify the Company not less than five (5) Business Days prior to the day such offering is to commence. The Company shall promptly notify other Holders of such offering, and such other Holders must elect whether or not to participate within three (3) Business Days (i.e., three (3) Business Days prior to the day such offering is to commence) (unless a longer period is agreed to by such Initiating Holder) wishing to engage in the underwritten block trade), and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such offering (which may close as early as two (2) Business Days after the date it commences); provided that such Initiating Holder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the transaction.

(iv)  Subject to Section 2(f)(ii), the Company shall, at the request of an Initiating Holder, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosures and language deemed necessary or advisable by such holders to effect such Shelf Offering.

(e)  Priority on Demand Registrations and Shelf Offerings. The Company shall not include in any Demand Registration or Shelf Offering any securities which are not Registrable Securities without the prior written consent of each of the Initiating Holders offering Registrable Securities in such Demand Registration or Shelf Offering. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such offering (i) first, the Registrable Securities of the Initiating Holders requested to be included in such offering, which, in the opinion of such underwriters, can be sold without any such adverse effect, pro rata between such Initiating Holders on the basis of the number of Registrable Securities owned by each such Initiating Holder that such Initiating Holder shall have requested to be included therein, (ii) second, Registrable Securities of Other Holders requested to be included in such offering, which, in the opinion of such underwriters, can be sold without any such adverse effect, pro rata among such Other Holders on the basis of the number of Registrable Securities owned by each such Other Holder that such Other Holder shall requested to be included therein, and (iii) third, any securities which are not Registrable Securities requested to be included in such offering, which, in the opinion of such underwrites, can be sole without any such adverse effect, , pro rata among the respective holders thereof on the basis of the amount of securities owned by each such holder.

(f)  Restrictions on Demand Registration and Shelf Offerings.

(i)  The Company shall not be obligated to effect any Demand Registration or underwritten Shelf Offering within one hundred eighty (180) days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Section 3 and in which there was no reduction in the number of Registrable Securities requested to be included.

(ii)  The Company may postpone for up to ninety (90) days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if (A) the Company’s board of directors determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other financially material transaction involving the Company, or (B) (x) the Company has a bona fide business purpose for preserving the confidentiality of any information, (y) disclosure of such information potentially would have an adverse effect on the Company or (z) such information would render the Company unable to comply with requirements of the Securities and Exchange Commission, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement (or such filings) to become effective or to promptly amend or supplement the Shelf Registration Statement on a post effective basis, as applicable; provided that, in such event, the applicable Initiating Holder shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as one (1) of the permitted Demand Registrations hereunder. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Offering pursuant to this Section 2(f)(ii) only once in any consecutive twelve-month period; provided that, for the avoidance of doubt, the Company may in any event delay or suspend the effectiveness of Demand Registration or Shelf Offering in the case of an event described under Section 5(a)(vi) to enable it to comply with its obligations set forth in Section 5(a)(vi). The Company may extend the Suspension Period for an additional consecutive ninety (90) days with the consent of the Initiating Holders offering such shares in connection with such Demand Registration or Shelf Offering.

(iii)  In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement Section 2(f)(ii) or pursuant to Section 5(a)(vi) (a “Suspension Event”), the Company shall give a notice to the Holders registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities, and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A Holder shall not effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each Holder agrees that it shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Holders’ counsel, if any, promptly following the conclusion of any Suspension Event.

(iv)  Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Shelf Registration Statement pursuant to this Section 2(f), the Company agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date Company Shares covered by such Shelf Registration Statement are no longer Registrable Securities.

(g) Selection of Underwriters. With respect to any Demand Registration or Shelf Offering, the Initiating Holder with respect to such Demand Registration or Shelf Offering shall have the right to select, subject to the Company’s consent (which is not to be unreasonably withheld, conditioned or delayed), the investment banker(s) and manager(s) to administer the offering relating such Demand Registration or Shelf Offering. The Company represents and warrants that no investment bankers are entitled to any rights that would conflict with the rights of an Initiating Holder under this Section 2(g).

(h) Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company or any Subsidiary to register any Capital Stock of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Holders holding a majority of the Registrable Securities; provided that the Company may grant rights to other Persons to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the Holders with respect to such Piggyback Registrations as set forth in Section 3(c) and Section 3(d).

(i) Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Initiating Holder may revoke such Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders, in each case by providing written notice to the Company.

Section 3. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to a Demand Registration in which the Holders are offered the right to participate pro rata or (ii) in connection with registrations on Form F-4 or F-8 promulgated by the Securities and Exchange Commission or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give written notice at least ten (10) Business Days prior to the filing of the registration statement relating to the Piggyback Registration to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 3(c) and Section 3(d), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after delivery of the Company’s notice.

(b) Piggyback Expenses. The Registration Expenses of the Holders shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their sole opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration which, in the sole opinion of the underwriters, can be sold without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holder(s) initially requesting such registration and the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such securities on the basis of the number of Registrable Securities owned by each such holder, and (ii) second, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the investment banker(s) and manager(s) for the offering shall be selected by the Company.

(f) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it as a primary offering under this Section 3 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6.

Section 4. Holdback Agreements.

(a) Holders. Each of the Sponsors and each Holder that beneficially owns, in the aggregate, at least 5% of the total issued and outstanding Company Shares, shall enter into lock-up agreements with the managing underwriter(s) of an underwritten Public Offering providing that, unless the underwriters managing such underwritten Public Offering otherwise agree in writing, subject to customary exceptions such Holder shall not (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any Capital Stock of the Company (including Capital Stock of the Company that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission) (collectively, “Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities, whether such transaction is to be settled by delivery of such Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the earlier of the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such Public Offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus for such Public Offering (or such shorter period that is required by the managing underwriter(s)) (the “Holdback Period”); provided, however, that this Section 4(a) shall not apply to any Holder who has, prior to such Public Offering, sold, transferred or otherwise disposed of all Registrable Securities held by such Holder as of immediately after the Closing.

(b) The Company. The Company (i) shall not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its equity securities, or any securities, options or rights convertible into or exchangeable or exercisable for such securities during any Holdback Period and (ii) shall use its reasonable best efforts to cause (A) each holder of at least 5% (on a fully-diluted basis) of the Company Shares, or any securities convertible into or exchangeable or exercisable for Company Shares, and (B) each of its directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the Public Offering otherwise agree in writing.

Section 5. Registration Procedures.

(a) Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders holding a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(a)(v), (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the Securities and Exchange Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 2(f), at the request of any such seller, the Company shall use its reasonable best efforts to prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two (2) market makers to register as such with respect to such Registrable Securities with FINRA;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders holding a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split, combination of shares, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(xiii) permit any Holder which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or comparable statement and to allow such holder to provide language for insertion therein, in form and substance reasonably satisfactory to the Company, which in the reasonable judgment of such holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Company Shares included in such registration statement for sale in any jurisdiction, use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to make available the executive officers of the Company to participate with the Holders and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten offering, use its reasonable best efforts to obtain one or more comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(xx) in the case of an underwritten offering, use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(xxi) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective and, if WKSI status is lost, to file an amendment to the Automatic Shelf Registration Statement to convert it into a Shelf Registration Statement as promptly as practicable;

(xxii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiii) if the Automatic Shelf Registration Statement has been outstanding for at least three years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form F-3 and, if such form is not available, Form F-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that, once it is eligible to rely on Rule 430B, at the request of the Holders holding a majority of the Registrable Securities, it shall include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c) The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information required by law to be included in such registration regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 6. Registration Expenses.

(a) The Company’s Obligation. All expenses incident to the Company’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification and filing fees, including FINRA filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters, including, if necessary, a “qualified independent underwriter” (as such term is defined by FINRA) (excluding underwriting discounts and commissions), and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account (provided that such underwriting discounts and commissions applicable to Registrable Securities will be the same per share as those applicable to Catalyst Registrable Securities, HG Vora Registrable Securities and/or Sponsor Registrable Securities included in such Demand Registration, Shelf Offering or Piggyback Registration).

(a) Counsel Fees and Disbursements. In connection with each Demand Registration, each Piggyback Registration and each Shelf Offering that is an underwritten offering, the Company shall reimburse the Holders participating in such registration for the reasonable fees and disbursements of one (1) counsel chosen by the Holders holding a majority of the Registrable Securities included in such registration or participating in such Shelf Offering.

(b) Security Holders. To the extent any expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder’s securities so included in proportion to the aggregate selling price of the securities to be so registered.

Section 7. Indemnification and Contribution.

(a) By the Company. The Company shall indemnify and hold harmless, to the extent permitted by law, each Holder, such Holder’s officers, directors employees, agents and representatives, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 7, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b) By Each Security Holder. In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use in such registration statement; provided that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the Holders holding a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 8. Underwritten Offerings. No Person may participate in any registration hereunder which is underwritten unless such Person: (a) agrees to sell the same class and type of securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include); (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required of all holders of securities being included in such registration under the terms of such underwriting arrangements; and (c) completes and executes all powers of attorney and custody agreements as reasonably requested by the managing underwriters; provided that no Holder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 7 or those provided by the other Holders participating in such underwritten registration. Each Holder shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 4, Section 5 and this Section 8 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 8, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Company and the underwriters created pursuant to this Section 8. In the case of any registration hereunder that is underwritten which is requested by an Initiating Holder, the price, underwriting discount and other financial terms of the related underwriting agreement for such securities shall be determined by such Initiating Holder, provided, that such price, underwriting discount and other financial terms shall be applicable pari passu among all Registrable Securities included in such registration on a pro rata basis.

Section 9. Additional Parties; Joinder. Other than assignments pursuant to Section 12(e) to Affiliates of Holders (which shall not require prior written consent), subject to the prior written consent of each of the Holders holding at least seventy-five percent (75%) of the Registrable Securities, the Company may permit any Person who acquires Company Shares or rights to acquire Company Shares from the Company after the date hereof to become a party to this Agreement and to succeed to all of the rights and obligations of a “Holder” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit A attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the Company Shares acquired by such Person (the “Acquired Common”) shall be Registrable Securities hereunder, such Person shall be a “Holder” under this Agreement with respect to the Acquired Common, and the Company shall add such Person’s name and address to the appropriate schedule hereto and circulate such information to the parties to this Agreement.

Section 10. Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Company shall deliver to any Holder a written statement as to whether it has complied with such requirements.

Section 11. General Provisions.

(a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company, Catalyst (so long as any Catalyst Registrable Securities remain), HG Vora (so long as any HG Vora Registrable Securities remain) and the Holders holding a majority of the Sponsor Registrable Securities (so long as any Sponsor Registrable Securities remain); provided, that no such amendment, modification or waiver that would materially and adversely affect a Holder or group of Holders in a manner different than any other Holder or group of Holders (other than amendments and modifications required to implement the Joinder provisions of Section 9), shall be effective against such Holder or group of Holders without the consent of the Holders holding a majority of the Registrable Securities that are held by the group of Holders that is materially and adversely affected thereby; and for the avoidance of doubt, any amendment or waiver reducing, impairing or limiting the rights of an Other Holder under Section 2 or Section 3 will require the written consent of such Other Holder. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement and their successors and assigns shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security) to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto and their successors and assigns agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. The rights to cause the Company to register Registrable Securities under this Agreement may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, that any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder and that each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit and be enforceable by the Company and its successors and assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, except as otherwise determined by the transferor in its sole discretion, the provisions of this Agreement which are for the benefit of purchasers or Holders are also for the benefit of, and enforceable by, any subsequent Holder.

(f) Notices. All notices, requests, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when actually delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy, facsimile or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as specified below:

If to the Company, to:

GTWY Holdings Limited
4331 Dominion Street
Vancouver, BC V5G 1C7

Attention: Tolek Strukoff, Chief Legal Officer and Corporate Secretary
Facsimile: (604) 412-0117

E-mail: tstrukoff@gatewaycasinos.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Zachary Judd and Matthew Dixon

Facsimile: (312) 993-9767

E-mail: zachary.judd@lw.com, matthew.dixon@lw.com

and to:

Bennett Jones LLP

#2500 - 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Christian Gauthier

Facsimile: (604) 891-5100

E-mail: gauthierc@bennettjones.com

If to Catalyst:

c/o The Catalyst Capital Group Inc.

181 Bay Street Suite 4700

Bay Wellington Tower Brookfield Place

P.O. Box 792

Toronto, ON M5J 2T3

E-mail: GDeAlba@catcapital.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Zachary Judd and Matthew Dixon

Facsimile: (312) 993-9767

E-mail: zachary.judd@lw.com, matthew.dixon@lw.com

and to:

Bennett Jones LLP

#2500 - 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Christian Gauthier

Facsimile: (604) 891-5100

E-mail: gauthierc@bennettjones.com

If to HG Vora:

c/o HG Vora Capital Management, LLC

330 Madison Avenue, 20th Floor

New York, NY 10017

Attention: Mandy Lam

E-mail: mlam@hgvora.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Jeffrey Katz

E-mail: Jeffrey.Katz@ropesgray.com

If to the Sponsors:

To such Sponsors’ addresses set forth in Schedule I hereto.

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Jeffrey A. Horwitz; Daniel I. Ganitsky
Facsimile: (212) 969-2900

E-mail:  jhorwitz@proskauer.com; dganitsky@proskauer.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR ANY DELAWARE STATE COURT, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO, AND EACH OF THEIR SUCCESSOR AND ASSIGNS, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(m) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders in this Agreement.

(r) Dilution. If, from time to time, there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

GTWY HOLDINGS LIMITED:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

The Catalyst Capital Group Inc.:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HG Vora Special Opportunities Master Fund, Ltd.:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

THE SPONSORS:

MLCP GLL FUNDING LLC:

By:
Name:
Title:

MATTHEWS LANE CAPITAL PARTNERS LLC:

By:
Name:
Title:

HYDRA LAC, LLC:

By:
Name:
Title:

Name: Daniel B. Silvers

Name: A. Lorne Weil

Name: George Peng

Name: Eric Carrera

[Signature Page to Registration Rights Agreement]

OTHER HOLDERS:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among ____________________, a __________ corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number Company Shares shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of

GTWY HOLDINGS LIMITED

By:

Its:

[Exhibit A to Registration Rights Agreement]

Schedule I

Sponsors

Sponsor	Address
MLCP GLL Funding LLC	MLCP GLL Funding LLC 250 W. 57th Street Suite 2223 New York, NY 10107 Attn: Daniel B. Silvers E-mail: dsilvers@matthewslane.com
Matthews Lane Capital Partners LLC	Matthews Lane Capital Partners LLC 250 W. 57th Street Suite 2223 New York, NY 10107 Attn: Daniel B. Silvers E-mail: dsilvers@matthewslane.com
Hydra LAC, LLC	Hydra LAC, LLC 250 W. 57th Street Suite 2223 New York, NY 10107 Attn: A. Lorne Weil

Daniel B. Silvers	250 W. 57th Street Suite 2223 New York, NY 10107 Attn: Daniel B. Silvers E-mail: dsilvers@matthewslane.com

A. Lorne Weil	250 W. 57th Street Suite 2223 New York, NY 10107 Attn: A. Lorne Weil

George Peng	250 W. 57th Street Suite 2223 New York, NY 10107 Attn: George Peng

Eric Carrera	250 W. 57th Street Suite 2223 New York, NY 10107 Attn: Eric Carrera

Exhibit F

Shareholders Agreement

Separately filed as Exhibit 10.1 to Form 8-K filed by Leisure Acquisition Corp. on December 31, 2019.

Exhibit G

Transaction Support Agreement

Separately filed as Exhibit 10.3 to Form 8-K filed by Leisure Acquisition Corp. on December 31, 2019.

Exhibit H

Articles of Incorporation and Bylaws of the Company

[See attached]

Certificate of Incorporation	Certificat de constitution
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

GTWY Holdings Limited

Corporate name / Dénomination sociale

1136645-9

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of incorporation of which are attached, is incorporated under the Canada Business Corporations Act.	JE CERTIFIE que la société susmentionnée, dont les statuts constitutifs sont joints, est constituée en vertu de la Loi canadienne sur les sociétés par actions.

Raymond Edwards

Director / Directeur

2019-04-18

Date of Incorporation (YYYY-MM-DD)

Date de constitution (AAAA-MM-JJ)

Form 1	Formulaire 1
Articles of Incorporation	Statuts constitutifs
Canada Business Corporations Act (s. 6)	Loi canadienne sur les sociétés par actions (art. 6)

1	Corporate name Dénomination sociale
GTWY Holdings Limited
2	The province or territory in Canada where the registered office is situated La province ou le territoire au Canada où est situé le siège social
BC
3	The classes and any maximum number of shares that the corporation is authorized to issue Catégories et le nombre maximal d’actions que la société est autorisée à émettre
One class of shares, to be designated as “Common Shares”, in an unlimited number.
4	Restrictions on share transfers Restrictions sur le transfert des actions
None
5	Minimum and maximum number of directors Nombre minimal et maximal d’administrateurs
Min. 3 Max. 15
6	Restrictions on the business the corporation may carry on Limites imposées à l’activité commerciale de la société
None
7	Other Provisions Autres dispositions
See attached schedule / Voir l’annexe ci-jointe
8	Incorporator’s Declaration: I hereby certify that I am authorized to sign and submit this form. Déclaration des fondateurs: J’atteste que je suis autorisé à signer et à soumettre le présent formulaire.

Name(s) - Nom(s)	Original Signed by - Original signé par

Kwang Lim	Kwang Lim
Kwang Lim

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection

250(1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

SCHEDULE OF OTHER PROVISIONS

1.	The directors may, between annual meetings of shareholders, appoint one or more additional directors of the Corporation to serve until the next annual meeting of shareholders, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last meeting of the shareholders of the Corporation.

2.	Any meeting of the shareholders of the Corporation may be held in any of the following cities:

St. John’s, Newfoundland

Charlottetown, Prince Edward Island

Halifax, Nova Scotia

Saint John, New Brunswick

Montreal, Quebec

Quebec City, Quebec

Toronto, Ontario

Ottawa, Ontario

Winnipeg, Manitoba

Regina, Saskatchewan

Victoria, British Columbia

Vancouver, British Columbia

Edmonton, Alberta

Calgary, Alberta

or in any other place selected by the directors of the Corporation in accordance with applicable corporate legislation.

3.	For the purpose of these articles:

(a)	a Person is an “associate” of another Person if:

(i)	one is a corporation of which the other is an officer or director;

(ii)	one is a corporation that is controlled by the other or by a group of Persons of which the other is a member;

(iii)	one is a partnership of which the other is a partner;

(iv)	one is a trust of which the other is a trustee or a beneficiary or an associate of either;

(v)	one is a relative, including a spouse, of the other or a relative of the other spouse, if the relative has the same home as the other;

(vi)	both are corporations controlled by the same Person;

(vii)	both are members of a voting trust that relates to voting shares of the Corporation; or

(viii)	both, in the reasonable opinion of the British Columbia Lottery Corporation, are parties to an agreement or arrangement the purpose of which is to require them to act in concert with respect to their interests, direct or indirect, in the Corporation, or they are otherwise acting in concert with respect to those interests;

(b)	“control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, an agreement or arrangement, the ownership of any body corporate or otherwise, and, without limiting the generality of the foregoing:

(i)	in the case of the British Columbia Lottery Corporation, a body corporate is controlled by a Person if:

(A)	securities of the body corporate to which are attached more than fifty per cent (50%) of the votes that may be cast to elect directors of the body corporate are held by or for the benefit of that Person, and the votes attached to those securities are sufficient, if exercised, to elect the majority of the directors of the body corporate; or

(B)	the body corporate is a publicly traded company and securities of the body corporate to which are attached more than twenty per cent (20%) of the votes that may be cast to elect directors of the body corporate are held by or for the benefit of that Person, unless that Person gives notice to and satisfies the British Columbia Lottery Corporation that the Person does not in fact control the body corporate; or

(ii)	in the case of the British Columbia Lottery Corporation, a partnership or unincorporated organization is controlled by a Person with an ownership interest therein representing more than twenty per cent (20%) of the assets of the partnership or organization or such ownership interest is held, by or for the benefit of that Person;

(iii)	in the case of the Ontario Gaming and Lottery Corporation, a body corporate is controlled by a Person or Persons if:

(A)	such person holds or beneficially owns a sufficient number of the voting rights attached to all outstanding Voting Securities of such body corporate to affect materially the control of such body corporate;

(B)	any combination of persons, acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding, hold or beneficially own in total a sufficient number of the voting rights attached to all outstanding Voting Securities of such body corporate to affect materially the control of such body corporate;

(C)	such Person holds or beneficially owns an ownership interest representing more than 20% of the assets of any partnership, trust or other unincorporated organization; or

(D)	such Person has the direct or indirect power or authority to influence or direct the approval of a decision, the management, actions or policies of the body corporate or to prevent the approval of a decision, the management, actions or policies of the body corporate through any contractual right or other power or interest with or over the body corporate;

In addition, a Person or Persons acting jointly or in concert will be deemed to Control a body corporate if such Person or Persons holds or beneficially owns more than 20% of the Voting Securities of such body corporate.

(c)	“Control Person” means any Person that directly or indirectly controls the Corporation, but excluding any Person whose securities are publicly traded and that is not under the control of any Person or combination of persons, acting jointly or in concert.

(d)	“corporation” includes a body corporate, partnership and unincorporated organization; and

(e)	“Gaming Authorities” means any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any business or enterprise or any Gaming Facility (including the British Columbia Gaming Policy and Enforcement Branch, the Alberta Gaming and Liquor Commission, and the Alcohol and Gaming Commission of Ontario or any successor agencies responsible for regulation of gaming on behalf of the Provinces of Alberta, British Columbia or Ontario) owned, managed or operated by the Corporation.

(f)	“Gaming Facility” means any gaming or pari-mutuel wagering establishment including any casino or racino, and other property or assets related, ancillary or complementary thereto, or used in connection therewith, including any hotels, resorts, race tracks for horseracing, horse racing teletheatres, off track wagering sites, bingo facilities, facilities for casino gaming, community gaming centres, card clubs, theatres, parking facilities, recreational vehicle parks, retail shops, restaurants, pubs, golf courses, marinas vessels, barges and ships and other similarly licensed facilities, related or ancillary businesses or recreation and entertainment facilities or any other class of facilities prescribed by any Governmental Authority.

(g)	“Gaming Laws” means all applicable provisions of all: (i) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of Gaming Authorities and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling, gaming or Gaming Facility activities conducted by the Corporation within its jurisdiction; (ii) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority; and (iii) operating or service agreements with any Crown agency, corporation or other body responsible for the conduct and management of gaming on behalf of any Governmental Authority relating to any Gaming Facility, including all amendments thereto.

(h)	“Governmental Authority” means any nation or government, any state, province territory, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

(i)	“ownership interest” means an interest in a corporation under all circumstances or under some circumstances that have occurred and are continuing, and includes a security currently convertible into such an interest and currently exercisable options and rights to acquire such an interest or such a convertible security.

(j)	“Person” includes an individual, corporation, body corporate, firm, partnership, society or other incorporated body, limited liability company, governmental authority, association, union, syndicate, joint venture, trust, trustee, executor, administrator or other legal representative, as the context requires.

(k)	“Significant Interest” means

(i)	in the case of the British Columbia Lottery Corporation, ownership interests (including but not limited to (i) outstanding voting shares and (ii) one or more securities issued by the Corporation if the amount paid up under the securitiy or securities is equal to or greater than 5% of the aggregate paid up capital of the Corporation) in the Corporation which, in the aggregate, are five percent (5%) or more, or such other amount as may be established by the British Columbia Lottery Corporation or the British Columbia Gaming Policy and Enforcement Branch from time to time, of the total ownership interests in the Corporation; and

(ii)	in the case of the Ontario Lottery and Gaming Corporation, shares, units, interests or other securities carrying voting rights under all circumstances, or under some circumstances that have occurred and are continuing, or that may be triggered by the holder thereof, including securities convertible into such shares, units, interests or securities and exercisable options and rights to acquire such shares, units, interests or securities, or to acquire such convertible securities (“Voting Securities”) of the Corporation or of any Control Person to which are attached, in the aggregate, more than ten percent (10%), or such other amount as may be established by the Ontario Lottery and Gaming Corporation from time to time, of the votes that may ordinarily be cast to elect directors or appoint or dismiss the managing partners or partners or the trustee or trustees of the Corporation or such Control Person, as the case may be.

(l)	“Subject Shareholders” means a Person, a group of Persons acting in concert or a group of Persons who, in the reasonable opinion of the Corporation, are acting in concert.

4.	No Person or Subject Shareholder will hold, beneficially own or control, either directly or indirectly, through any associate or affiliate, through anyone with whom such person is acting jointly or in concert, or by way of any right or entitlement whatsoever in agreement or at law, a Significant Interest, unless the Person or Subject Shareholder first obtains (i) the written consent of the British Columbia Gaming Policy and Enforcement Branch, and then obtains the written consent of the British Columbia Lottery Corporation, and/or, as applicable (ii) the written consent Ontario Lottery and Gaming Corporation; and

5.	A Person or Subject Shareholder who holds, beneficially owns or controls, either directly or indirectly, a Significant Interest will not:

(a)	dispose, in any manner whatsoever, of any portion of such Significant Interest; or

(b)	acquire, in any manner whatsoever, a greater Significant Interest,

if such disposition or acquisition would result in a change of control of the Corporation, unless the Person or Subject Shareholder has first obtained (i) the written consent of the British Columbia Gaming Policy and Enforcement Branch, and then obtains the written consent of the British Columbia Lottery Corporation, and/or, as applicable (ii) the written consent Ontario Lottery and Gaming Corporation, to such disposition or acquisition.

Any consent required under paragraphs 4 and 5 may be subject to conditions expressly specified, designated or approved in writing by the British Columbia Lottery Corporation, British Columbia Gaming Policy and Enforcement Branch or Ontario Lottery and Gaming Corporation, and no Person or Subject Shareholder will hold, beneficially own or control, either directly or indirectly, a Significant Interest except in compliance with such conditions and any such disposition or acquisition will only be effective upon compliance with such conditions.

For the purposes hereof, each Person who is a member of a group of Persons all of whom are associates of each other will each be deemed to beneficially own all ownership interests of the Corporation which are collectively held, beneficially owned or controlled, either directly or indirectly, by the members of such group.

6.	No Person or Subject Shareholder shall acquire or dispose of, directly or indirectly, through any associate or affiliate, through anyone with whom such person is acting jointly or in concert, or by way of any right or entitlement whatsoever in agreement or at law, in one or more transactions, 5% or more, or such other amount as may be established by the Gaming Authorities from time to time, of the ownership interests of voting securities (including but not limited to (i) outstanding voting shares and (ii) one or more securities issued by the Corporation if the amount paid up under the security or securities is equal to or greater than 5% of the aggregate paid up capital of the Corporation) of the Corporation without providing advance written notice to Corporation and receiving the advance approval of the Corporation and the Gaming Authorities.

7.	If the Corporation becomes aware that a Subject Shareholder has failed, or may fail, to comply with the provisions in paragraphs 4, 5 or 6, or if the ownership of shares of the Corporation by a Subject Shareholder is inconsistent with Gaming Laws, the Corporation shall be entitled to take any of the following actions:

(a)	promptly notify the British Columbia Lottery Corporation or Ontario Lottery and Gaming Corporation, as applicable;

(b)	not issue or register the transfer of any ownership interest in the Corporation;

(c)	not distribute any funds that may be payable or become payable to the ownership interest until such contravention is remedied;

(d)	suspend all voting and participation rights attached to such ownership interest in the Corporation (to the extent permitted by applicable law);

(e)	place a stop transfer on any shares or securities of the Corporation legally or beneficially owned or controlled by the Subject Shareholder;

(d)	apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, seeking an injunction to prevent a breach or continuing breach of such provisions or Gaming Laws or for an order directing that the number of shares giving rise to the breach of such provisions or Gaming Laws be sold or otherwise disposed of in a manner that the Court may deem appropriate;

(e)	make application to the British Columbia Securities Commission, its successors or assigns, or such other Governmental Authority having jurisdiction over the affairs of the Corporation, to effect a cease trading order or such similar restriction against the Subject Shareholder until such time as the Subject Shareholder complies with such provisions or Gaming Laws; and

(f)	apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for such other relief as may be required to give effect to the share restrictions contained in paragraphs 4, 5 and 6.

8.	The provisions of paragraphs 4, 5 and 6 shall not apply to the ownership, acquisition or disposition of the shares of the Corporation as a result of:

(a)	any transfer of shares of the Corporation occurring by operation of law including, inter alia, the transfer of voting shares of the Corporation to a surviving joint tenant, trustee in bankruptcy or committee of a shareholder;

(b)	an acquisition by one or more underwriters or portfolio managers who hold shares of the Corporation for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with paragraphs 4, 5 and 6; and

(c)	shares of the Corporation held by a person who provides centralized facilities for the clearing of trades in securities of the Corporation and is acting solely as an intermediary of the payment of funds or the delivery of securities.

9.	If the Corporation becomes aware that a Subject Shareholder has contravened, or may contravene, any of the requirements of paragraphs 4, 5 or 6, the Corporation shall give the Subject Shareholder notice in writing (the “Notice”) setting out:

(a)	the number of shares of the Corporation, if known by the Corporation, that are owned or controlled, either directly or indirectly, by the Subject Shareholder giving rise to the contravention, or reasonably anticipated contravention, of the requirements of paragraphs 4, 5 or 6;

(b)	that the Subject Shareholder is, or may become, in breach of the requirements of paragraphs 4, 5 or 6;

(c)	if the Subject Shareholder is in breach of the requirements of paragraphs 4, 5 or 6, that the Subject Shareholder forthwith rectify the breach; and

(d)	that, upon failure of compliance with the requirements of paragraphs 4, 5 or 6 by the Subject Shareholder, the Corporation may take action as contemplated by paragraphs 7, 10 and 11 without further notice to the Subject Shareholder.

10.	Upon receipt of Notice from the Corporation, the Subject Shareholder shall, within 30 days of the date of the Notice, dispose of or otherwise transfer that number of shares of the Corporation giving rise to the contravention of the requirements of paragraphs 4, 5 or 6, or deposit in escrow with the Corporation, that number of shares of the Corporation giving rise to the contravention of the requirements of paragraphs 4, 5 or 6, to be held by the Corporation until such time as the Subject Shareholder’s ownership of the shares of the Corporation is in compliance with such paragraphs.

11.	If the Corporation is holding shares in escrow for a Subject Shareholder pursuant to paragraph 10 above and the British Columbia Lottery Corporation, the Ontario Lottery and Gaming Corporation or the applicable Gaming Authorities do not consent to the proposed acquisition or disposition of shares by the Subject Shareholder, the Corporation may upon written notice to the Subject Shareholder:

(a)	sell the shares it holds in escrow through the facilities of the Toronto Stock Exchange or such other exchange, market or quotation system upon which the Corporation’s shares may be listed or quoted from time to time (the “Exchange”) and distribute the proceeds of such sales to the Subject Shareholder; or

(b)	repurchase, for cancellation, the shares it holds in escrow at a price equal to the 10-day weighted average trading price of the Corporation’s shares on the Exchange and distribute the proceeds from such sale to the Subject Shareholder.

12.	At the request of the Corporation, a Subject Shareholder owning, or proposing to acquire or hold shares of the Corporation, must deliver forthwith to the Corporation, a certificate of compliance in a form prescribed by the Corporation (a “Certificate of Compliance”) certifying compliance with paragraphs 4, 5 and 6 or certifying that no breach of such paragraphs has or may occur by the acquisition of shares of the Corporation by the Subject Shareholder.

13.	If a Subject Shareholder fails to provide a Certificate of Compliance within the time period prescribed by the Corporation in the Notice, the Corporation may suspend the Subject Shareholder’s share rights as set out in paragraph 7(c) and 7(d).

14.	Delivery of the Certificate of Compliance to the Corporation shall constitute satisfactory evidence of compliance with or breach of paragraphs 4, 5 or 6 and the directors, officers, employees and agents of the Corporation shall be entitled to rely on the Certificate of Compliance and shall be exempt from liability for any action taken or not taken in reliance upon such Certificate of Compliance.

The Corporation shall have no obligation to effect any transaction with respect to the issuance, transfer of shares or otherwise deal with shares of the Subject Shareholder until a Certificate of Compliance is received and the Corporation is reasonably satisfied that no breach of paragraphs 4, 5 and 6 exists or will occur.

15.	The directors shall be divided into three classes: Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the Corporation’s first annual meeting of shareholders following the date hereof (the “Effective Date”), Class II directors shall initially serve for a term expiring at the Corporation’s second annual meeting of shareholders following the Effective Date and Class III directors shall initially serve for a term expiring at the Corporation’s third annual meeting of shareholders following the Effective Date, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created, and directors so chosen shall serve for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her success shall have been duly elected and qualified.

16.	Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall by given in the manner provided in the by-laws of the Corporation.

GTWY HOLDINGS LIMITED
(the “Corporation”)

BY-LAW NO. 1

By-laws regulating the business and affairs
of the Corporation

1.	Board of Directors and Board Committees

(a)	Number of Directors - Subject to any minimum and maximum number of directors specified in the Articles, the number of directors to be elected at any meeting of shareholders shall be the number of directors then in office, or such other number as has been determined from time to time by resolution of the board of directors.

(b)	Committees - The board of directors may appoint from among their numbers one or more committees of directors, however designated, and subject to the Canada Business Corporations Act and the regulations promulgated thereunder, all as amended from time to time (the “Act”), may delegate to such committee or committees any of the powers of the directors. The board of directors shall appoint a chairman of each such committee to serve at the pleasure of the board. Subject to the Act and By-laws, and unless otherwise determined by resolution of the board of directors, a majority of the members of a committee shall constitute a quorum for meetings of committees, and in all other respects, each such committee shall have the power to determine its own rules of procedure.

2.	Meetings of Shareholders

(a)	Place and Time - Meetings of shareholders of the Corporation shall be held at the registered office of the Corporation or at such other place within Canada on such date and at such time as may be determined from time to time by the board of directors. To the extent permitted by the Act, meetings of shareholders may be held entirely by means of a telephonic, electronic or other communication facility, including teleconferencing, video conferencing, computer link, webcasting and other similar means.

(b)	Executive Chairman - The Executive Chairman of the Board, if any, or, in his absence or in case of his inability or refusal or failure to act, such other person (other than a person who is an executive officer or employee of the Corporation) as may have been designated by the Executive Chairman of the Board to exercise such function in his absence, shall preside at meetings of shareholders. In the absence of all such persons or, in case of their inability or refusal or failure to act, the persons present entitled to vote shall choose another director as chairman and if no director is present, or if all the directors present refuse to act, then the persons entitled to vote shall choose one of their number to be chairman of the meeting.

(c)	Quorum - At all meetings of shareholders, except meetings at which only holders of one or more classes or one or more series of preferred shares are entitled to vote, it shall be necessary in order to constitute a quorum for two persons entitled to vote at the meeting to be present and for not less than 15 per cent of the outstanding shares of the Corporation which may be voted at the meeting to be represented in person or by proxy or by a duly authorized representative of a shareholder. At all meetings at which only holders of a particular class or series of preferred shares are entitled to vote, it shall be necessary in order to constitute a quorum for two persons entitled to vote at the meeting to be present. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of any meeting of shareholders, the holders present or represented of a majority of the shares represented at the meeting may adjourn the meeting to a fixed time (at least 24 hours after the time fixed for the meeting) and place, but no other business may be transacted. Notwithstanding the foregoing, at such adjourned meeting the shareholder or shareholders entitled to vote then present or represented shall constitute a quorum.

(d)	Proxies - A shareholder is entitled to vote in person or by proxy or, if a body corporate or an association, by any individual duly authorized by a resolution of the directors or governing body of the body corporate or association. To the extent permitted by the Act, the directors may provide for the depositing and tabulation of proxies by telephonic, electronic or other communication means.

(e)	Procedure at Meetings - The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chairman of a meeting may determine the procedures of the meeting in all respects.

(f)	Scrutineers - The chairman of a meeting of shareholders may, or if a ballot is to be taken shall, appoint one or more persons who need not be shareholders to act as scrutineers of the meeting or any adjournment or postponement thereof.

(g)	Addresses of Shareholders - If no address appears in the records of the Corporation, such notice or document may be sent to such address as may be considered to be the most likely to result in the notice or document reaching the shareholder. The accidental omission to give any notice or document to any shareholder shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

(h)	Notice of Business to be Brought before a Meeting

(i)	At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in a notice of meeting (a “Meeting Notice”) given by or at the direction of the board of directors; (B) if not specified in a Meeting Notice, otherwise brought before the meeting by the board of directors or the Executive Chairman of the board; or (C) otherwise properly brought before the meeting by a shareholder present in person who: (1)(a) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2(h) and at the time of the meeting; (b) is entitled to vote at the meeting; and (c) has complied with this Section 2(h) in all applicable respects; or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (C) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting. The only matters that may be brought before a special meeting are the matters specified in the Meeting Notice given by or at the direction of the person calling the meeting, and shareholder shall not be permitted to propose business to be brought before a special meeting. For purposes of this Section 2(h) and Section 2(i), “present in person” shall mean that the shareholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such proposing shareholder, appear at such meeting. A “qualified representative” of such proposing shareholder shall be a duly authorized officer, manager or partner of such shareholder or any other person authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting. Shareholders seeking to nominate persons for election to the board of directors must comply with Section 2(i) and Section 2(j) and this Section 2(h) shall not be applicable to nominations except as expressly provided in Section 2(i) and Section 2(j).

(ii)	Without qualification, for business to be properly brought before an annual meeting by a shareholder, the shareholder must (A) provide Timely Notice (as defined below) thereof in writing and in proper form to the Corporate Secretary of the Corporation and (B) provide an Update (as defined below) at the times and in the forms required by this Section 2(h). To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (the “Executive Offices”) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)	To be in proper form for purposes of this Section 2(h), a shareholder’s notice to the Corporate Secretary shall set forth:

(A)	As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Shareholder Information”);

(B)	As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital required to approve or adopt the proposal or otherwise solicit proxies from shareholder in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner (such disclosures, “Exempt Disclosures”); and

(C)	As to each item of business that the shareholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder, and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (C) shall not include any Exempt Disclosures.

For purposes of this Section 2(h), the term “Proposing Person” shall mean (A) the shareholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (C) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation (a “Participant”).

(iv)	A Proposing Person shall update and supplement its notice (an “Update”) to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2(h) shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such Update shall be delivered to, or mailed and received by, the Corporate Secretary at the Executive Offices not later than five (5) business days after the record date for shareholders entitled to vote at the meeting (in the case of an Update required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of an Update required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof) (such Updates within such time periods, “Timely Updates”). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the shareholders.

(v)	Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2(h). The presiding officer of the meeting shall, if the facts warrant, determine that any business was not properly brought before the meeting in accordance with this Section 2(h), and if he or she should so determine, he or she shall so declare at the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi)	This Section 2(h) is expressly intended to apply to any business proposed to be brought before an annual meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2(h) with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2(h) shall be deemed to affect the rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii)	For purposes of these By-Laws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(i)	Notice of Nominations for Election to the Board of Directors.

(i)	Nominations of any person for election to the board of directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (A) by or at the direction of the board of directors, including by any committee or persons authorized to do so by the board of directors or these By-Laws, or (B) by a shareholder present in person (as defined in Section 2(h)) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2(i) and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2(i) and Section 2(j) as to such notice and nomination. The foregoing clause (B) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the board of directors at an annual meeting or special meeting.

(ii)

(A)	Without qualification, for a shareholder to make any nomination of a person or persons for election to the board of directors (a “Nominee”) at an annual meeting or, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, a special meeting, the shareholder must (1) provide Timely Notice (as defined in Section 2(h) or below, as applicable) thereof in writing and in proper form to the Corporate Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such Shareholder and its Nominee as required by this Section 2(i) and Section 2(j) and (3) provide an Update at the times and in the forms required by this Section 2(i) and Section 2(j). To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the Executive Offices not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2(h)) of the date of such special meeting was first made.

(B)	In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(C)	In no event may a Nominating Person (as defined below) provide Timely Notice in respect of a greater number of Nominees than are, based on these By-Laws and the Articles of Incorporation, subject to election at the applicable meeting by the holders of the class of shares that the Nominating Person beneficially owns. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice set forth in Section 2(h), (2) the date set forth in the last sentence of clause (ii)(a) of this Section 2(i) or (3) the tenth day following the date of public disclosure (as defined in Section 2(h)) of such increase.

(iii)	To be in proper form for purposes of this Section 2(i), a shareholder’s notice to the Corporate Secretary shall set forth:

(A)	As to each Nominating Person, the Shareholder Information (as defined in Section 2(h)(iii)(A), except that for purposes of this Section 2(i) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2(h)(iii)(A));

(B)	As to each Nominating Person, any Disclosable Interests (as defined in Section 2(h)(iii)(B), except that for purposes of this Section 2(i) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2(h)(iii)(B) and the disclosure with respect to the business to be brought before the meeting in Section 2(h)(iii)(B) shall be made with respect to the election of directors at the meeting); and

(C)	As to each Nominee, (1) all information with respect to such Nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 2(i) and Section 2(j) if such Nominee were a Nominating Person, (2) all information relating to such Nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and Nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2(j)(i).

For purposes of this Section 2(i), the term “Nominating Person” shall mean (A) the shareholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (C) any Participant.

(iv)	A Nominating Person shall provide Timely Updates as defined in Section 2(h)(iv), except that for purposes of this Section 2(i) an Update shall be made with respect to its intent to submit a Nominee pursuant to this Section 2(i) rather than propose business at an Annual meeting pursuant to Section 2(h).

(v)	In addition to the requirements of this Section 2(i) with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(j)	Additional Requirements for Directors.

(i)	To be eligible to be a candidate for election as a director of the Corporation (a “Nominee”) at an annual meeting or special meeting, a Nominee must be nominated in the manner prescribed in Section 2(i) and Nominee, whether nominated by the board of directors or by a shareholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such Nominee given by or on behalf of the board of directors, including pursuant to Section 2(i) of these By-Laws), to the Corporate Secretary at the Executive Offices, (A) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, share ownership and independence of such Nominee and (B) a written representation and agreement (in form provided by the Corporation) that such Nominee (1) is not and, if elected as a director during his or her term of office, will not become a party to (a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2b) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with such Nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any Nominee, the secretary of the Corporation shall provide to such Nominee all such policies and guidelines then in effect), and (4) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such Nominee would face re-election.

(ii)	The board of directors may also require any Nominee to furnish such other information as may reasonably be requested by the board of directors in writing prior to the meeting of shareholders at which such Nominee’s nomination is to be acted upon in order for the board of directors to determine the eligibility of such Nominee to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(iii)	A Nominee shall provide Timely Updates as defined in Section 2(h)(iv), except that for purposes of this Section 2(j) an Update shall be made with respect to the information provided or required to be provided pursuant to this Section 2(j) rather than pursuant to Section 2(h).

(iv)	No Nominee shall be eligible for nomination as a director of the Corporation unless such Nominee and the Nominating Person seeking to nominate such Nominee has complied with Section 2(i) and this Section 2(j), as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2(i) and this Section 2(j), and if he or she should so determine, he or she shall so declare such determination at the meeting, the defective nomination shall be disregarded and any ballots cast for the Nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the Nominee in question) shall be void and of no force or effect.

(v)	Notwithstanding anything in these By-Laws to the contrary, no Nominee shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2(i) and this Section 2(j).

3.	Meetings of Directors

(a)	Place, Time and Notice - Subject to the provisions of any resolution of the board of directors, meetings of the board of directors will be held on such day and at such time and place as the Chief Executive Officer or Executive Chairmen of the Corporation or any two directors may determine. Notice of meetings of the board will be given to each director not less than 72 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected. To the extent permitted by the Act, meetings of the board of directors may be held entirely by means of a telephonic, electronic or other communication facility, including teleconferencing, video conferencing, computer link, webcasting and other similar means.

(b)	Chairman - Subject to the provisions of any resolution of the board of directors, the Chairman of the Board, if any, or, in his absence or in case of his inability or refusal or failure to act, such other director (other than a director who is an executive officer or employee of the Corporation), if any, designated from time to time by the Chairman of the Board to exercise such function in his absence, shall preside at meetings of the board of directors, and the chairman of a committee, if any, or, in case of his absence or inability or refusal or failure to act, that one member of the applicable committee (who is a director other than a director who is an executive officer or employee of the Corporation), if any, designated by the chairman of the committee to exercise such function in his absence, shall preside at meetings of the committee. If the Chairman of the Board or committee chairman, as applicable, and such designated director, if any, be absent or unable or refuse or fail to act, the directors present may choose a chairman from among their number. The chairman at any meeting of directors or a committee may vote as a director.

(c)	Quorum - A majority of the directors in office shall constitute a quorum for a meeting of the board of directors.

(d)	Voting - Questions arising at a meeting of the directors or any committee shall be decided by a majority of the votes cast. In case of an equality of votes, the chairman of the meeting shall not have a casting vote in addition to the vote to which he is entitled as a director.

4.	Indemnification of Directors and Officers

(a)	Indemnity - Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his heirs and representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which he is involved by reason of that association with the Corporation or such other entity, if

(i)	he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the Corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(b)	Insurance - The Corporation may purchase and maintain insurance for the benefit of any person referred to in clause 4(a) hereof against such liability as the board of directors may from time to time determine and as permitted by the Act.

5.	Delegation

Without limit to the powers of the board of directors as provided in the Act, but subject to any limitations as provided in the Act, the board of directors may from time to time on behalf of the Corporation delegate to one or more persons whether or not directors or officers of the Corporation all or any of their powers to such extent and in such manner as the board of directors shall determine at the time of each such delegation.

6.	Execution of Documents

Contracts, documents or instruments in writing requiring execution by the Corporation will be signed by hand by any one officer or director of the Corporation (whether under the corporate seal of the Corporation, if any, or otherwise) and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution

(a)	to appoint any officer or any other person on behalf of the Corporation to sign by hand (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver either contracts, documents or instruments in writing generally or to sign either by hand or by electronic transmission or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver specific contracts, documents or instruments in writing, and

(b)	to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation’s behalf to sign either by hand or by electronic transmission or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in this by-law includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

7.	Notices

(a)	Method of Giving Notices - Subject to the Act, any notice (which term includes any communication or other document) to be given (which term includes sent, delivered or served) pursuant to the Act the Articles, the by-laws or otherwise to a shareholder, director, officer or auditor may be given and, if so given, shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid ordinary mail (except in the event of an actual or threatened stoppage or slow-down in mail delivery, in which case an alternate method of giving notice shall be used) or if sent to him at his recorded address (which term shall include his recorded facsimile number or electronic mail address) by means of any prepaid transmitted or recorded communication, including by means of telecopy, facsimile or otherwise by electronic means. A notice so delivered shall be deemed to have been given and received when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box and shall be deemed to have been received at the time it would be delivered in the ordinary course of mail, unless there are reasonable grounds for believing that the person to whom it is delivered or mailed did not receive the document within that time or at all. A notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or transmitted by or on behalf of the Corporation, and shall be deemed to have been received at the same time, unless there are reasonable grounds for believing that the person to whom it is sent did not receive the notice within that time or at all. Notwithstanding the foregoing, any notice so delivered (other than by prepaid ordinary mail), dispatched or transmitted to the recorded address after 5:00 p.m. local time at the place of delivery or on a Saturday, Sunday or banking holiday (a “non-business day”) at the place of delivery, shall be deemed to have been received at 8:00 a.m. local time on the first day thereafter that is not a non-business day. The corporate secretary may change or cause to be changed the recorded address of any shareholder, director, officer or auditor in accordance with any information believed by him to be reliable. Nothing in this section shall be construed as precluding the giving of notice by the Corporation in any other manner.

(b)	Persons Entitled by Death or Operation of Law - Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

8.	Miscellaneous

(a)	Invalidity of any provisions of this by-law. The invalidity or unenforceability of any provision of this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

(b)	Omissions and errors. The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

9.	Interpretation

In this by-law and all other by-laws of the Corporation words importing the singular number only include the plural and vice versa; words importing any gender include all genders; words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities; “board” means the board of directors of the Corporation; “Canada Business Corporations Act ” means the Canada Business Corporations Act, R.S.C. 1985, Chapter C-44, c. B.16 as from time to time amended, re-enacted or replaced; “meeting of shareholders”; and terms that are not otherwise defined in this by-law have the meanings attributed to them in the Canada Business Corporations Act means an annual meeting of shareholders and/or a special meeting of shareholders.

10.	Repeal of Previous By-laws

All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. The repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, the repealed by-laws before their repeal.

This By-law No. 1 was made by the directors of the Corporation ________________, 2019 and confirmed by the shareholders of the Corporation on ________________, 2019.

ADOPTED by the Board of Directors on the ___ day of _______________, 2019.

GTWY HOLDINGS LIMITED

By:
	Name:	Gabriel de Alba
	Title:	Executive Chairman